     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000
                                                      REGISTRATION NO. 333-33818
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SERVICEWARE.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                           7372                            25-1647861
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              333 ALLEGHENY AVENUE
                          OAKMONT, PENNSYLVANIA 15139
                                 (412) 826-1158
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  MARK TAPLING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SERVICEWARE.COM, INC.
                              333 ALLEGHENY AVENUE
                          OAKMONT, PENNSYLVANIA 15139
                                 (412) 826-1158
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   EDUARDO VIDAL                                     MARIE CENSOPLANO
                   NIKOS BUXEDA                            PAUL, HASTINGS, JANOFSKY & WALKER LLP
                   DAVID WEXLER                                       399 PARK AVENUE
            MORGAN, LEWIS & BOCKIUS LLP                          NEW YORK, NEW YORK 10022
                  101 PARK AVENUE                                     (212) 318-6000
             NEW YORK, NEW YORK 10178
                  (212) 309-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                    AGGREGATE OFFERING                        AMOUNT OF
       SECURITIES TO BE REGISTERED                      PRICE(1)                          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share.....             $86,250,000                             $22,770
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION, DATED [            ], 2000

PROSPECTUS

                                              SHARES

                             [SERVICEWARE.COM LOGO]

                                  COMMON STOCK

                            ------------------------

This is the initial public offering of ServiceWare.com, Inc. We are selling all of the shares of common stock offered under this prospectus. We anticipate that
the initial public offering price will be between $     and $     per share.

There is currently no public market for our shares. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "SVCW".

SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                PER
                                                               SHARE            TOTAL
                                                              --------         --------
Public offering price.......................................  $                $
Underwriting discounts and commissions......................  $                $
Total proceeds, before expenses, to us......................  $                $

                            ------------------------

The underwriters may purchase up to an additional           shares of common
stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares in New York, New York on or about
[            ], 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.                                                SG COWEN
          WIT SOUNDVIEW
                             C.E. UNTERBERG, TOWBIN
               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Summary Consolidated Financial Information..................     3
Risk Factors................................................     4
Use of Proceeds.............................................    18
Dividend Policy.............................................    18
Dilution....................................................    19
Capitalization..............................................    20
Selected Historical Financial Data..........................    21
Unaudited Pro Forma Condensed Consolidated Financial Data...    22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    23
Business....................................................    30
Management..................................................    41
Certain Transactions........................................    49
Principal Stockholders......................................    52
Description of Capital Stock................................    55
Shares Eligible for Future Sale.............................    57
Underwriting................................................    60
Legal Matters...............................................    62
Experts.....................................................    62
Where You Can Find Additional Information...................    62
Index to Consolidated Financial Statements..................   F-1

     An electronic version of this prospectus is available on the regular Web site (http://www.witcapital.com) being maintained by Wit SoundView Corporation, which is acting as a co-manager in this initial public offering. An electronic version of this prospectus is also available on our Web site (http://www.serviceware.com). Other than the electronic version of this prospectus, the information on our Web site and Wit SoundView Corporation's Web site is not a part of this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the financial statements. In this prospectus, "we", "us" and "our" refer to ServiceWare.com, Inc. and its subsidiaries unless the context requires otherwise.

                                  OUR BUSINESS

     We are a leading provider of software and content solutions that businesses use to provide an Internet-based e-service platform to their customers, partners, suppliers and employees. We develop and market a comprehensive service solution to meet the needs of these end-users who, together, form an extended enterprise. Our eService Suite(TM) includes licensed and subscription-based software and content products that enable businesses to capture enterprise knowledge, solve their end-users' problems, reuse solutions and share captured knowledge through the Internet. Additionally, our patented Cognitive Processor(TM) contained in the eService Suite continually learns at each request, keeping knowledge up-to-date and accurate and providing end-users with relevant and useful answers to their questions. Our customers include Andersen Consulting, Clarify, Compaq, Hewlett-Packard, Marconi Communications, Merrill Lynch, Pfizer and Texas Instruments.

     Despite the urgent need for comprehensive service solutions, current service offerings have not kept pace with the rapid evolution of e-commerce and traditional commerce. Traditional service solutions, such as call centers and help desks, have proven to be neither scalable nor cost-effective for the enterprise. Despite attempts to streamline these operations, companies have been unable to eliminate the inefficiencies of these solutions due to labor-intensive and time-consuming customer interactions and the high turnover rates of service professionals. Customers are becoming increasingly dissatisfied with current service solutions because the limitations of these systems result in unacceptable levels of service. The increasing dissatisfaction with current customer service and the heightened expectations resulting from the growth of the Internet require a solution which includes intelligent application software and content.

     Using our eService Suite, our customers can develop and manage a knowledge base of service-related support information and disseminate that knowledge through multiple communication channels, such as telephone support, e-mail, chat and Web-based self-service. Additionally, our Internet-based knowledge portal, RightAnswers.com(TM), enables our customers to access a continuously updated knowledge base of content obtained from leading technology companies, including Microsoft, Apple, Novell and 3Com, as well as our internally produced knowledge content. We also offer integration, training and consulting services that enable our customers to realize the benefits of our eService Suite.

     We have established distribution alliances with leading providers of complementary Internet software technologies who resell or co-market our solutions. We currently have strategic distribution and marketing alliances with several vendors, including Clarify, Kana Communications, Oracle, Peregrine Systems, Remedy, Siebel Systems and Tivoli.

     Our products enable our customers to provide e-service solutions that are intelligent in that they are interactive, adaptable, and have the capability to update themselves automatically. Customers can use our software and content products separately or as an integrated solution to reduce the cost and improve the quality of customer service. We believe that our solutions provide our customers with a number of key benefits, including:

     - Strengthened Relationships with End-Users. Our solutions allow enterprises to provide their customers and other end-users with easy-to-use, intuitive, timely, and accurate service. By providing a better and more user-friendly experience, our solutions increase the likelihood that a business' customers will complete specific transactions and that an enterprise will be able to attract and retain its customers.

     - Decreased Operating Costs. By enabling end-users to access customer service online and aiding customer service agents to more effectively handle user requests, our solutions provide cost savings and improve employee productivity.

     - Improved Dissemination of Enterprise Knowledge. Our eService Suite enables our customers to develop a common knowledge base of intellectual capital and make it available throughout the extended enterprise. Additionally, our eService Suite provides a self-learning capability that continually learns at each request keeping responses up-to-date and accurate.

     - Seamless Integration with Existing Solutions. By integrating with existing call center and help desk products, workflow tools, knowledge bases and other applications, our software helps customers preserve their investments in legacy systems.

     Our objective is to leverage our Internet-based platform to become the leading worldwide provider of e-service solutions. To achieve our goal, we intend to enhance our technology and product leadership, broaden our content solutions to new vertical markets, expand our Internet-based delivery model, continue to build brand awareness, strengthen strategic alliances and increase our international presence.

                             CORPORATE INFORMATION

     We were first incorporated as a Pennsylvania corporation in January 1991 as ServiceWare, Inc. In March 2000, we changed our name to ServiceWare.com, Inc. We plan to reincorporate as a Delaware corporation on or before the effective date of this offering and simultaneously approve new by-laws, a new stock incentive plan and a new employee stock purchase plan. For purposes of this prospectus, the information described herein describes our company as it will be constituted upon our reincorporation as a Delaware corporation and, unless otherwise indicated, also assumes the occurrence of a 3-for-2 stock split that we intend to effect on or before the effective date of this offering. Our executive offices are located at 333 Allegheny Avenue, Oakmont, Pennsylvania 15139. Our telephone number is (412) 826-1158. Our Web site is http://www.serviceware.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered.................................       shares
Common Stock to be Outstanding After this Offering...       shares
Use of Proceeds......................................  We intend to use the net proceeds from this offering for general corporate purposes,
                                                       including the repayment of our term loan,
                                                       expanding our software development staff and
                                                       our sales and marketing capabilities,
                                                       international expansion, possible strategic
                                                       acquisitions or investments and working
                                                       capital requirements.
Proposed Nasdaq National Market Symbol...............  SVCW

     The outstanding share information is as of February 29, 2000. This
information excludes           shares of common stock issuable upon exercise of
options outstanding as of February 29, 2000, with a weighted average exercise
price of $     per share and           shares of common stock issuable upon
exercise of outstanding warrants with a weighted average exercise price of
$     per share.

     Unless otherwise indicated, all information contained in this prospectus:

     - assumes conversion of all outstanding convertible preferred stock into common stock upon the closing of this offering; and

     - assumes the underwriters' over-allotment option is not exercised.

                      SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the financial data for our business. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1995     1996      1997      1998       1999
                                               ------   -------   -------   -------   --------
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $2,906   $ 5,037   $ 9,686   $12,923   $ 17,652
Operating loss...............................     (70)     (995)   (1,548)   (3,803)    (9,889)
Net loss.....................................     (40)     (948)   (1,508)   (3,816)   (10,062)
Net loss applicable to common shareholders...  $  (91)  $(1,004)  $(1,568)  $(3,940)  $(10,157)
Basic and diluted net loss per share(1)......  $(0.01)  $ (0.14)  $ (0.23)  $ (0.57)  $  (1.25)
Weighted average shares outstanding used in
  computing basic and diluted net loss per
  share(1)...................................   7,900     7,107     6,914     6,933      8,102
Pro forma net loss per share from continuing
  operations(1)..............................                                            (0.46)
Shares used in computing pro forma basic and
  diluted net loss per share(1)..............                                           22,064

                                                                     DECEMBER 31, 1999
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL     PRO FORMA(2)    AS ADJUSTED(3)
                                                         -------    ------------    --------------
                                                                    (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................  $ 6,623      $ 6,623
Working capital (deficit)..............................   (2,762)      (2,762)
Total assets...........................................   26,734       26,734
Outstanding debt including capital leases..............    4,402        4,402
Stockholders' equity (capital deficiency)..............   10,661       10,661

---------------
(1) See notes 2 and 12 of "Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing per share data before adjustment for our 3-for-2 stock split.

(2) The pro forma amounts reflect the automatic conversion of our Series A, B, C, D and E convertible preferred stock into our common stock, which will occur upon the closing of this offering.

(3) Pro forma as adjusted amounts reflect the pro forma adjustments as well as
    the sale of        shares of our common stock in this offering at the
    initial public offering price of $     per share, after deducting estimated
    underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT LINE OF BUSINESS UPON WHICH YOU MAY EVALUATE US.

     We have undergone a number of changes in our business model. We began in 1991 as a provider of consulting services, and later developed and sold content relating to technology products for use by customer service operations. In July 1999, we acquired the Molloy Group and its complementary software product suite. Recently, we integrated our product offerings with those of the Molloy Group and launched a suite of software and content products targeted at businesses. These products are intended to form the basis of their e-service solutions. As a result, we have a limited operating history in our current line of business upon which an investor may evaluate the merits of investing in our common stock. Our prospects are subject to the risks, expenses and uncertainties encountered by companies in the new and rapidly evolving markets for e-service solutions. These risks include:

     - the failure to continue to develop and extend our online service brands and software products;

     - the rejection of our content and software products by our customers and their end-users;

     - our inability to maintain and increase traffic on our Internet-based knowledge portal, RightAnswers.com;

     - the entrance of new competitors into our market; and

     - the inability to attract and retain qualified personnel.

If we fail to address successfully these risks, our business, financial condition or results of operations could be materially adversely affected.

ALTHOUGH WE HAVE ACHIEVED RECENT REVENUE GROWTH, WE HAVE A HISTORY OF LOSSES, ANTICIPATE THAT WE WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

     Our limited operating history in our current line of business and the uncertain nature of the markets in which we compete make it difficult or impossible to predict future results of operations. Therefore, our recent annual revenue growth should not be an indicator of the rate of revenue growth, if any, we can expect in the future.

     As of December 31, 1999, we had an accumulated deficit of $17.2 million. Although our revenue has grown in recent periods, we cannot assure investors that our revenues will continue at their current level or increase in the future. We have not achieved profitability on a quarterly or annual basis to date. We anticipate that we will continue to incur net losses for the foreseeable future. In 1997, we incurred net losses of $1.5 million, while in 1998, we incurred net losses of $3.8 million, and in 1999, we incurred net losses of $10.1 million. We currently expect to increase our operating expenses significantly, expand our software development staff and our sales and marketing expenditures, and continue to develop and extend our knowledge portal, RightAnswers.com. If these expenses precede or are not followed by increased revenues, our business, results of operations and financial condition could be materially adversely affected.

OUR QUARTERLY OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, SO IT IS DIFFICULT TO DRAW CONCLUSIONS ABOUT OUR FUTURE PERFORMANCE BASED ON OUR PAST PERFORMANCE.

     Our quarterly operating results have varied significantly in the past due to factors such as the size and timing of orders, the level of price and product competition, the demand for our products, changes in pricing policies by us or our competitors and the number, timing and significance of product enhancements and new product announcements by our competitors and us. As a result of these and other factors, it is likely that in one or more future quarters our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely be adversely affected.

     In addition, our quarterly operating results depend on factors such as:

     - our ability to develop, introduce and market new and enhanced versions of our services and products on a timely basis;

     - the budgeting cycles of our customers;

     - subscriptions or maintenance agreements;

     - investments in research and development;

     - the expansion of marketing and sales and distribution channels;

     - product life cycles, software bugs and other product quality problems;

     - changes in our strategy;

     - changes in the level of operating expenses; and

     - general domestic and international economic conditions.

     Our projected expense levels are based on our expectations regarding future revenue and are relatively fixed in the short term. If revenue levels are below expectations in a particular quarter, operating results and net income are likely to be disproportionately adversely affected because our fixed expenses are greater than our variable expenses. A significant percentage of our revenues is typically derived from non-recurring sales to a limited number of customers. Since we recognize licenses revenues upon installation and training, sales orders from new customers in a quarter might not be recognized during that quarter. Delays in the implementation and installation of our software near the end of a quarter could cause quarterly revenue and, to a greater degree, results of operations to fall substantially short of anticipated levels. We often recognize revenues for existing customers shortly after an order is received because installation and training can generally be completed in significantly less time than for new customers. We may miss recognizing revenues at the end of a quarter due to delays in the receipt of expected orders by existing customers. Delays in recognizing revenues may also occur as a result of delayed reporting by our distributors.

     Because of these and other factors, revenues in any one quarter are not indicative of revenues in any future period and, accordingly, we believe that certain period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

THE E-SERVICE SOLUTIONS MARKET IS NEW AND EVOLVING AND, IF IT DOES NOT GROW RAPIDLY, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     The e-service solutions market is an emerging industry, and it is difficult to predict how large or how quickly it will grow, if at all. Customer service historically has been provided primarily in person or over the telephone with limited reference materials available for the customer service representative. Our business model assumes that companies which provide customer service over the telephone will find value in aggregating institutional knowledge by using our eService Suite and will be willing to access our content over the Internet. Our business model also assumes that companies will find value in providing some of their customer service over the Internet rather than by telephone. Our success will depend on the broad commercial acceptance of, and demand for, these e-service solutions.

WE ARE CURRENTLY IN THE PROCESS OF RE-BRANDING AND EXPANDING OUR PRODUCT LINES AND INTEGRATING OUR PRODUCTS WITH RIGHTANSWERS.COM. CUSTOMERS MAY NOT ACCEPT OR DESIRE THESE CHANGES.

     Our future financial performance will depend, in significant part, on customer acceptance of our eService Suite software product line and RightAnswers.com, both of which became widely available to customers in December 1999. Since 1996, we have been selling technology-related content products on CD-ROMs under the brand name Knowledge-Pak Desktop Suite(TM). These content products form the basis of the newly released RightAnswers.com product offering in both its Web and CD-ROM versions. In 1997, we began selling the companion Knowledge-Pak Architect(TM) and Knowledge-Pak Viewer(TM) software applications, which allow our customers to modify our content products or develop their own knowledge bases for customer service and support. In 1999, we acquired a complementary software product suite from the Molloy Group. The eService Suite integrates Knowledge-Pak Architect(TM) and Knowledge-Pak Viewer(TM) under a different brand name, adds the self-learning capability acquired from the Molloy Group to the software and connects our customers' knowledge base to RightAnswers.com. We cannot be sure that this product line will provide the benefits described in this prospectus, gain broad commercial acceptance or compete successfully against products from other vendors.

OUR CONTENT PARTNERSHIPS MAY BE TERMINATED OR NOT RENEWED.

     We currently have content partnerships with Microsoft, Apple, Novell and 3Com. These partnerships provide our RightAnswers.com product offering with content for the knowledge base. If these partnerships are terminated or not renewed, our business may be adversely affected.

OUR FAILURE TO EXPAND OUR DIRECT SALES FORCE WILL IMPEDE OUR GROWTH.

     Our ability to achieve significant growth in the future will largely depend on our success in recruiting and training a sufficient number of direct sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires require training and take time to achieve full productivity. Our recent hires and planned new hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future. If we fail to expand our direct sales force, our revenue may not grow or it may decline.

OUR FAILURE TO DEVELOP NEW RELATIONSHIPS AND ENHANCE EXISTING RELATIONSHIPS WITH THIRD-PARTY DISTRIBUTORS, SOFTWARE VENDORS AND VALUE-ADDED RESELLERS THAT HELP SELL OUR SERVICES AND PRODUCTS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We derive a significant portion of our product revenues from third-party software distributors, vendors and value-added resellers. Our ability to achieve revenue growth in the future will depend on our success in continuing to develop new relationships and enhance existing relationships with these software distributor, vendors and value-added resellers. Additionally, the loss of a third-party distributor could significantly adversely affect our financial results. In 1999, sales to one distributor accounted for 17% of our recognized revenues. At times, we rely on these third parties to recommend and sell our products to their customers, and to install and support our products for their customers. Because of our reliance, we face the risk that these software distributors, vendors and value-added resellers may:

     - choose not to recommend, install or sell our products;

     - develop, market or recommend software applications that compete with our products;

     - fail to implement their products and/or our e-service solutions and services on the schedule required by the customers;

     - encounter their own financial or operational problems;

     - change their business strategy;

     - terminate their business relationships with us; or

     - be acquired by companies who choose to limit or discontinue relationships with us.

     If any of these risks occur, our business, financial condition and results of operations are likely to be materially adversely affected.

WE HAVE RELATIVELY FEW CUSTOMERS, AND THE LOSS OF ONE OR MORE OF OUR PRINCIPAL CUSTOMERS WOULD HARM OUR FINANCIAL RESULTS.

     Our results of operations in any given period have depended to a significant extent upon sales to a small number of customers. Our loss of one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations. Further, in the event of any downturn in any existing or potential customer's business or general economic conditions, licenses and subscriptions for our products and services may be deferred or terminated, resulting in a material adverse effect on our business, financial condition and results of operations.

DUE TO THE LENGTHY SALES CYCLES OF OUR PRODUCTS AND SERVICES, THE TIMING OF OUR SALES ARE DIFFICULT TO PREDICT AND MAY CAUSE US TO MISS OUR REVENUE EXPECTATIONS.

     Our products and services are typically intended for use in applications that may be critical to a customer's business. In certain instances, effective use of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes that accompany the commitment of significant resources. These delays may worsen in the future if a greater proportion of our total revenues, as we anticipate, is derived from our eService Suite, which has a high average contract size. For these and other reasons, the sales cycle associated with the licensing of our products and subscription for our services typically ranges between six and 18 months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. Because of the lengthy sales cycle for our products and services, we may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources.

WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, AND, IF WE DO, WE FACE RISKS RELATING TO INTERNATIONAL OPERATIONS.

     A component of our strategy is our planned increase in efforts to attract more international customers. We are currently exploring business opportunities in Europe. To date, we have only limited experience in providing our products and services internationally. We cannot assure you that we will be able to market our services and products successfully in international markets. In addition, by doing business in international markets, we face risks, such as unexpected changes in tariffs and other trade barriers, fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political instability, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact our international operations.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE OR UPDATE OUR CONTENT IN A COST-EFFECTIVE MANNER.

     The software industry is characterized by rapid technological change, including changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards. Our content products are comprised of a large amount of information that needs to be updated frequently, requiring us to continue to invest substantial resources in order to maintain the accuracy and utility of our content. Also, we rely upon some of our customers and other third parties to provide data

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

and other support for the ongoing updating of these products. Our customers or third parties, which may have significantly greater financial and marketing resources than we do, may compete with us in the future and could discontinue their relationships with us. Our future success will depend, in part, on our ability to enhance our existing services and products. We must also develop new technologies, services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis.

     The development and enhancement of products and services to keep pace with these changes entails significant technical and financial risks. We may not be able to use new technologies effectively, adapt products and services to evolving industry standards or develop, introduce and market new products and services. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these products and services, and our new product and service enhancements may not achieve market acceptance.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES, AND THE LOSS OF THIS TECHNOLOGY COULD DELAY IMPLEMENTATION OF OUR PRODUCTS, INJURE OUR REPUTATION OR FORCE US TO PAY HIGHER ROYALTIES.

     We rely, in part, on technology that we license from a small number of software providers for use with our products. After the expiration of these licenses, this technology may not continue to be available on commercially reasonable terms, if at all, and may be difficult to replace. The loss of any of these technology licenses could result in delays in introducing our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the technology we license or may license in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments and a loss of product differentiation.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

     Our business requires the employment of highly skilled personnel. The recruitment and retention of experienced content and software developers and proficient technologists are particularly important to our performance and success. The loss of the services of any of our key personnel or the inability to recruit and retain experienced content and software developers and other proficient technologists in the future could have a material adverse effect on our business, financial condition and operating results. Even though we expect further growth in the number of our personnel, competition for this type of personnel is intense. In particular, we have experienced difficulty in hiring and retaining sales personnel, product managers, software developers and professional services employees. Our continued ability to compete effectively in our business depends on our ability to attract and retain the quality personnel our operations and development require.

PROBLEMS ARISING FROM THE USE OR INTEGRATION OF OUR PRODUCTS WITH OTHER VENDORS' PRODUCTS COULD CAUSE US TO INCUR SIGNIFICANT COSTS, DIVERT ATTENTION FROM OUR PRODUCT DEVELOPMENT EFFORTS AND CAUSE CUSTOMER RELATIONS PROBLEMS.

     Our customers generally use our products together with products from other companies. As a result, when problems occur in a customers' systems, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our technical personnel from our product development efforts and cause significant customer relations problems.

     Our ability to compete successfully also depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, specifically including customer-relationship-management software sold by Clarify, Kana Communications, Oracle, Peregrine Systems,

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

Remedy and Siebel Systems. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. If any one of them should close their programs' interface or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult and could delay or prevent our products' integration with future systems.

WE FACE A NUMBER OF INTEGRATION RISKS AND SIGNIFICANT GOODWILL COSTS RELATED TO THE RECENT ACQUISITION OF THE MOLLOY GROUP.

     We face integration risks and significant goodwill costs as a result of our acquisition of the Molloy Group in July 1999. In addition, we may not achieve value from the acquisition of the Molloy Group commensurate with the purchase price we paid. Although the integration of the Molloy Group is substantially complete, this integration may continue to place a significant burden on our management team. If we are unable to integrate the Molloy Group into our operations and its products into our products, our business, financial condition or results of operations may suffer.

     As a result of the Molloy Group acquisition, we have recorded a significant amount of goodwill that will adversely affect our operating results for the foreseeable future. As of December 31, 1999, we had goodwill and other purchased intangible assets of approximately $14.2 million, which we expect to amortize over two to four years from the date of the acquisition. If the amount of recorded goodwill or other intangible assets is increased or we have future losses and are unable to demonstrate our ability to recover the amount of the goodwill, the amount of amortization could be increased, or the period of amortization could be shortened. This would increase annual amortization charges or result in the write-off of goodwill in a one-time, non-cash charge, which could be significant and would likely harm our operating results.

IF WE ACQUIRE OTHER COMPANIES, WE MAY NOT BE ABLE TO INTEGRATE THEIR OPERATIONS EFFECTIVELY.

     Our industry is marked by intense competition and consolidation. As a result, we may find it necessary to expand through the acquisition of other companies providing services or having technologies and operations which are complementary to ours. Acquisitions entail numerous risks, including:

     - difficulties in the assimilation of acquired operations and products;

     - diversion of management's attention from other business concerns;

     - assumption of unknown material liabilities of acquired companies;

     - amortization of acquired intangible assets, which would reduce future reported earnings; and

     - potential loss of clients or key employees of acquired companies.

     We cannot assure investors that we will be able to successfully integrate any operations, personnel, services or products that might be acquired in the future, and our failure to do so could adversely affect our financial results and the value of our common stock.

THE INTENSIFYING COMPETITION WE FACE FROM BOTH ESTABLISHED AND RECENTLY FORMED ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     We compete in the emerging market for e-service solutions. We face competition from many firms offering a variety of products and services. In addition, we face competition from many free or low cost sources of information generally available via the Internet. Portions of our content products provided to us by our content providers may be the same as content offered by those content providers as part of their Internet-based service offerings. Large software vendors may choose to sell (or provide at low cost or no cost) content products addressing problems encountered by users of their software. In the future, because there are relatively low barriers to entry in the software industry, we expect to experience additional competition from new entrants into the e-service market. In particular, our current distributors or strategic partners may enter our market with competitive products. Many of these potential competitors have well-
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

established relationships with our current and potential customers, extensive knowledge of the e-service service industry, better name recognition, significantly greater financial, technical, sales, marketing and other resources and the capacity to offer single vendor solutions. It is also possible that alliances or mergers may occur among our competitors and that these newly consolidated companies could rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Greater competition may result in price erosion for our products and services, which may significantly affect our future operating margins.

CONTENT AND SOFTWARE PRODUCTS ARE PRONE TO ERRORS OR FAILURES.

     Content and software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have released products that contained defects, including inaccurate content, and discovered software errors in certain new versions of existing products and new products after their introduction. In the event that the information contained in our content products is inaccurate or perceived to be incomplete or out-of-date, our business, financial condition and results of operations could be materially adversely affected. Our products are typically intended for use in applications that may be critical to a customer's business. As a result, we expect that our customers and potential customers have a great sensitivity to product defects. We could, in the future, lose significant revenue as a result of software errors or defects, including inaccurate content.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS.

     Our products are critical to the operations of our customers' businesses. Any defects or alleged defects in our products entail the risk of product liability claims for substantial damages, regardless of our responsibility for the failure. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, these provisions may not be effective under the laws of certain jurisdictions. In addition, product liability claims, even if unsuccessful, may be costly and divert management's attention from our operations. Software defects and product liability claims may result in a loss of future revenue, a delay in market acceptance, the diversion of development resources, damage to our reputation or increased service and warranty costs.

WE COULD INCUR ADDITIONAL NON-CASH CHARGES ASSOCIATED WITH STOCK-BASED COMPENSATION ARRANGEMENTS.

     Our operating results may be impacted if we incur significant non-cash charges associated with stock-based compensation arrangements with employees and non-employees. We have issued options to employees and non-employees which are subject to various vesting schedules of up to 48 months. These expenses may result in us incurring net losses or increased net losses for a given period and this could seriously harm our operating results and stock price.

OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR RESOURCES, AND IF WE FAIL TO MANAGE OUR FUTURE GROWTH, OUR BUSINESS COULD SUFFER.

     We recently began to expand our operations rapidly and intend to continue this expansion. The number of our full-time employees increased from 153 as of January 1, 1999 to 209 as of February 29, 2000. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Our failure to manage properly these system and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our recruiting efforts. Our management may not be able to hire, train, retain and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities.

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

INTEGRATION OF A NEW MANAGEMENT TEAM AND NEW PERSONNEL MAY STRAIN OUR OPERATIONS AND OUR NEW MANAGEMENT TEAM MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     Five members of our senior management team have joined us since January 1, 1999. A significant reduction of employees occurred in conjunction with our acquisition of the Molloy Group in July 1999. Our new employees include a number of key managerial, sales, marketing, planning, technical and operations personnel who have not yet been fully integrated into our organization. In addition, our current senior management has limited experience working together in the management of a rapidly growing enterprise. If we are unable to integrate our new employees or if senior management fails to manage our growth effectively, our business, financial condition or results of operations may be adversely affected.

WE MAY NOT BE ABLE TO UPGRADE OUR SYSTEMS AND RIGHTANSWERS.COM TO ACCOMMODATE GROWTH IN THE E-SERVICE MARKET.

     We face risks related to the ability of RightAnswers.com to operate effectively with increased usage while maintaining the expected quality of performance. As the volume and complexity of e-service solutions increase, we will need to expand our systems and our network infrastructure hosted by third parties. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Our ability to connect and manage a substantially larger number of customers is unknown.

     Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Our network may be vulnerable to disruptions due to electronic attacks. Because the techniques used by computer hackers sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage by a third party of our internal network to date, if an actual or perceived breach of Internet security occurs in our internal systems or those of our customers, it could adversely affect the market perception of our products and services. In addition, a substantial number of our computer and communications systems are located in Oakmont, Pennsylvania. Our systems and operations are vulnerable to damage or interruption from fire, power loss, telecommunications failure and similar events. We have entered into service agreements with some of our customers that require minimum performance standards, including standards regarding the availability and response time of our remote content services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may harm our ability to attract and retain customers.

IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our products transmit their and their customers' confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our products, our reputation and business may be damaged, and if our contractual disclaimers and indemnities are not enforceable, we may be subject to liability.

OUR PLAN TO EXPAND OUR SERVICE CAPABILITY COULD ADVERSELY AFFECT GROSS PROFIT MARGINS AND OPERATING RESULTS.

     Revenues from services such as installation and training, consulting, customer support and maintenance contracts have lower gross margins than revenues from licenses and subscriptions. Therefore, any increase in the percentage of revenues generated from services as compared to revenues from licenses and subscriptions will lower our overall gross margins. In addition, an increase in the cost of revenues from services as a percentage of revenues could have a negative impact on overall gross margins. In the future,

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

we may also choose to outsource a portion of our services business. This may further contribute to erosion of our gross margins.

     Although margins related to revenues from services are lower than margins related to revenues from licenses and subscriptions, our services organization currently generates gross profits, and we are seeking to expand our services capability and our revenues from services.

     Revenues from services depend in part on renewals of technical support contracts by our customers, some of which may not renew their technical support contracts. Our ability to increase revenues from services will depend in large part on our ability to increase the scale of our services organization, including our ability to recruit and train a sufficient number of qualified services personnel successfully. We may not be able to do so.

     To meet our expansion goals, we expect to hire additional services personnel. If demand for our services does not increase in proportion to the number of additional personnel we hire, gross profits could fall, or we may incur losses from our services activities. In addition, the costs of delivering services could increase, and any material increase in these costs could reduce or eliminate the profitability of our service activities.

CHANGES IN OUR PRODUCT MIX MAY AFFECT OUR FUTURE OPERATING RESULTS.

     In the future, we may begin to offer licensing arrangements in which our customer purchases a license for a fixed or indefinite term. We plan to recognize revenues from these arrangements ratably over the life of the contract. If customer demand for these arrangements increases, we may have lower revenues in the short term than we otherwise would, because revenues for licenses sold under these arrangements will be recognized over time rather than upon installation and training.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS.

     Our business is dependent on proprietary technology and other intellectual property rights. We rely primarily on patent, copyright, trade secret and trademark law to protect our technology. We currently have two patents. One of these patents pertains to certain proprietary data structures and the other pertains to our Cognitive Processor. Our patents may not survive a legal challenge to their validity or provide meaningful protection to us. In addition, effective trademark protection may not be available for our trademarks.

     Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Further, we have granted certain third parties limited contractual rights to use proprietary information which they may improperly use or disclose. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology, and the agreements entered into for that purpose may not be enforceable.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This type of litigation could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition and operating results.

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

WE MAY BECOME SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD RESULT IN SIGNIFICANT COSTS, LOSS OF SIGNIFICANT RIGHTS AND HARM TO OUR REPUTATION.

     Third parties may claim that we have infringed their patent, copyright, trademark and other intellectual property rights. This risk may increase as the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies. Any claims, whether or not valid, could:

     - be time-consuming;

     - result in costly litigation;

     - divert the efforts of our technical and management personnel;

     - cause product shipment delays;

     - require us to develop non-infringing technology; or

     - disrupt our relationships with our customers or require us to enter into royalty or licensing agreements.

Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology, we would be forced to redesign our products or cease selling, incorporating or using products or services that incorporate the challenged intellectual property.

CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD AFFECT OUR FUTURE OPERATING RESULTS.

     Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and later amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9, which is effective for us for transactions entered into beginning January 1, 2000. The adoption of this pronouncement for fiscal year 2000 is not expected to materially affect our revenue recognition policies. In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. We believe our revenue recognition practices are in conformity with SAB No. 101.

     Accounting standard setters, including the Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to business combinations and stock-based compensation. Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the manner in which we recognize revenue or the way we account for stock compensation or for any acquisition we may pursue or other aspects of our business, in a manner that could adversely affect our reported financial results.

FACTORS OUTSIDE OUR CONTROL MAY MAKE OUR PRODUCTS LESS USEFUL.

     The effectiveness of our eService Suite depends in part on widespread adoption and use of our software by our customers' customer service personnel and on the quality of the solutions they generate. The knowledge base depends in part on solutions generated by customer service personnel and, sometimes, on the importation of a user's legacy solutions. If customer service personnel do not adopt and use our products effectively, necessary solutions will not be added to the knowledge base, and the knowledge base will not adequately address service needs. Some of our users have found that customer service personnel productivity initially drops while customer service personnel become accustomed to using our software. If an enterprise deploying our software has not adequately planned for and communicated its expectations regarding that initial productivity decline, customer service personnel may resist adoption of our software.

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

In addition, if less-than-adequate solutions are created and left uncorrected by a user's quality-assurance processes or if the legacy solutions are inadequate, the knowledge base will similarly be inadequate, and the value of our eService Suite to our users will be impaired. Thus, successful deployment and broad acceptance of our eService Suite will depend in part on whether our users effectively roll-out and use our software products and the quality of the users' existing knowledge base of solutions, each of which are outside our control.

WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CUSTOMERS, AND, IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

     If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. Some of our customers initially make a limited purchase of our products and services for pilot programs. These customers may choose not to purchase additional licenses or subscriptions to expand their use of our products. These customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase deployment licenses or additional development licenses. The effectiveness of our e-service solutions depends in part on the widespread adoption and use of our products by customer service personnel. Some of our customers who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer service personnel. If more customers decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these customers from additional licenses or maintenance agreements, and our financial position will be seriously harmed. Our business model depends on the expanded use of our products within our customers' organizations.

     In addition, as we introduce new versions of our products or new products, our current customers may not need our new products and may not ultimately license these products. Because the total amount of maintenance and service fees we receive in any period depends in large part on the size and number of licenses and subscriptions that we have previously sold, any downturn in our software licenses and subscriptions revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenues could be significantly adversely affected.

                     RISKS RELATED TO THE INTERNET INDUSTRY

OUR BUSINESS DEPENDS ON THE GROWTH OF THE INTERNET, THE CAPACITY AND VIABILITY OF THE INTERNET INFRASTRUCTURE AND OUR ABILITY TO ADAPT IN A RAPIDLY CHANGING INDUSTRY.

     Our products address a new and emerging market for e-service solutions to businesses' customer service needs. Therefore, our future success depends substantially upon the widespread adoption of the Internet as a significant medium for commerce and business applications. If this market fails to develop or develops more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. Moreover, critical issues like security, reliability, cost, accessibility and quality of service remain unresolved and may negatively affect the attractiveness of conducting commerce and business transactions over the Internet. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our products and services to changing or emerging technologies.

INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD HARM OUR BUSINESS.

     As e-commerce, e-service and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations tailored to the Internet covering issues like user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for e-commerce and e-service and, therefore, the market for our products and services.

     The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a violation of the Telecommunications Act's information and content provisions are currently unsettled. The imposition upon us and other software and service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act, the Act through which the Telecommunications Act of 1996 imposes criminal penalties, were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this new legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. This new legislation and the Communications Decency Act could dampen the growth of Internet usage and decrease its acceptance as a communications and commercial medium. In addition, similar or more restrictive laws in other countries could have a similar effect and hamper our plans to expand overseas.

THE IMPOSITION OF SALES TAX AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

     The imposition of new sales taxes or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. Congress may choose not to renew this legislation in 2001, in which case state and local governments would be free to impose additional taxes on electronically purchased goods.

     We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

PRIVACY CONCERNS RELATING TO THE INTERNET ARE INCREASING, WHICH COULD RESULT IN LEGISLATION THAT ADVERSELY AFFECTS OUR BUSINESS AND/OR REDUCES SALES OF OUR PRODUCTS.

     Businesses use our software capture information regarding their customers when those customers contact them online with customer service inquiries. Privacy concerns may cause visitors to resist providing the personal data necessary to allow our customers to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. Recently, a high-profile public company faced adverse and widely disseminated publicity regarding its handling of customer information. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. While we are not aware of any legislation or regulatory requirements of this type currently in effect in the United States, other countries and political entities, like the European Union, have adopted this kind of legislation or regulatory requirements and the United States may do so as well. If consumer privacy concerns are not adequately addressed, our business could be harmed.

IF WE DO NOT ADEQUATELY ADDRESS YEAR 2000 ISSUES, WE MAY INCUR SIGNIFICANT COSTS AND OUR BUSINESS COULD SUFFER.

     We are unaware of any problems that have arisen with respect to year 2000 issues in our current software products, our internal computer systems or in the computer systems of our vendors and partners.

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

Prior to January 1, 2000, we conducted a review of the potential impact that the change in the date to the year 2000 would have on our current products and computer systems. Based on this review, we determined that all of our current products and major computer systems are able to recognize and appropriately process dates commencing in the year 2000. Our historical costs to assess our year 2000 readiness have not been significant. Given the lack of any problems related to the year 2000 since the year change, we do not anticipate that we will experience any material problems related to the year 2000 in the future. As a result, we do not expect costs associated with these problems to have an adverse effect on our business and financial results. Nevertheless, the customer networks that incorporate our products and our own internal networks could fail as a result of the inability of our products and systems to correctly recognize dates after the year 2000. If we or our customers fail to remedy any year 2000 issues we could incur material costs or lost revenue.

            RISKS RELATED TO THIS OFFERING AND OUR CAPITAL STRUCTURE

WE MAY NOT BE ABLE TO OBTAIN FINANCING IF WE NEED IT IN THE FUTURE.

     We may require additional financing beyond the proceeds of this offering to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We can give investors no assurance that, when needed, additional financing will be available on favorable terms, if at all.

WE MAY NEED ADDITIONAL CAPITAL, AND RAISING ADDITIONAL CAPITAL MAY DILUTE EXISTING STOCKHOLDERS.

     We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, we may choose to, or be required to, raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders.

WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING.

     We intend to use the net proceeds from the sale of the shares of common stock offered through this prospectus for general corporate purposes, including expanding our software development staff and our sales and marketing capabilities, making strategic acquisitions, expanding internationally and meeting working capital requirements. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A MARKET WILL DEVELOP FOR OUR COMMON STOCK OR HOW VOLATILE THAT MARKET WILL BE.

     Prior to this offering, there has been no market for our common stock. The initial public offering price of our common stock will be determined by negotiations between us and Bear, Stearns & Co. Inc. and SG Cowen, our co-lead underwriters. The price of our common stock after this offering may fluctuate widely. The reasons for these fluctuations may include the business community's perception of our prospects and of the e-service industry in general. Differences between our actual operating results and those expected by investors and analysts and changes in analysts' recommendations or projections could also affect the price of our common stock. Other factors potentially causing volatility in the price for our common stock may include changes in general economic or market conditions and broad market fluctuations, particularly those affecting the prices of the common stocks of companies engaged in commerce related to the Internet. We will apply to include our common stock for quotation on the Nasdaq National Market. Inclusion in the Nasdaq National Market does not, however, guarantee that an active and liquid trading market for our common stock will develop.

WE MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND HARM OUR BUSINESS.

     The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in that type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

SUBSEQUENT TO THIS OFFERING, OUR OFFICERS AND DIRECTORS WILL STILL BE ABLE TO EXERT SIGNIFICANT CONTROL OVER OUR FUTURE DIRECTION AND OPERATIONS.

     Upon completion of this offering, our officers, directors and persons and entities affiliated with them, will beneficially own, in the aggregate,
approximately           % of the outstanding shares of our common stock
(          % if the underwriters' over-allotment option is exercised in full).
As a result, these stockholders, if acting together, would be able to control matters requiring stockholder approval, including the election of directors and the approval of a merger, consolidation or sale of all or substantially all of our assets.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of lock-up or holding periods could cause the market price of our common stock to decline. After this offering
we will have approximately        shares of common stock outstanding. All the
shares sold in this offering will be freely tradable. The remaining shares of common stock are deemed "restricted securities", as defined in Rule 144 under the Securities Act. Of the restricted securities, approximately shares of common stock, which are not subject to the 180-day lock-up agreements with the underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately additional shares of common stock, which are not subject to lock-up agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the effective date of the registration statement. Upon expiration of the lock-up agreements 180 days after the date of this prospectus, approximately additional shares of common stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The future sale of these shares by our current stockholders may adversely affect our stock price.

THIS OFFERING WILL CAUSE IMMEDIATE DILUTION.

     Investors in this offering will experience immediate and substantial
dilution in the net tangible book value of $     per share based on the assumed
initial public offering price of $          .

WE DO NOT ANTICIPATE PAYING DIVIDENDS.

     We do not anticipate paying cash dividends on our common stock in the foreseeable future.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE IT DIFFICULT FOR A THIRD-PARTY TO ACQUIRE US.

     Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control. These provisions may discourage bids for our common stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our common stock. In addition, upon consummation of this offering, our governing documents will provide for a staggered Board of Directors and authorize the issuance of up to five million shares of preferred stock. This preferred stock, which will be issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control.

                 CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

     Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including among other things:

     - implementing our business strategy;

     - developing and introducing new services and products;

     - obtaining and expanding market acceptance of the services and products we offer;

     - meeting our requirements with customers; and

     - competition in providing customer service solutions over the Internet.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. A description of some risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of our common stock in this offering of $ million, based on an initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $ million.

     We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of our term loan, expanding our software development staff and our sales and marketing capabilities, international expansion, possible strategic acquisitions or investments and working capital requirements. We evaluate potential strategic acquisitions or investments, but at the present time we have no understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, we intend to invest the net proceeds from this offering in United States government securities and investment-grade, interest-bearing instruments. We have made no material commitments or allocations for the net proceeds, and the use of the proceeds will depend upon developments and opportunities in our business and the Internet industry in general.

     The foregoing represents our present intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of this offering in a manner other than described in this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividend on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future payment of dividends will be made at the discretion of our Board of Directors based upon conditions then existing, including our earnings, financial condition and capital requirements, as well as such economic and other conditions as our Board of Directors may deem relevant.

                                    DILUTION

     The pro forma net tangible book value of our common stock, as of December 31, 1999, after giving effect to the conversion of all outstanding preferred stock to common stock immediately prior to this offering, was $(3.6) million or $(0.15) per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities divided by the number of shares of common stock outstanding. After giving effect to our sale of shares of common stock offered through this prospectus at the assumed initial
public offering price of $     per share (the mid-point of the filing range),
deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as adjusted as of December 31, 1999
would have been $          million, or $     per share of common stock. This
represents an immediate increase in net tangible book value as adjusted of
$     per share to existing stockholders, and an immediate dilution in net
tangible book value as adjusted of $     per share to new investors purchasing
shares of common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock.

     The following table illustrates the dilution per share as described above:

Assumed initial public offering price.......................    $
  Pro forma net tangible book value as of December 31, 1999
     (after giving effect to the conversion of all
     outstanding preferred stock immediately prior to this
     offering)..............................................
  Increase in net tangible book value attributable to new
     investors..............................................
Pro forma net tangible book value after this offering.......    $(0.15)
                                                                ------
Dilution per share to new investors.........................    $
                                                                ======

     The following table sets forth on a pro forma as adjusted basis, as of December 31, 1999, after giving effect to the conversion of all outstanding preferred stock immediately prior to this offering, the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering, assuming an initial public
offering price of $     per share before deducting estimated underwriting
discounts and commissions and estimated expenses payable by us:

                                                                TOTAL CASH
                                        SHARES PURCHASED       CONSIDERATION       AVERAGE
                                        -----------------    -----------------    PRICE PER
                                        NUMBER    PERCENT    AMOUNT    PERCENT      SHARE
                                        ------    -------    ------    -------    ---------
Existing stockholders.................                  %    $               %     $
New investors.........................
                                        ------     -----     ------     -----      ------
          Total.......................             100.0%               100.0%
                                        ======     =====     ======     =====      ======

     The foregoing tables assume no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment is exercised in full, the pro forma net tangible book value per share of common stock as of December 31, 1999, as
adjusted, would have been $     per share, which would result in dilution to the
new investors of $     per share, and the number of shares held by the new
investors would increase to        , or      % of the total number of shares to
be outstanding after this offering, and the number of shares held by the
existing stockholders would be          shares, or      % of the total number of
shares to be outstanding after this offering. As of February 29, 2000, there
were outstanding options and warrants to purchase an aggregate of        shares
of common stock with a weighted average exercise price of        per share,
       of which were then exercisable. We have also reserved up to an additional
       ,        and        shares of common stock for issuance upon the exercise
of options which had not yet been granted under our 1996 stock option plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan. To the extent options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table shows our capitalization as of December 31, 1999:

     - On an actual basis;

     - On a pro forma basis to give effect to: (1) the conversion of all outstanding preferred stock into common stock upon consummation of this offering and (2) the increase in the number of authorized shares of common stock; and

     - On a pro forma as adjusted basis to reflect the pro forma adjustment, as
       well as the sale of shares of        common stock in this offering after
       deducting underwriting discounts and commissions and estimated offering expenses.

                                                                      DECEMBER 31, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                       (IN THOUSANDS)
Long-term debt including capital leases
  (excluding current portion)..............................  $ 2,949     $ 2,949       $
                                                             -------     -------       -------
Stockholders' equity (capital deficiency)..................
  Convertible preferred stock, no par value, authorized;
     none issued and outstanding, pro forma and pro forma
     as adjusted...........................................   21,930          --
  Common stock and additional paid-in capital, no par
     value, 37,500,000 shares authorized, actual; 9,583,070
     shares issued and outstanding, actual; 100,000,000
     shares authorized, pro forma and pro forma as
     adjusted; 23,544,679 shares issued and outstanding,
     pro forma and      shares issued and outstanding, pro
     forma as adjusted.....................................    5,264      27,194
  Warrants.................................................      857         857
  Note receivable from common stockholders.................     (200)       (200)
                                                             -------     -------       -------
  Accumulated deficit......................................  (17,190)    (17,190)
     Total stockholders' equity (capital deficiency).......   10,661      10,661
                                                             -------     -------       -------
     Total capitalization..................................  $13,610     $13,610       $
                                                             =======     =======       =======

     The information in this table does not include the following:

     - shares of common stock issuable upon exercise of outstanding options as of February 29, 2000 with a weighted average price of $ per share.

     - shares of common stock reserved for issuance upon the exercise of options which have not yet been granted under our 1996 stock option plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan as of February 29, 2000.

     This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     Our results for the year ended December 31, 1999 reflect the July 23, 1999 acquisition of the Molloy Group, which was accounted for using the purchase method. Accordingly, the results of operations of the Molloy Group are included in our results from the applicable closing date. Since the date of the acquisition of the Molloy Group was completed in 1999, the effects of this transaction are reflected in the balance sheet, dated as of December 31, 1999. The following selected financial data are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.

                                                                         YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1995     1996      1997      1998       1999
                                                             ------   -------   -------   -------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
REVENUES
  Licenses and subscriptions...............................  $1,799   $ 4,106   $ 9,250   $11,284   $ 13,311
  Services.................................................   1,107       931       436     1,639      4,341
                                                             ------   -------   -------   -------   --------
Total revenues.............................................   2,906     5,037     9,686    12,923     17,652
COST OF REVENUES
  Cost of licenses and subscriptions.......................      82       250       126       372        982
  Cost of services.........................................     704       720       502     1,057      3,506
                                                             ------   -------   -------   -------   --------
Total cost of revenues.....................................     786       970       628     1,429      4,488
                                                             ------   -------   -------   -------   --------
GROSS MARGIN...............................................   2,120     4,067     9,058    11,494     13,164
OPERATING EXPENSES
  Sales and marketing......................................     738     1,960     4,326     7,198     11,582
  Research and development.................................     842     2,005     4,400     5,298      6,849
  General and administrative...............................     610     1,097     1,881     2,801      2,418
  Intangible assets amortization...........................      --        --        --        --      2,204
                                                             ------   -------   -------   -------   --------
Total operating expenses...................................   2,190     5,062    10,607    15,297     23,053
                                                             ------   -------   -------   -------   --------
LOSS FROM OPERATIONS.......................................     (70)     (995)   (1,549)   (3,803)    (9,889)
Other income (expense), net................................      27        47        40       (13)      (173)
                                                             ------   -------   -------   -------   --------
Loss before income taxes...................................     (43)     (948)   (1,509)   (3,816)   (10,062)
Income tax benefit.........................................      (3)       --        --        --         --
                                                             ------   -------   -------   -------   --------
NET LOSS...................................................  $  (40)  $  (948)  $(1,509)  $(3,816)  $(10,062)
Less preferred dividend amounts............................     (51)      (56)      (59)     (124)       (95)
                                                             ------   -------   -------   -------   --------
Net loss applicable to common stock........................  $  (91)  $(1,004)  $(1,568)  $(3,940)  $(10,157)
                                                             ======   =======   =======   =======   ========
Net loss per common share, basic and diluted...............  $(0.01)  $ (0.14)  $ (0.23)  $ (0.57)  $  (1.25)
                                                             ======   =======   =======   =======   ========
Shares used in computing per share amounts.................   7,900     7,107     6,914     6,933      8,102
                                                             ======   =======   =======   =======   ========

                                                                          DECEMBER 31,
                                                        ------------------------------------------------
                                                         1995      1996      1997      1998       1999
                                                        ------    ------    ------    -------    -------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $  462    $2,132    $1,955    $   891    $ 6,623
Working capital (deficit).............................   1,165     2,128       415     (3,819)    (2,762)
Total assets..........................................   2,053     4,523     6,706      6,357     26,734
Long-term debt including capital leases...............      --       129       416      1,968      4,402
Stockholders' equity (capital deficiency).............   1,472     2,999     1,498     (2,301)    10,661

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected historical consolidated financial information for the year ended December 31, 1999. The pro forma information reflects our acquisition of the Molloy Group using the purchase method of accounting and the effects of that acquisition. We have presented this pro forma information to give a better understanding of what our business might have looked like had we owned this acquired company since January 1, 1999. This company may have performed differently if it had actually been consolidated with our operations during the year ended December 31, 1999. Reliance should not be placed on the unaudited pro forma information as indicative of the historical results that would have had or the future results that will be experienced after the acquisition. A pro forma consolidated balance sheet as of December 31, 1999 is not presented as the effects of the acquisition are included in the historical consolidated balance sheet data as of December 31, 1999 presented in "Selected Historical Financial Data -- Balance Sheet Data."

     Our year ended December 31, 1999 column includes data for the June 23, 1999 Molloy Group acquisition beginning on July 24, 1999 through the end of the year. The pro forma amounts give effect to the acquisition as if it had occurred on January 1, 1999.

                                                SERVICEWARE.COM, INC.   MOLLOY GROUP, INC.
                                                     YEAR ENDED           7 MONTHS ENDED     ACQUISITION
                                                  DECEMBER 31, 1999       JULY 23, 1999      ADJUSTMENTS     PRO FORMA
                                                ---------------------   ------------------   -----------     ---------
                                                                           (UNAUDITED)       (UNAUDITED)    (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
REVENUES
  Licenses and subscriptions..................        $ 13,311               $ 1,596           $    --       $ 14,907
  Services....................................           4,341                 1,058                --          5,399
                                                      --------               -------           -------       --------
Total revenues................................          17,652                 2,654                --         20,306
COST OF REVENUES
  Cost of licenses and subscriptions..........             982                    10               333(1)       1,325
  Cost of services............................           3,506                   628                --          4,134
                                                      --------               -------           -------       --------
Total cost of revenues........................           4,488                   638               333          5,459
                                                      --------               -------           -------       --------
GROSS MARGIN..................................          13,164                 2,016              (333)        14,847
OPERATING EXPENSES
  Sales and marketing.........................          11,582                 1,083                --         12,665
  Research and development....................           6,849                   870                --          7,719
  General and administrative..................           2,418                 1,212                --          3,630
                                                      --------               -------           -------       --------
  Intangible assets amortization..............           2,204                    --             2,806(2)       5,010
Total operating expenses......................          23,053                 3,165             2,806         29,024
                                                      --------               -------           -------       --------
LOSS FROM OPERATIONS..........................          (9,889)               (1,149)           (3,139)       (14,177)
Other income (expense), net...................            (173)                 (180)              193(3)        (160)
                                                      --------               -------           -------       --------
NET LOSS......................................        $(10,062)              $(1,329)          $(2,946)      $(14,337)
Less preferred dividend amounts...............             (95)                   --                --            (95)
                                                      --------               -------           -------       --------
Net loss applicable to common stock...........        $(10,157)                   --                --       $(14,432)
                                                      ========               =======           =======       ========
Net loss per common share, basic and
  diluted.....................................        $  (1.25)              $    --           $    --       $  (1.54)
                                                      ========               =======           =======       ========
Shares used in computing per share amounts....           8,102                    --                --          9,370
                                                      ========               =======           =======       ========

---------------
(1) Represents amortization of $1.8 million in purchased technology associated with the acquisition as if it had occurred on January 1, 1999. Amortization is calculated using the straight line method over three years.

(2) Represents amortization of $14.8 million in intangible assets associated with the acquisition as if it had occurred on January 1, 1999. Amortization is calculated using the straight line method over two to four years.

(3) Represents interest expense that would not have been paid if the acquisition occurred on January 1, 1999 due to the conversion of subordinated convertible notes of various shareholders of the Molloy Group.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this discussion together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under "Risk Factors" and included in other portions of this prospectus.

OVERVIEW

     We were founded in 1991 as a provider of consulting services focused on helping businesses better incorporate knowledge into their customer service and support offerings. In March 1993, we pioneered the industry's first technical-support knowledge bases, called Knowledge-Paks, containing answers and solutions to commonly asked questions about the use of personal computers. In June 1996, we combined all of our existing Knowledge-Paks into a single knowledge content product called the Knowledge-Pak Desktop Suite. In August 1997, we began marketing the Knowledge-Pak Architect and the Knowledge-Pak Viewer software applications for knowledge management, which enable companies to modify our content products and develop their own knowledge bases for customer service and support.

     In July 1999, we acquired the Molloy Group in a stock transaction, which resulted in the Molloy Group's stockholders acquiring approximately 24% of our common stock. The Molloy Group's software products and technologies were complementary to our own existing products. Additionally, the Molloy Group provided us with experienced software developers and its patented Cognitive Processor technology, which has become the foundation of our self-learning solution. In December 1999, all of our existing software products and the newly-acquired Molloy Group's Knowledge Bridge and Knowledge Kiosk software products were integrated and offered to our customers as our eService Suite.

     In the first quarter of 2000, we combined significant new content from Microsoft, Apple, Novell and 3Com with our existing Knowledge-Pak Desktop Suite and Knowledge-Pak SAP R/3 Suite to create RightAnswers.com, an Internet-based knowledge portal which enables our customers to access a continuously updated database of technology-related content.

     We market and sell our products in North America through both our direct sales force and indirectly through software vendors and value-added resellers. Internationally, we market products primarily through value-added resellers, software vendors and system integrators. International revenues historically have not been a significant percentage of total revenues.

     We derive our revenues from licenses and subscriptions for software and content products and from providing related services, including installation and training, consulting, customer support and maintenance contracts. Licenses and subscriptions revenues include fees for both perpetual licenses and for periodic subscription access. Services revenues contain variable fees for installation, training and consulting, as well as fixed fees for customer support and maintenance contracts. We recognize revenues on license fees after a non-cancelable license agreement has been signed, the product has been delivered, the fee is fixed, determinable and collectable, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement. We recognize revenues on periodic subscription licenses over the subscription term. We recognize revenues on installation, training and consulting on a time-and-material basis, and customer support and maintenance contracts are recognized over the life of the contract.

     Cost of licenses and subscriptions revenues consists primarily of the expenses related to royalties, the cost of media on which our product is delivered, product fulfillment costs, amortization of purchased technology and salaries, benefits, direct expenses and allocated overhead costs related to product fulfillment and the costs associated with maintaining our RightAnswers.com Web site. Cost of services revenues consists of the salaries, benefits, direct expenses and allocated overhead costs of customer support and services personnel, fees for sub-contractors and the costs associated with maintaining our customer support site.

     We classify our operating costs into four general categories: sales and marketing, research and development, general and administrative and intangible assets amortization, based upon the nature of the costs. We allocate the total costs for overhead and facilities, based upon headcount, to each of the functional areas that use these services. These allocated charges include general overhead items such as building rent, equipment-leasing costs, telecommunications charges and depreciation expense. Sales and marketing expenses consist primarily of employee compensation for direct sales and marketing personnel, travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. Research and development expenses consist primarily of expenses related to the development and upgrade of our proprietary software, content and other technologies. These expenses include employee compensation for software developers, content developers and quality assurance personnel and for third-party contract development costs. General and administrative expenses consist primarily of compensation for personnel and fees for outside professional advisors. Intangible assets amortization expense consists of the amortization of intangible assets acquired through our acquisition of the Molloy Group. These assets are amortized on a straight line basis over their respective estimated useful lives.

RESULTS OF OPERATIONS

     The following table sets forth consolidated statement of operations data as a percentage of revenues for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
STATEMENT OF OPERATIONS DATA:
REVENUES
  Licenses and subscriptions................................   95.5%    87.3%    75.4%
  Services..................................................    4.5     12.7     24.6
                                                              -----    -----    -----
Total revenues..............................................  100.0    100.0    100.0
COST OF REVENUES
  Cost of licenses and subscriptions........................    1.3      2.9      5.5
  Cost of services..........................................    5.2      8.2     19.9
                                                              -----    -----    -----
Total cost of revenues......................................    6.5     11.1     25.4
                                                              -----    -----    -----
GROSS MARGIN................................................   93.5     88.9     74.6
OPERATING EXPENSES
  Sales and marketing.......................................   44.7     55.7     65.6
  Research and development..................................   45.4     41.0     38.8
  General and administrative................................   19.4     21.7     13.7
  Intangible assets amortization............................    0.0      0.0     12.5
                                                              -----    -----    -----
Total operating expenses....................................  109.5    118.4    130.6
                                                              -----    -----    -----
LOSS FROM OPERATIONS........................................  (16.0)   (29.4)   (56.0)
Other income (expense), net.................................    0.4     (0.1)    (1.0)
                                                              -----    -----    -----
Net loss....................................................  (15.6)%  (29.5)%  (57.0)%
Preferred dividends.........................................   (0.5)    (1.0)    (0.5)
                                                              -----    -----    -----
Net loss applicable to common stock.........................  (16.1)%  (30.5)%  (57.5)%
                                                              =====    =====    =====

FISCAL YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

  Revenues

     Total revenues were $9.7 million, $12.9 million and $17.7 million in 1997, 1998 and 1999, representing increases of $3.2 million, or 33%, from 1997 to 1998, and $4.8 million, or 37%, from 1998 to 1999. Licenses and subscriptions revenues increased from $9.2 million in 1997 by $2.1 million, or 23%, to $11.3 million in 1998, and by $2.0 million, or 18%, to $13.3 million in 1999. The increase in licenses and subscriptions revenues from 1997 to 1999 was attributable to an increased number of new customers and an increase in the average contract size. Service revenues increased from $0.4 million in 1997 by $1.2 million or 275% to $1.6 million in 1998, and by $2.7 million, or 165%, to $4.3 million in 1999. The increase in services revenues from 1997 through 1999 is primarily attributable to an increased number of new customers and a significant increase in the size of service contracts.

  Cost of Revenues

     Cost of revenues increased from $0.6 million in 1997 to $1.4 million in 1998 and to $4.5 million in 1999. Cost of revenues as a percentage of revenues increased from 6% in 1997 to 11% in 1998 and to 25% in 1999. Cost of licenses and subscriptions revenues increased from $0.12 million in 1997 to $0.37 million in 1998 and to $0.98 million in 1999. Cost of licenses and subscriptions revenues as a percentage of revenues increased from 1.3% in 1997 to 2.9% in 1998 to 5.6% in 1999. The increase in the cost of licenses and subscriptions revenues was primarily attributable to the overall growth in the number of customers. Cost of services revenues increased from $0.5 million in 1997 to $1.0 million in 1998 and to $3.5 million in 1999. Cost of services revenues as a percentage of revenues increased from 5.2% in 1997 to 8.2% in 1998 to 19.9% in 1999. The increase in the cost of service revenues was primarily attributable to an increase in the size of service staff.

  Operating Expenses

     Sales and Marketing. Sales and marketing expenses increased from $4.3 million in 1997 to $7.2 million in 1998 and to $11.6 million in 1999. Sales and marketing expenses as a percentage of revenues increased from 44.7% in 1997 to 55.7% in 1998 and to 65.6% in 1999. The increase from 1997 to 1999 and the increase as a percentage of revenues resulted primarily from increases in additional staffing and investments in sales and marketing activities.

     Research and Development. Research and development expenses increased from $4.4 million, or 45.4% of revenues, in 1997, to $5.3 million, or 41.0% of revenues, in 1998, and increased to $6.8 million, or 38.8% of revenues, in 1999. The increase in research and development expenses from 1997 to 1999 was primarily attributable to the increase in the number of software developers hired, and the decrease in research and development expenses as a percentage of revenues was primarily attributable to the pace of revenue growth exceeding the rate of growth in research and development expenses.

     General and Administrative. General and administrative expenses increased from $1.9 million in 1997 to $2.8 million in 1998 and decreased to $2.4 million in 1999. As a percentage of revenues, general and administrative expenses were 19.4% in 1997, 21.7% in 1998, and 13.7% in 1999. The increase from 1997 to 1998 resulted primarily from the addition of finance, human resources and executive and administrative personnel. The decrease from 1998 to 1999 was due to one time costs related to financing activities in 1998.

     Intangible Assets Amortization. Intangible assets amortization consists of the consideration in excess of the fair value of assets acquired and liabilities assumed in the acquisition of the Molloy Group in July 1999.

  Other Income (Expense), Net

     Other income (expense), net consists primarily of interest income received from the investment of proceeds from our financing activities, offset by interest expense and other fees related to our bank borrowings. Other income (expense), net decreased from $40,125 in 1997 to $(12,978) in 1998 and to $(173,213) in 1999. The decreases were a result of interest paid on outstanding loans.

QUARTERLY OPERATING RESULTS

     The following tables set forth our unaudited quarterly results of operations data for our eight most recent quarters, as well as the percentage of revenues represented by each item. You should read these tables along with our consolidated financial statements and related notes. We have prepared this unaudited information on the same basis as our audited financial statements, and it includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

                                                                     QUARTER ENDED
                                     -----------------------------------------------------------------------------
                                     MAR 31,   JUN 30,   SEP 30,   DEC 31,   MAR 31,   JUN 30,   SEP 30,   DEC 31,
                                      1998      1998      1998      1998      1999      1999      1999      1999
                                     -------   -------   -------   -------   -------   -------   -------   -------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
REVENUES
  Licenses and subscriptions.......  $ 2,239   $ 2,664   $3,102    $ 3,279   $ 2,733   $ 2,767   $ 3,137   $ 4,674
  Services.........................      279       305      567        488       747       872     1,223     1,499
                                     -------   -------   ------    -------   -------   -------   -------   -------
Total revenues.....................    2,518     2,969    3,669      3,767     3,480     3,639     4,360     6,173
COST OF REVENUES
  Cost of licenses and
    subscriptions..................       29        49       97        197       119       118       277       468
  Cost of services.................      167       203      352        335       693       697     1,010     1,106
                                     -------   -------   ------    -------   -------   -------   -------   -------
Total cost of revenues.............      196       252      449        532       812       815     1,287     1,574
                                     -------   -------   ------    -------   -------   -------   -------   -------
GROSS MARGIN.......................    2,322     2,717    3,220      3,235     2,668     2,824     3,073     4,599
OPERATING EXPENSES
  Sales and marketing..............    1,526     1,833    1,733      2,106     2,513     2,846     3,271     2,952
  Research and development.........    1,307     1,443    1,179      1,369     1,550     1,514     1,932     1,853
  General and administrative.......      533       912      639        717       412       452       661       893
  Intangible assets amortization...       --        --       --         --        --        --       943     1,261
                                     -------   -------   ------    -------   -------   -------   -------   -------
Total operating expenses...........    3,366     4,188    3,551      4,192     4,475     4,812     6,807     6,959
                                     -------   -------   ------    -------   -------   -------   -------   -------
LOSS FROM OPERATIONS...............   (1,044)   (1,471)    (331)      (957)   (1,807)   (1,988)   (3,734)   (2,360)
Other income (expense), net........       16        20      (18)       (31)      (36)      (68)      (29)      (40)
                                     -------   -------   ------    -------   -------   -------   -------   -------
Net loss...........................  $(1,028)  $(1,451)  $ (349)   $  (988)  $(1,843)  $(2,056)  $(3,763)  $(2,400)
Preferred dividends................      (16)      (16)     (46)       (46)      (47)      (48)       --        --
                                     -------   -------   ------    -------   -------   -------   -------   -------
Net loss applicable to common
  stock............................  $(1,044)  $(1,467)  $ (395)   $(1,034)  $(1,890)  $(2,104)  $(3,763)  $(2,400)
                                     =======   =======   ======    =======   =======   =======   =======   =======

                                                               AS A PERCENTAGE OF REVENUES
                                      -----------------------------------------------------------------------------
                                      MAR 31,   JUN 30,   SEP 30,   DEC 31,   MAR 31,   JUN 30,   SEP 30,   DEC 31,
                                       1998      1998      1998      1998      1999      1999      1999      1999
                                      -------   -------   -------   -------   -------   -------   -------   -------
REVENUES
  Licenses and subscriptions........     88.9%     89.7%    84.5%     87.0%      78.5%     76.0%     71.9%     75.7%
  Services..........................     11.1      10.3     15.5      13.0       21.5      24.0      28.1      24.3
                                      -------   -------   ------    ------    -------   -------   -------   -------
Total revenues......................    100.0     100.0    100.0     100.0      100.0     100.0     100.0     100.0
COST OF REVENUES
  Cost of licenses and
    subscriptions...................      1.2       1.7      2.6       5.2        3.4       3.2       6.3       7.6
  Cost of services..................      6.6       6.8      9.6       8.9       19.9      19.2      23.2      17.9
                                      -------   -------   ------    ------    -------   -------   -------   -------
Total cost of revenues..............      7.8       8.5     12.2      14.1       23.3      22.4      29.5      25.5
                                      -------   -------   ------    ------    -------   -------   -------   -------
GROSS MARGIN........................     92.2      91.5     87.8      85.9       76.7      77.6      70.5      74.5
OPERATING EXPENSES
  Sales and marketing...............     60.6      61.8     47.3      55.9       72.3      78.2      75.0      47.9
  Research and development..........     51.9      48.6     32.1      36.4       44.5      41.6      44.3      30.0
  General and administrative........     21.2      30.7     17.4      19.0       11.8      12.4      15.2      14.4
  Intangible assets amortization....      0.0       0.0      0.0       0.0        0.0       0.0      21.6      20.4
                                      -------   -------   ------    ------    -------   -------   -------   -------
Total operating expenses............    133.7     141.1     96.8     111.3      128.6     132.2     156.1     112.7
                                      -------   -------   ------    ------    -------   -------   -------   -------
LOSS FROM OPERATIONS................    (41.5)    (49.6)    (9.0)    (25.4)     (51.9)    (54.6)    (85.6)    (38.2)
Other income (expense), net.........      0.5       0.7     (0.5)     (0.8)      (1.0)     (1.9)     (0.7)     (0.7)
                                      -------   -------   ------    ------    -------   -------   -------   -------
Net loss............................    (40.8)%   (48.9)%   (9.5)%   (26.2)%    (53.0)%   (56.5)%   (86.3)%   (38.9)%
Preferred dividends.................     (0.7)     (0.5)    (1.3)     (1.2)      (1.3)     (1.3)       --        --
                                      -------   -------   ------    ------    -------   -------   -------   -------
Net loss applicable to common
  stock.............................    (41.5)%   (49.4)%  (10.8)%   (27.4)%    (54.3)%   (57.8)%   (86.3)%   (39.9)%
                                      =======   =======   ======    ======    =======   =======   =======   =======

     The increase in comparable quarterly licenses and subscriptions revenues for the 1998 and 1999 fiscal years primarily resulted from the growth in the number of customers and increases in the average contract size. The quarterly increases in revenues within each fiscal year are the result of the timing of installations and the results of sales promotions rather than an underlying seasonality. The increases in services revenues are the result of the increasing size of services engagements and increase in revenue from maintenance contracts.

     The increases in cost of revenues between comparable quarters are primarily the result of increases in the size of the service staff.

     The increases in operating costs over the periods presented primarily resulted from the growth in the size of the operating departments. The costs of intangible assets amortization reflect the amortization of the assets acquired in the acquisition of the Molloy Group.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have satisfied our cash requirements primarily through private placements of convertible preferred stock and common stock. As of December 31, 1999, we had $6.6 million in cash and cash equivalents. We believe that the cash proceeds from this offering, together with our existing cash balances, will be sufficient to meet anticipated cash requirements for at least the 12 months following the date of this prospectus. We may, nonetheless, seek additional financing to support our activities during the next twelve months or thereafter. There can be no assurance, however, that additional capital will be available to us on reasonable terms, if at all, when needed or desired.

     Net cash used in operating activities was $1.4 million for 1998 and $3.1 million for 1999. Cash used in operating activities for 1998 and 1999 resulted primarily from the net losses in those periods.

     Net cash used in investing activities of $1.1 million for 1998 and $1.5 million for 1999 was primarily attributable to property and equipment acquisitions.

     Net cash provided by financing activities was $1.5 million for 1998 and primarily consisted of proceeds from borrowings under our revolving line of credit and equipment loan. Net cash provided by financing activities was $10.4 million for 1999 and primarily consisted of net proceeds from the issuance of Series D preferred stock and our term loan.

     We have a secured credit facility with PNC bank. This facility consists of three sub-facilities: a revolving credit loan facility, a convertible equipment loan and a term loan.

     The revolving credit facility provides for $7.5 million of availability less the principal outstanding on the term loan and matures on December 10, 2001. Any amounts drawn under this facility bear interest at the Base Rate plus 0.50%. "Base Rate" is defined as the lesser of the bank's prime rate or the Federal Funds Effective Rate plus 2%. The availability of credit is based on a percentage of eligible accounts receivable. At December 31, 1999, $1.5 million was available for use and $1.25 million was outstanding on the revolving credit facility.

     The convertible equipment loan is for $0.75 million. On June 8, 2000, outstanding amounts under this loan will be converted to a single term loan which matures on June 1, 2003. Any amounts drawn under this facility bear interest at the Base Rate plus 0.75%. The availability of advances on this line is based on a percentage of invoice amounts for equipment acquisitions. At December 31, 1999, nothing had been drawn within the year, and $0.5 million was outstanding on the equipment loan from the previous equipment line. Principal repayments of this loan are required to be made upon conversion of the loan into the term loan in 36 equal installments beginning July 1, 2000.

     The term loan is for $2.5 million and is due in two equal installments on June 10, 2001 and December 10, 2001. However, upon the completion of this offering, the term loan must be repaid. Any amounts drawn under this facility bear interest at the Base Rate plus 2.25%. No amounts were outstanding under the term loan on December 10, 1999. At December 31, 1999, $2.5 million was outstanding on the term loan.

     In addition, as part of the consideration for this credit facility, we issued to PNC Bank warrants to purchase 120,000 shares of our common stock. These warrants need not be exercised at the offering and are entitled to certain registration rights. We also issued to PNC Bank warrants to purchase 10,221 shares of our common stock as part of the consideration for a bridge loan in the amount of $0.75 million which was repaid with the proceeds from the sale of our Series D convertible preferred stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We develop our products in the United States. We sell our products globally, through our direct sales force and independent distributors. As a result, our financial results are affected by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets. In the future, we expect to increase our international operations in our existing markets and in geographic locations where we do not currently have any operations.

     We collect a portion of our revenue and pay a portion of our operating expenses in foreign currencies. As a result, changes in currency exchange rates from time to time may affect our operating results. Currently, we do not engage in hedging transactions to reduce our exposure to changes in currency exchange rates, although we may do so in the future. We cannot assure you, however, that any efforts we may make in the future to hedge our exposure to currency exchange rate changes will be successful.

YEAR 2000 ISSUES

     We are unaware of any problems that have arisen with respect to year 2000 issues in our current software products, our internal computer systems or in the computer systems of our vendors. Prior to January 1, 2000, we conducted a review of the potential impact that the change in the date to the year 2000 would have on our current products and computer systems. Based on this review, we determined that all of our current products and major computer systems are able to recognize and appropriately process dates commencing in the year 2000. Our historical costs to assess our year 2000 readiness have not been significant. Given the lack of any problems related to the year 2000 since the year change, we do not anticipate that we will experience any material problems related to the year 2000 in the future. As a result, we do not expect costs associated with these problems to have a material adverse effect on our business and financial results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. The adoption of this pronouncement for fiscal year 2000 is not expected to materially affect our revenue recognition policies.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. We believe our revenue recognition practices are in conformity with SAB No. 101.

                                    BUSINESS

OVERVIEW

     We are a leading provider of software and content solutions that businesses use to provide an Internet-based e-service platform to their customers, partners, suppliers and employees. We develop and market a comprehensive service solution to meet the needs of these end-users who, together, form an extended enterprise. Our eService Suite includes licensed and subscription-based software and content products that enable businesses to capture enterprise knowledge, solve their end-users' problems, reuse solutions and share captured knowledge through the Internet. Additionally, our patented Cognitive Processor contained in the eService Suite continually learns at each request, keeping knowledge up-to-date and accurate and providing end-users with relevant and useful answers to their questions.

     Our eService Suite includes software and content products which enable our customers to develop and manage a knowledge base of service-related information. Our solutions also permit the dissemination of knowledge through multiple communication channels, such as telephone support, e-mail, chat and Web-based self-service. Additionally, our Internet-based knowledge portal, RightAnswers.com, enables our customers to access a continuously updated knowledge base of content obtained from leading technology companies, including Microsoft, Apple, Novell and 3Com, as well as our internally produced knowledge content. We also offer integration, training and consulting services that enable our customers to realize the benefits of our eService Suite. Our customers include Andersen Consulting, Clarify, Compaq, Hewlett-Packard, Marconi Communications, Merrill Lynch, Pfizer and Texas Instruments.

INDUSTRY BACKGROUND

  Evolution of e-Commerce and Impact on Customer Service

     The rapid growth in the number of users on the Internet has forced companies and other organizations to adjust to new ways of conducting business both online and offline. International Data Corporation projects that the number of Internet users worldwide will grow from 196 million in 1999 to 502 million in 2003. With this growth, e-commerce has rapidly evolved from businesses delivering predominantly static information about products and services to online commerce sites that provide transactional capabilities linking businesses to their customers. Today, e-commerce and traditional commerce are further evolving to link, via the Internet, all entities involved in producing, marketing, selling and servicing products.

     This evolution in e-commerce and traditional commerce has resulted in a growing need for improved service for end-users. The increased speed of online transactions in conjunction with the always-on nature of the Internet has resulted in end-users requiring information and service instantaneously on a twenty-four hours a day, seven days a week basis. The market for supplying products and services to businesses which allow them to provide online self-service alone is estimated by IDC to grow from $3 billion in 1999 to over $14 billion in 2003. Additionally, the increasingly complex nature of products and services has resulted in a tremendous increase in the volume of information which needs to be accessed by end-users.

  The e-Service Multiplier Effect

     Another important factor driving the growing need for effective online service is that e-commerce results in an e-service multiplier effect. This means that a single e-commerce transaction can generate multiple e-service interactions. These e-service interactions are not limited to the resolution of post-transaction problems, but in fact occur before, during and after an e-commerce transaction has been completed. According to Forrester Research, for example, in the business-to-consumer market, 19% of Internet purchasers need assistance during the shopping experience, 58% check on order status and 19% have questions immediately upon the receipt of shipped goods. Therefore, the ability to provide efficient, accurate e-service is becoming a vital part of the entire online and offline transaction experience.

     As a result of the e-service multiplier effect, superior e-service is increasingly the key to competitive differentiation for enterprises that formerly used price and selection as a means to attract and retain customers. Competition is increasingly driven by customer demand for prompt, accurate and personalized resolution of inquiries and problems. By successfully responding to these demands, companies are able to develop closer contacts and create long-term satisfaction and loyalty among their customers, partners, suppliers and employees. In turn, companies have the opportunity to increase their profitability per customer and reduce the need for continuous, substantial expenditures on marketing and other intensive customer acquisition and retention efforts.

  Existing Service Solutions are Inadequate

     Despite the urgent need for comprehensive service solutions, current service offerings have not kept pace with the rapid evolution of e-commerce and traditional commerce. These solutions fail to meet the expectations and demands of the extended enterprise. Traditional service solutions, such as call centers and help desks, are neither scalable nor cost-effective because of labor-intensive and time-consuming customer interactions and the high turnover rates of service professionals. Despite attempts to streamline certain segments of the service continuum, companies have been unable to eliminate the inefficiencies of these solutions. Additionally, alternatives to telephone support, such as online chat or automated e-mail response applications, have been used to augment existing service solutions. However, these applications have proven insufficient to answer questions or solve problems in a way that fully satisfies the service needs of the extended enterprise.

     In addition, current customer service software applications, which are used to provide information to call centers and help desks, are rarely customized or personalized to a company's preferences. This results, among other problems, in lengthy service cycles for even the simplest service inquiries. These problems are particularly acute for online businesses. For example, a Jupiter Communications survey discovered that approximately 50% of the Web sites surveyed took five or more days to respond, never responded or failed to post an e-mail address on their Web site to address customer service e-mail requests. Further, the inability of customer service systems to transfer information across existing service solutions often results in end-users having to describe their problem at each stage of the service process as they switch from one communication channel to another or escalate to increasing levels of assisted service. Increased call center volumes often overwhelm call centers and lead to inaccurate and delayed responses. Therefore, the optional e-service solution must provide intelligent self-service and must support the agents who provide assisted service to end-users.

  Requirements of a Comprehensive e-Service Solution

     The increasing dissatisfaction with current customer service and the heightened expectations resulting from the growth of the Internet requires a solution which includes intelligent application software and content. In order to enable businesses to provide superior e-service, a comprehensive solution needs to:

     - provide the option for a personalized self-service experience;

     - provide the end-user with the ability to escalate to assisted service and seamlessly transfer information across all communication channels, including e-mail, telephone, fax or chat, at any stage of interaction;

     - consolidate the knowledge base and intellectual capital throughout the organization and make it available throughout the extended enterprise;

     - learn through cumulative customer feedback and rapidly develop solutions to allow the enterprise to provide proactive service to its end-users;

     - offer the flexibility necessary to integrate with existing solutions and enable enterprises to rapidly deploy the technology; and

     - scale cost-effectively as the organization's service needs grow.

     An effective solution will enable anyone in the extended enterprise to address any question from any source via any communication channel at any time.

THE SERVICEWARE SOLUTION

     We are a leading provider of e-service solutions that enterprises use to strengthen relationships with their customers, partners, suppliers and employees. We license software and content products to enterprises that form the basis of their e-service solutions. Our solutions enable businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. Our solutions also enable the extended enterprise to access this knowledge online. In addition, through the self-learning features of our patented Cognitive Processor, the solutions generated by our products are intelligent in that they are interactive, adaptable and have the capability automatically to update themselves. Customers can use our software and content products separately or as an integrated solution to reduce the cost and improve the quality of their customer service. We believe our solutions provide our customers with a number of key benefits, including:

     Strengthened Relationships with their End-Users. Our solutions allow enterprises to provide their customers and other end-users with improved, timely and accurate service. Enterprises realize that the service function provides them with their closest contact with their customers, and, by providing superior self or assisted service, they can create long-term customer satisfaction and loyalty. By providing better and more user-friendly service, our solutions increase the likelihood that a business' customers will complete specific transactions and that the enterprise will be able to attract and retain its customers.

     Decreased Operating Costs. By enabling end-users to access customer service online and by aiding customers service agents to more effectively handle user requests, our solutions often provide cost savings and improve employee productivity. For example, IDC states that the cost of providing live telephone support is $30 to $50 per call as compared to only $0.45 for providing Internet self-service. These savings and increased productivity are a result of reduced telephone call volume, the ability to process more end-user interactions per employee and reduced levels of employee training.

     Improved Dissemination of Enterprise Knowledge. Our eService Suite enables our customers to develop a common knowledge base of intellectual capital, which is collected from their business systems and experts throughout their organization, and makes it available throughout the extended enterprise. All communications from a business to its customers, partners, suppliers or employees, whether through telephone support, self-service, e-mail or chat, draw from this knowledge base. Additionally, the patented Cognitive Processor contained in our eService Suite provides a self-learning capability that continually learns at each request, which keeps responses up to date and accurate and provides end-users with relevant and useful answers to their questions.

     Seamless Integration with Existing Solutions. Our products are designed for rapid deployment, typically in eight to 12 weeks, and some of our customers have implemented our solutions in as little as three weeks. Our software helps our customers to preserve their investments in, and deployments of, call center and help desk products, workflow tools, knowledge bases and other applications. Our solution enhances these capabilities and integrates them into a cohesive and automated Internet service infrastructure by integrating with applications from leading companies such as Clarify, Kana Communications, Oracle, Peregrine Systems, Remedy and Siebel Systems. As a result, this enables our customers to deploy best of breed applications configured to suit their particular e-service needs.

     Access to Our Existing Knowledge Base. We provide our customers with immediate and user-friendly access to RightAnswers.com, our Internet-based knowledge portal. Through natural language queries, all end-users can access and draw from our extensive and continuously growing knowledge base of technology-focused information. By accessing this knowledge base, an enterprise can cost-effectively and efficiently acquire the technical expertise necessary to resolve frequently asked inquiries.

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

     Consistent Service Across Communication Channels. Our solution allows access to knowledge from a wide variety of communication channels. Our proprietary software enables end-users to transfer inquiries easily from self-help to e-mail responses to live interaction. Escalation of customer inquiries helps ensure that our customers efficiently apply the appropriate level of resources toward their customers' satisfaction while reducing the risk of losing a customer because of perceived unresponsiveness.

     Scalability for Large and Growing Enterprises. The architecture of the eService Suite allows both large and growing organizations to maintain a consistent level of service as the volume of traffic across their communication channels increases. By adding additional servers, providing replication features between servers and capitalizing on the capabilities of our Java-based architecture, our products provide consistent responsiveness to end-user interactions despite rising volumes of traffic.

STRATEGY

     Our solutions enable enterprises to provide an Internet-based e-service platform for their customers, partners, suppliers and employees to access and manage business critical knowledge. Our objective is to leverage this platform to become the leading worldwide provider of e-service solutions. To achieve our goal, we intend to:

  Enhance Technology and Product Leadership.

     We intend to broaden our leadership position in the e-service solutions market by continuing to increase the depth of content, performance, functionality and scalability of RightAnswers.com and our eService Suite. We plan to continue to design our products to be highly scalable throughout the extended enterprise, easily configurable and able to integrate with both front-end best of breed applications and existing enterprise systems. We plan to continue to devote substantial resources to the development of new and innovative technologies, including our patented Cognitive Processor, to increase efficiencies, offer real time answers and minimize service response time. We will expand the current eService Suite offering to incorporate advances in wireless and handheld technology for mobile users which will allow us to add value to existing customer implementations, leverage the capabilities of the technologies we deploy and extend our reach within the enterprise.

  Broaden Content Solutions to New Vertical Markets.

     We intend to broaden the reach of our content offerings into new vertical markets. Our customers currently use our knowledge content to access technology-focused information. Our alliances with leading technology content providers have provided us with a deep knowledge of end-user service demands as well as industry knowledge. Initially, we plan to extend our content to include other vertical markets with similar characteristics to technology-related industries, including financial services, health care, entertainment, telecommunications and industrial products. These industries market and sell complex products and require strong customer service or support. We intend to enter these new vertical markets by developing alliance relationships with existing customers and other content providers in those vertical markets.

  Expand Internet-Based Delivery Model.

     We have recently introduced RightAnswers.com, our Internet-based knowledge portal. We also plan to expand our software offerings to businesses by deploying a hosted Web-based delivery model for our eService Suite. By offering a traditional license model and a new Web-based subscription model, our customers will have the flexibility to choose how to roll out our products and determine their preferences in terms of price, speed of implementation, depth and customization of knowledge base and complexity of the user interface. This will minimize our customers' upfront investment in hardware, software, content and services. To facilitate this Web-based delivery model, we are planning to partner with leading application service providers to host our eService Suite.

  Continue to Build Brand Awareness.

     To enhance public awareness of our e-service offerings, we are pursuing an aggressive brand development strategy by increasing mass market and targeted advertising, continuing visible presence at industry/partner events, and maintaining relationships with recognized industry analysts and the public. We believe that our marketing programs will highlight the advantages of our eService Suite relative to our competitors. We also believe that enhancing our brand will increase opportunities with corporate customers.

  Expand Strategic Alliances.

     In order to broaden our market presence, enter new geographic and vertical markets, and increase adoption of our solutions, we plan to strengthen existing and pursue additional strategic alliances. Our strategic alliances are with consultants, systems integrators, value-added resellers and independent software vendors of complementary products. We intend to use these partners to increase our sales by leveraging our partners' industry expertise, business relationships and sales and marketing resources. Currently, we have strategic alliances with Clarify, Kana Communications, Oracle, Peregrine Systems, Remedy, Siebel Systems and Tivoli. Additionally, we plan to increase our service capabilities by pursuing strategic relationships with leading systems integrators and consultants.

  Expand International Presence.

     To expand our sales to both new and existing customers, we intend to increase our worldwide sales effort by adding direct sales personnel and new office locations to complement our existing international operations in the United Kingdom. In addition, to capitalize on international opportunities for our knowledge service solutions, we intend to commence product localization efforts, initially concentrating on Europe and then later expanding to other international markets. Furthermore, we will expand our international presence by establishing additional overseas offices, adding direct sales personnel and increasing our relationships with local distributors.

PRODUCTS AND SERVICES

     Our eService Suite is a software and content solution allowing our customers to provide personalized, automated e-service tailored to the needs of their end-users. Our eService Suite includes our eService Site, eService Architect and eService Professional software products and RightAnswers.com. In addition to our products, we offer integration, training, consulting and maintenance services related to our eService Suite. Customers usually purchase our entire suite of products along with various services. Additionally, RightAnswers.com is frequently licensed as an independent content product. The following diagram depicts the eService Suite:

[Flow Chart depicting the components of our products and services and the manner in which they are accessed by end-users]

     eService Site. The eService Site allows our customers to provide Web-based self-service to their end-users. End-users can access the eService Site through an Internet or corporate intranet connection. This Web-based e-service solution allows self-help users to access the knowledge base at any time, using a simple, easy-to-use, intuitive interface via a natural language query. The eService Site can be customized to conform to the look and feel of a customer's Web site. Finally, eService Site provides access to our customers' knowledge sources, as well as those of RightAnswers.com.

     eService Professional. The eService Professional provides a Web-based application interface for customer service professionals to more easily navigate through the knowledge base, view various components of the knowledge base as well as capture and revise additional knowledge. eService Professional integrates with many of our partners' customer relationship applications to provide a seamless interface for a customer service professional.

     eService Architect. The eService Architect provides a robust set of knowledge tools that allows customers' subject matter experts and system administrators to administer, design, manage and maintain knowledge bases. The eService Architect provides knowledge authoring and editing capabilities as well as administrative tools for all necessary product suite functions.

     RightAnswers.com. RightAnswers.com is an Internet-based knowledge portal that enables our customers to access a continuously updated database of currently over 350,000 problem-solution pairs in a cost effective and timely manner. RightAnswers.com enables customer support organizations and end-users to have direct access to solutions to the most commonly asked technology-related questions. Through RightAnswers.com, customers can simply go to our Web site, type a natural language query and receive back a single, unified list of probable answers from our licensed knowledge bases. We currently offer multi-vendor support content obtained from leading technology companies, including Microsoft, Apple, Novell and 3Com. In addition to the technology content supplied by our partners, RightAnswers.com includes technology content that we produce in-house for common desktop, network and SAP R/3 applications. RightAnswers.com is primarily distributed on a subscription basis. A CD-ROM version of this product, previously marketed as Knowledge-Pak Desktop Suite, is also available.

     Professional Services and Customer Support. Our professional services organization provides our customers with implementation and integration services which allows them to deploy our e-service solutions effectively. In addition, our professional services organization offers education and training to enable our customers' internal team to support the implementation and maintenance of our solutions. All customers under a maintenance agreement have access to our technical support engineers via telephone, fax or e-mail. In addition, we provide self-service support to our customers on a twenty-four hours a day, seven days a week basis through our RightAnswers.com Web site.

TECHNOLOGY AND ARCHITECTURE

     Our eService Suite employs industry-standard technologies to create an object-based open architecture for all our applications. The suite is based on an n-tiered architecture which permits the use of multiple servers for scalability and a clear division of responsibility between our software programs. This division provides flexibility and scalability.

     At the core of our technology is our Cognitive Processor, which provides self-learning capability to our eService Suite. The Cognitive Processor uses patented algorithm technology based on neural network and Bayesian statistical principles. Through these algorithms, the Cognitive Processor is capable of learning from past transactions. Access to the Cognitive Processor is provided via our knowledge server, which performs the role of an application server. The knowledge server, written in the C++ programming language, performs session management, thread management, spooling, caching and access management to the Cognitive Processor. The replication capability of the server was designed to update multiple databases worldwide on a distributed network by using any leading database application. This permits our customers to locate servers in various locations close to their end-user base.

     We refer to the architecture of our family of Web-based products as Java Knowledge Management Architecture, or JKMA. The JKMA is a framework built using Java and XML that includes components specifically designed to take advantage of each element of the modern Web environment. This enables an extremely configurable, extensible application to be delivered based on current Internet standards. New tools and products based on the JKMA framework can be built at an accelerated pace as standard system functionality is already available in the core framework.

     The core technology for RightAnswers.com is based on industry standard commercial software. All servers are based on Microsoft Windows NT and Microsoft Internet Information Server. Server components are written in C++. Client interfaces are implemented with HTML, Java and XML. The core search engine is Verity's K2 architecture. RightAnswers.com is hosted by GTB Internetworking who provides tier 1 Internet services including load balancing, security, communications and hardware services.

CUSTOMERS

     To date, we have licensed our eService Suite to over 200 customers and licensed our Knowledge-Pak Desktop Suite to over 4,000 customers. We have traditionally targeted our products and services to a wide range of industry groups.

     The following is a representative list of our customers and the industries which they serve.

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

SERVICES                                    CONSUMER
ADP                                         Kimberly Clark
Andersen Consulting                         The Disney Store
DecisionOne                                 Yamaha Corporation of America
Fourth Shift
Marriott                                    TECHNOLOGY/COMMUNICATIONS
Stream International                        Canon
                                            CDW
FINANCIAL SERVICES                          Clarify Direct
Bear Stearns                                Compaq
First Union National Bank                   Data General
Fleet Services                              Hewlett-Packard
Merrill Lynch                               Ingram Micro
Transamerica Occidental Life Insurance      Jamcracker
                                            Lucent Technologies
EDUCATION/GOVERNMENT                        Marconi Communications
Gelco Government Services                   National Computer Systems
U.S. Air Force                              Sharp Electronics
U.S. Navy                                   Texas Instruments
U.S. Patent & Trademark Office              United Messaging
University of Utah                          U.S. Cellular Wireless Communications
Wake Forest University
                                            INDUSTRIAL
HEALTH CARE                                 Eaton Cutler-Hammer
Allina Health Systems                       Grumman Systems Support
Amgen                                       Hughes Supply
Hoechst HiServ                              Johnson Controls
McKesson -- HBOC
Pfizer

     The following case studies illustrate the issues encountered by our customers in providing e-service and the benefits achieved through utilization of our products and services.

  Stream International

     Stream International provides customer care and technical support services for many of the world's premier technology businesses. With over 7,000 employees, innovative technologies and the commitment to continuously exceed the expectations of its clients, Stream has a global reputation for enhancing the customer experience. On a twenty-four hours a day, seven days a week basis and in 13 languages, Stream harnesses its knowledge resources to resolve over 20 million customer and technical issues annually in its eleven contact center locations in the United States, Europe and a joint venture in Japan.

     To manage these complex inquiries and improve responsiveness to customers, Stream wanted to put a knowledge management infrastructure in place that would leverage best practices throughout the organization. Using our solutions, Stream can now gather, document and refine knowledge, and make that knowledge available through several mechanisms to internal employees. Stream selected our solution for its technically advanced knowledge engine, its ability to be integrated with other information technology systems and our expertise in the knowledge industry. For Stream's agents using Knowledge Bridge to support their clients, information that is captured from a customer interaction, whether via telephone, email or chat, is channeled by Knowledge Bridge into Stream's knowledge base. Additionally, this knowledge is exported and made available as a self-service option to Stream's customers via the Web. After installing Knowledge Bridge, Stream became more effective in their ability to solve and report customer problems. Support agents have decreased call escalations and improved the consistency and quality of answers.

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

  Marconi Communications

     Marconi Communications is one of the world's fastest growing communications and information technology companies. Before becoming Marconi Communications on November 30, 1999, the company was known as GEC (The General Electric Company, p.l.c.). Today, the company is comprised of a wide range of organizations, including companies recently purchased by Marconi Communications such as Fore Systems, RELTEC, Picker Medical, Positron Fibre and others. It is a global-leader in smart broadband optical networks, ATM backbone switches, telephony products, wireless products, medical imaging and more.

     A team of internal analysts and a worldwide network of field-service personnel provide customer service, installation and trouble-shooting for Marconi's constantly expanding product line. In a two-pronged effort to provide consistent and high quality information while reducing the training necessary to prepare analysts and field personnel, Marconi turned to us for the foundation of a consolidated online knowledge management system and self-service Web site. As the program continues to roll out across Marconi's worldwide enterprise, it will be integrated with the Remedy call management software and an email management package.

     With its internal analysts fully trained in the use of our knowledge management software, expert knowledge is now available to even the most junior analyst. Marconi is already experiencing a 25 percent reduction in the time it takes to train new hires and anticipates this reduction to reach 40 percent improvement as the program is deployed to its worldwide field-service network. Marconi anticipates a soon-to-be-launched, Web-based self-help feature will further reduce incoming calls to the Marconi help desk, and provide improved time-to-resolution for the company's customer base.

  Yamaha Corporation of America

     With an inventory that includes a wide range of music-making devices, from pianos and synthesizers to electric guitars, sound equipment and CD recorders, the Product Information Department at Yamaha Corporation of America supports over 1,700 products, including newly-added new lines to its U.S. product offerings and all products carrying the Yamaha name, even if they have been discontinued. With the interactive Yamaha Solutions Network(TM) located on the Service & Support section of its Web site, Yamaha has made its knowledge directly available to its customers via the Web and, in the process, improved customer satisfaction.

     Based upon our eService Suite, the Yamaha Solutions Network features a constantly evolving knowledge base that provides the answers that customers need when they need them. Since its deployment, Yamaha has experienced a decrease in its time-to-resolution as well as in the number of calls to Yamaha's support center, while improving customer satisfaction significantly. In addition, because the product information is categorized and managed by our software, Yamaha has been able to partially outsource the support related to one of its new high-tech products. Yamaha has recently been awarded the prestigious WebStar award by the Software Support Professionals Association, which recognizes companies that utilize the Web to excel at meeting their customer service expectations.

SALES AND MARKETING

     We market our solutions through a direct sales force and indirect sales channels. We sell our eService Suite primarily through our direct sales force. The CD-ROM version of RightAnswers.com, which was previously marketed as Knowledge-Pak Desktop Suite, is sold primarily through indirect distribution channels consisting of software vendors and value-added resellers. The online version of RightAnswers.com is being sold both directly and through software vendors and value-added resellers.

     As of February 29, 2000, our sales team consisted of 32 sales representatives and managers. We have sales personnel throughout North America and, internationally, in the United Kingdom.

     To increase the effectiveness of our direct selling efforts and our penetration of the e-service market, we build brand awareness of ServiceWare.com and our solutions through numerous marketing programs.

These programs include print and Internet advertisements, direct mailings, public relationship activities, trade shows, seminars and other major industry/partner events, market research and our Web site.

     Our marketing organization creates materials to support the sales process, including brochures, data sheets, case histories, return-on-investment analyses, presentations, white papers and demonstrations. In addition, our marketing group helps identify and develop key partnership opportunities and channel distribution relationships. As of February 29, 2000, our marketing team consisted of 12 full-time employees. In May 2000, we plan to initiate a major marketing program to promote the new release of our eService Suite, as well as significantly increase our brand recognition.

STRATEGIC ALLIANCES

     We have established strategic alliances with leading providers of Internet software technologies. These alliances augment our sales and marketing organization by enabling us to increase both market awareness, distribution and market penetration of our products and services, as well as to extend the technical and functional application of our e-service solutions.

  Distribution Alliances

     We have established distribution alliances with leading providers of complementary e-commerce technologies who resell or co-market our solutions. We benefit from the lead generation and established marketing capabilities of these firms. In turn, our partners benefit from being able to offer a more comprehensive solution in their product offerings and thereby increase their customers' satisfaction. We currently have strategic distribution and marketing alliances with several vendors, including Clarify, Kana Communications, Oracle, Peregrine Systems, Remedy, Siebel Systems and Tivoli. In 1999, sales to Tivoli accounted for 17% of our total revenue.

  Content Alliances

     We have established content alliances with leading technology vendors. Our relationships with these content providers help us offer customers a diverse range of technical information and problem-solving techniques. We currently have content partnerships with Microsoft, Apple, Novell and 3Com.

RESEARCH AND DEVELOPMENT

     We develop most enhancements to our existing and new products internally. We plan to continue to evaluate externally developed technologies for integration into our product line as well. In 1999, we directed the majority of our research and development expenditure towards fully integrating the technology acquired from the Molloy Group and towards making platform changes that provided us with the capability of building new applications and expanding into new markets.

     Our research and development expenditures for fiscal 1997, 1998 and 1999 were approximately $4.4 million, $5.3 million and $6.8 million. In order to keep pace with the rapidly changing technology environment, we expect to continue to devote significant resources toward research and development.

COMPETITION

     We compete in the emerging market of e-service. Competition in this market is rapidly evolving and intense, and we expect competition to intensify further in the future as current competitors expand their product offerings and new competitors enter the market. Current competitors include in-house developed applications and providers of commercially available e-service solutions, including Ask Jeeves, Inference (which recently announced its acquisition by eGain Communications), Peregrine Systems, Primus Knowledge Solutions, Quintus and Servicesoft Technologies. In addition, we face competition in our content product solutions from firms such as EarthWeb. We also face competition from many free or low cost sources of information generally available via the Internet, including portions of our content products provided to us by software developers, who may choose to provide this content as part of their Internet-based support offerings. As there are relatively low barriers to entry in the software industry, we expect to experience additional competition from new entrants in our markets.

     We believe that the principal competitive factors affecting our market include referenceable customers, the breadth and depth of a given solution, product quality and performance, core technology, product scalability and reliability, product features and the ability to implement solutions and respond timely to customer needs.

     Although we believe that we currently compete favorably with respect to the principal competitive factors in our market, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations.

INTELLECTUAL PROPERTY

     Our success and ability to compete effectively depends, in part, upon our proprietary rights. We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights in our software, documentation and other written materials. These legal protections afford only limited protections for our proprietary rights and may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

     We have two patents, one pertaining to certain proprietary data structures and the other pertaining to our Cognitive Processor. We also have one trademark registration and one pending trademark application in the United States.

     We seek to avoid disclosure of our intellectual property by generally entering into confidentiality or license agreements with our employees, consultants and alliance partners, and generally control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products.

     Policing unauthorized use of our proprietary information is difficult, and we may be unable to determine the extent of unauthorized copying or use of our products or technology. Further, third parties which have been granted certain limited contractual rights to use proprietary information may improperly use or disclose such proprietary information. In addition, certain of our products require us to have licenses from third parties for use. These licenses may be subject to cancellation or non-renewal. In this event, we will be required to obtain new licenses for use of these products, which may not be available on commercially reasonable terms, if at all, and could result in product shipment delays and unanticipated product development costs.

EMPLOYEES

     We believe that one of our strengths is the quality and dedication of our people and the shared sense of being part of a team. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees. As of February 29, 2000, we had 209 employees.

PROPERTIES

     Our principal executive offices are located in Oakmont, Pennsylvania where we lease 28,200 square feet of office space. The term of the lease expires in 2006. We also operate a 24,300 square foot office in Parsippany, New Jersey. This lease expires in 2002. We also lease a 3,871 square foot office in Redwood City, California with the term of lease expiring in 2002 and a smaller office in the United Kingdom.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information concerning each of our executive officers, directors and key employees, their ages, and their respective positions with the company:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Rajiv Enand...............................  38    Chairman of the Board of Directors, Secretary and
                                                  Treasurer
Mark Tapling..............................  43    President, Chief Executive Officer and Director
Mark Finkel...............................  45    Chief Financial Officer
Peggy Biddison............................  51    Vice President of Marketing
Richard Joslin............................  37    Vice President of RightAnswers.com
Richard Koloski...........................  37    Vice President of Software Development
Lou Venezia...............................  49    Vice President of Global Sales
Susie Sedlacek............................  41    Vice President of Global Enterprise Services
Kevin Hall(2).............................  41    Director
Susanne Harrison(1).......................  55    Director
Bruce Molloy(2)...........................  45    Director
Timothy Wallace(1)(2).....................  42    Director

---------------
(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

     Rajiv Enand has served as Chairman of the Board of Directors since August 1999. Mr. Enand previously served as our President from July 1998 to May 1999, Chief Executive Officer from July 1998 to January 2000, Vice President of Business Development from May 1996 to July 1998, Vice President of Operations from February 1995 to May 1996 and Vice President of Engineering from April 1993 to February 1995. Mr. Enand received a Bachelor of Science degree in Computer Science from West Virginia University and has completed graduate courses at East Tennessee State University and Southern Methodist University.

     Mark Tapling has served as our President and Chief Executive Officer since January 2000. Mr. Tapling previously served as our President and Chief Operating Officer from May 1999 to January 2000 and as our Vice President of Worldwide Sales from February 1998 to May 1999. From September 1996 to February 1998, Mr. Tapling was employed by Comshare, most recently as Senior Vice President of Operations for the Americas. From April 1994 to September 1996, Mr. Tapling was employed by Lotus Development Corporation, most recently as Region Director for the Northeast. Mr. Tapling received a Bachelor of Science degree in Economics and Management from Michigan State University. Mr. Tapling will become a director upon the effectiveness of our registration statement.

     Mark Finkel has served as our Chief Financial Officer since January 2000. From June 1996 to January 2000, Mr. Finkel was employed as a consultant and/or acting executive officer for a variety of technology companies, including InterWorld, BackWeb Technologies and the Molloy Group. From May 1995 to June 1996, Mr. Finkel was employed by Logic Works as Executive Vice President and Chief Financial Officer. Prior to May 1995, Mr. Finkel served as Chief Financial Officer for a number of technology companies, including Consilium and Neuron Data (now Blaze Software), and also practiced corporate and securities law in California. Mr. Finkel received a Bachelor of Arts degree from Oberlin College, a Master's degree in Business Administration from New York University and a Juris Doctor degree from the University of California at Davis.

     Peggy Biddison has served as our Vice President of Marketing since June 1999. Ms. Biddison was previously employed by QAD as Vice President of Marketing from October 1994 to June 1999. From

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

September 1993 to November 1994, Ms. Biddison was employed by Fourth Shift as Vice President of Professional Services. Ms. Biddison received a Bachelor of Arts degree from the University of California at Santa Cruz.

     Richard Joslin has served as our Vice President of RightAnswers.com since September 1999. From October 1995 to September 1999, Mr. Joslin held a variety of positions with us, most recently as Vice President of Knowledge Engineering. Previously, Mr. Joslin was employed by a division of Westinghouse Electric, which was acquired by Eaton Cutler-Hammer, most recently as Manager of Commercial Systems Support. Mr. Joslin received a Bachelor of Science degree in Computer Science from Indiana University of Pennsylvania. Mr. Joslin has received a number of industry commendations in the customer service field, including the 1999 Service 25 Award from ServiceNews magazine.

     Richard Koloski has served as our Vice President of Software Development since July 1999. From October 1997 to June 1999, Mr. Koloski was employed in the same capacity by the Molloy Group. From June 1996 to October 1997, Mr. Koloski was employed by Claremont Technology Group as Director of the Technology Infrastructure Laboratories and Vice President of Telecommunications. Previously, Mr. Koloski was employed by EDS, most recently as a Senior Software Engineer and Architect. Mr. Koloski received a Bachelor of Arts degree in the International Business Honors Program from William Paterson College.

     Susie Sedlacek has served as our Vice President of Global Enterprise Services since October 1998. From 1994 to 1998, Ms. Sedlacek was employed by Sun Microsystems, most recently as the Professional Services Area General Manager for the Latin America region. Ms. Sedlacek received a Master's degree in Business Administration and a Bachelor of Science degree in Economics from the University of San Francisco.

     Lou Venezia has served as our Vice President of Global Sales since July 1999. From April 1998 to November 1998, Mr. Venezia was Vice President of Sales of the Molloy Group. From November 1998 to July 1999, Mr. Venezia was President and Chief Operating Officer of the Molloy Group. From 1993 to 1998, Mr. Venezia was employed by Versatility as Senior Vice President of Enterprise Solutions. Mr. Venezia received a Bachelor of Science degree in Mathematics and Physics from the University of Massachusetts.

     Kevin Hall has served as a director since April 1996. Mr. Hall has been a General Partner of Norwest Equity Partners since 1993. He serves on the board of directors of Continuus Software and many other private companies. Mr. Hall received a Master's degree in Business Administration from Stanford University and Master of Science and Bachelor of Science degrees in Electrical Engineering from Purdue University.

     Susanne Harrison has served as director since July 1994. Ms. Harrison has been a General Partner of Poly Ventures, LP and Poly Ventures II, LP since 1989 and 1991, respectively. Ms. Harrison is also President of Harrison Enterprises, a technology Angel investment fund. She serves as Director of several privately held companies, as well as a director of Long Island Venture Group, and the Long Island Capital Forum. Ms. Harrison received a Master's degree in Business Administration from Adelphi University, a Master of Arts degree from the State University of New York and a Bachelor of Arts degree from Hunter College of the City University of New York.

     Bruce Molloy has served as a director since July 1999. Mr. Molloy founded the Molloy Group and served as its Chief Executive Officer and Chairman of the Board of Directors from October 1992 until its acquisition in July 1999. Mr. Molloy is the inventor of the patented Cognitive Processor used in ServiceWare.com's products. Mr. Molloy received a Bachelor of Arts degree in Music and Physics from Columbia University.

     Timothy Wallace has served as a director since July 1994. Since January 2000, Mr. Wallace has served as the Chairman and Chief Executive Officer of Full Tilt Solutions, a business-to-business professional service company. Prior to Full Tilt, Mr. Wallace was the President and Chief Executive Officer of Xerox Connect, a network integration technology company. From May 1996 until May 1998,

Mr. Wallace was the President, Chief Executive Officer and a director of XLConnect Solutions, which he founded. Xerox acquired XLConnect in May 1998. From August 1991 to March 1996, Mr. Wallace was the Vice President of Professional Services of The Future Now, a national systems integration company. Mr. Wallace received a Bachelor of Science degree in Business Administration from Indiana University of Pennsylvania and a Master's degree in Business Administration from Miami University of Ohio.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee.

     The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of our books and records, reviewing the proposed scope of the audit and approving the audit fees to be paid, reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff, and reviewing and approving transactions between us and our directors, officers and affiliates. Kevin Hall, Bruce Molloy and Timothy Wallace are the members of the Audit Committee.

     The Compensation Committee provides a general review of our compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering our stock incentive plans. Susanne Harrison and Timothy Wallace are the members of the Compensation Committee.

     None of the members of our Compensation Committee or Audit Committee has ever been an officer or employee of our company. None of our executive officers serves as a member of the Board of Directors or on the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

DIRECTOR COMPENSATION

     Effective August 18, 1999, three directors who are not our employees or consultants were each granted 60,000 non-qualified stock options under our 1996 stock option plan with an exercise price of $2.50 per share. 15,000 of these options vested on August 18, 1999, with an additional 15,000 options vesting on August 18 of each of the three subsequent years, provided that such individual remains a member of our Board of Directors on such date of vesting. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees.

AMENDED AND RESTATED STOCK OPTION PLAN

     In December 1996, our Board of Directors adopted and our stockholders approved the ServiceWare, Inc. Amended and Restated Stock Option Plan, effective January 1, 1996, which we refer to as the 1996 stock option plan. This plan amended and restated the ServiceWare, Inc. 1994 Stock Option/Stock Issuance Plan. The 1996 stock option plan will terminate on February 15, 2004, unless it is earlier terminated by our Board of Directors. As discussed below, the Board of Directors intends to terminate the 1996 stock option plan and replace it with the 2000 stock incentive plan prior to the effectiveness of this registration statement. We may grant incentive or nonqualified stock options under the 1996 stock option plan to our employees, directors, consultants and advisors.

     We are authorized to issue 6,000,000 shares of our common stock under the 1996 stock option plan. As of February 29, 2000, we had options outstanding to
purchase        shares of common stock under the 1996 stock option plan.

     The Compensation Committee of our Board of Directors administers the 1996 stock option plan and is responsible for determining the terms and conditions of all grants of options under the 1996 stock option plan. Subject to certain exceptions, all rights to exercise options will terminate on the first to occur of (1) the scheduled expiration date as set forth in the applicable stock option agreement, (2) 90 days following the date of termination of employment for any reason other than death or permanent disability of the participant, or (3) one year following the date of termination of employment by reason of the participant's death or permanent disability.

     If control of our company changes through, for example, a merger, acquisition or consolidation of more than 50% of our stock by another person or company, or through a merger with another company, and the acquiror fails to assume or replace with equivalent options all outstanding options under the 1996 stock option plan, then all outstanding options that have not vested prior to the change of control will immediately vest.

2000 STOCK INCENTIVE PLAN

     Introduction. We intend to adopt a 2000 stock incentive plan to serve as the successor program to our 1996 stock option plan. After it is adopted by our Board of Directors and approved by our stockholders, the 2000 stock incentive plan will become effective immediately prior to the consummation of this offering.

     Awards. We may grant incentive stock options, nonqualified stock options or restricted stock under the 2000 stock incentive plan.

     Share Reserve. Three million shares of our common stock will be reserved for issuance under the 2000 stock incentive plan, plus any shares of our common stock covered by any unexercised portion of terminated stock options granted under the 1996 stock option plan. The shares reserved under our 2000 stock incentive plan will automatically increase on the first trading day in January of each calendar year, beginning with calendar year 2001, by an amount equal to the lesser of 1.5 million or 6.25% of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, unless our Board of Directors determines to increase the amount by a lesser number of shares.

     Eligibility. The individuals eligible to participate in our 2000 stock incentive plan will include our officers, other employees, members of our Board of Directors and any consultants we hire.

     Administration. Our 2000 stock incentive plan will be administered by our Compensation Committee. The Compensation Committee will determine which eligible individuals are to receive option grants or stock issuances under the 2000 stock incentive plan, the time or times when the issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

     Change of Control. If control of our company changes through, for example, an acquisition of more than 50% of our stock by another person or company, or through a merger with another company, and the acquiror fails to assume or replace with equivalent awards all outstanding awards under the 2000 stock incentive plan, then all outstanding options that have not vested prior to the change of control will immediately vest and the restrictions on any restricted stock that have not lapsed before the change of control will immediately lapse. In addition, any replacement options issued by the acquiror to any participant will vest, and any restrictions on any replacement restricted stock issued to such participant will lapse, if the participant is terminated without cause within 12 months after the change of control.

2000 EMPLOYEE STOCK PURCHASE PLAN

     We intend to adopt a 2000 employee stock purchase plan. Subject to approval by our stockholders, the plan will become effective immediately prior to the consummation of this offering and, unless our Board of Directors terminates it earlier, will continue for a term of 20 years. The plan is designed to permit eligible employees to purchase common stock, through payroll deductions, at a discount from its fair market value. We will initially reserve 500,000 shares of our common stock for issuance under the 2000 stock incentive plan. The reserve will automatically increase on the first trading day of each calendar year beginning in 2001 in an amount equal to the total number of shares purchased under the 2000 employee stock purchase plan during the immediately preceding fiscal year, up to a maximum of one million shares that can be reserved for issuance under the plan.

     We intend for the 2000 employee stock purchase plan to be qualified under
Section 423 of the Internal Revenue Code. The 2000 employee stock purchase plan will consist of six-month purchase periods. Participating employees will automatically make stock purchases at the end of each purchase period. The initial purchase period will begin on the date of this prospectus.

     Our Board of Directors or a committee appointed by our Board of Directors will administer the 2000 employee stock purchase plan. The 2000 employee stock purchase plan will permit eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, unless our Board of Directors decides to modify such amount. The purchase price will be equal to the lower of 85% of the fair market value of the common stock at the beginning of the applicable purchase period or 85% of the fair market value of the common stock at the end of each such purchase period. Our employees, including officers and employee directors, will be eligible to participate in the 2000 employee stock purchase plan if they are employed by us for at least 20 hours per week and more than five months in the year. Employees will be permitted to withdraw from participation in the 2000 employee stock purchase plan at any time and receive a refund of their payroll deductions made since the last purchase date. Participation will end automatically upon termination of employment.

     If another company acquires us, the 2000 employee stock purchase plan generally will provide that the acquiror will assume each right to purchase stock or shall substitute equivalent rights; otherwise, each right to purchase common stock will accelerate and become exercisable immediately before the acquisition. Our Board of Directors will have the power to amend or terminate the 2000 employee stock purchase plan at any time.

EXECUTIVE BONUS

     The Board of Directors has established an executive bonus plan for fiscal year 2000. The plan will pay performance-based bonuses of up to a maximum of $75,000 to each senior executive and up to a maximum of $100,000 to our Chief Executive Officer, as incentive for the participants to contribute to our growth. The Compensation Committee of the Board of Directors will administer the plan. The bonus will be determined based on whether we meet and/or exceed our corporate and financial goals.

401(K) PLAN

     We maintain a 401(k) retirement savings plan. All of our employees meeting certain minimum eligibility requirements are eligible to participate in the 401(k) plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. The contribution cannot exceed a statutorily prescribed annual limit. The 401(k) plan permits us, but does not require us to make additional contributions to the 401(k) plan. All amounts contributed by the employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times. For the years ended December 31, 1997, 1998 and 1999, we did not contribute to the 401(k) plan. As of January 1, 2000, however, we provide a 25% company match to participant contributions.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

     Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments or dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which a director derives an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity and certain other capacities, such as serving as a director of another corporation at the request of the Board of Directors, regardless of whether the Bylaws would permit indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered during 1999 by (1) the Chief Executive Officer and (2) the four other most highly compensated executive officers as of December 31, 1999 whose total salary and bonus in 1999 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                           ANNUAL COMPENSATION   --------------------
                                           -------------------   NUMBER OF SECURITIES     ALL OTHER
NAME AND PRINCIPAL POSITION                 SALARY      BONUS     UNDERLYING OPTIONS    COMPENSATION
---------------------------                --------    -------   --------------------   -------------
Rajiv Enand
  Chairman(a)............................  $200,000    $45,000         150,000          $ 1,846(e)
Mark Tapling
  President and CEO(b)...................  $185,417    $45,000         465,000          $39,190(f)(g)
Lou Venezia
  Vice-President of Global Sales.........  $177,083(c) $47,500         138,000
Peggy Biddison
  Vice-President of Marketing............  $ 93,817(d) $58,750         150,000
Susie Sedlacek
  Vice-President of Global Enterprise
  Services...............................  $125,000    $66,657          30,000

---------------
(a) Mr. Enand was our Chief Executive Officer during 1999 and President for a portion of that year.

(b) Mr. Tapling was President, Chief Operating Officer and Vice President of Worldwide Sales at various times during 1999. His current base salary is $200,000.

(c) Includes earnings of $99,167 paid while at the Molloy Group prior to its acquisition by us.

(d) Part year salary, based upon a base salary of $165,000.

(e) Includes $1,846 in automobile allowance.

(f) Includes $35,340 in commissions paid while Vice President of Worldwide
    Sales.

(g) Includes $3,850 in automobile allowance.

STOCK OPTIONS

                             OPTION GRANTS IN 1999

     The following table provides information concerning grants of stock options to the Chief Executive Officer and the four other most highly compensated executive officers during 1999.

                                               INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF    % OF TOTAL                               ASSUMED ANNUAL RATES OF
                              SECURITIES    OPTIONS                               STOCK PRICE APPRECIATION FOR
                              UNDERLYING   GRANTED TO   EXERCISE                         OPTION TERM(3)
                               OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------------
NAME                          GRANTED(1)   IN 1999(2)   ($/SHARE)      DATE           5%               10%
----                          ----------   ----------   ---------   ----------   ------------      ------------
Rajiv Enand.................   150,000        5.05%       $1.67     10/20/2009
Mark Tapling................    15,000        0.51%       $0.67      1/01/2009
                               450,000       15.16%       $0.67      6/11/2009
Lou Venezia.................   138,000        4.65%       $1.67      7/23/2009
                               148,500(4)     5.00%       $0.81      7/23/2009
Peggy Biddison..............   150,000        5.05%       $0.67      6/07/2009
Susie Sedlacek..............    30,000        1.01%       $0.67      6/11/2009

---------------
(1) All options granted in 1999 were granted under the 1996 stock option plan.

(2) These percentages are based on grants of 2,968,680 options which include the 590,925 options given to the Molloy Group option holders in exchange for their Molloy Group options upon our acquisition of the Molloy Group.

(3) Potential realizable value is based on the assumption that the price per share of common stock appreciates at the assumed annual rate of stock appreciation on the market value of the common stock on the date of option grant over the term of the option. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission, do not represent our estimate of stock price appreciation and do not take into account any other appreciation in the common stock from the date of grant to the date hereof.

(4) These options were issued in exchange for Mr. Venezia's Molloy Group options upon our acquisition of the Molloy Group.

                AGGREGATE OPTION EXERCISES IN 1999 OPTION VALUES

     The following table sets forth certain information regarding the stock options exercised during 1999 and the stock options held as of December 31, 1999 by our Chief Executive Officer and the other four most highly compensated executive officers. None of these executive officers exercised options in 1999.

                                             NUMBER OF SHARES OF COMMON          VALUE OF UNEXERCISED
                                            STOCK UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            OPTIONS AT DECEMBER 31, 1999         AT DECEMBER 31, 1999
                                           ------------------------------   ------------------------------
NAME                                       EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
----                                       -----------      -------------   -----------      -------------
Rajiv Enand..............................          0           150,000       $                 $
Mark Tapling.............................     28,125           550,875
Lou Venezia..............................    123,701           162,800
Peggy Biddison...........................          0           150,000
Susie Sedlacek...........................     18,750            86,250

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     All of our executive officers serve at the discretion of the Board of Directors.

     Pursuant to a resolution of our Board of Directors, 50% of the then unvested options held by executive officers and employees with a title of "Vice President" will vest and become exercisable upon the occurrence of a "Change of Control," as defined in the 1996 stock option plan, provided such executive officer or employee is employed by us on the date of a Change of Control. This right is in addition to any rights such individuals may have under the 1996 stock option plan.

     Pursuant to Mark Tapling's letter of employment, 75% of Mr. Tapling's unvested stock options will automatically vest upon a Change of Control, as defined in the 1996 stock option plan. As of June 1, 2000, 100% of Mr. Tapling's options, which were granted to him prior to December 31, 1999, would automatically vest upon a Change of Control. In addition, 75% of the options granted to Mr. Tapling on January 19, 2000 would vest upon a Change of Control, with the remaining options to vest proportionally over the subsequent 12 months. Mr. Tapling is also entitled to a severance package equal to six months of his base salary should Mr. Tapling's employment with us be terminated, whether voluntarily or not, without cause.

     Mark Finkel, who became our Chief Financial Officer in January 2000, will receive an annual salary of $150,000 per year. In addition, Mr. Finkel was granted 450,000 options to purchase common stock. Mr. Finkel's stock options are immediately exercisable, subject to various rights of repurchase by the Company. Upon a Change of Control, as defined in the 1996 stock option plan, Mr. Finkel's shares eligible for repurchase will be reduced by 50% where we are not the controlling entity. In addition, within 12 months of a Change of Control, no shares will be eligible for repurchase if Mr. Finkel is terminated without cause or if his responsibilities significantly change.

     Pursuant to an agreement with our Board of Directors dated January 19, 2000, Rajiv Enand's cash compensation and employee benefits are guaranteed through June 30, 2001.

                              CERTAIN TRANSACTIONS

SALE OF SERIES D PREFERRED STOCK

     In July 1999, we sold 2,400,000 shares of our Series D convertible preferred stock, par value $1.00 per share and warrants to purchase 540,000 shares of our common stock for an aggregate purchase price of $9,000,000 to a total of 22 investors. Pursuant to the terms of the warrants, because we failed to meet certain performance targets for the year ended December 31, 1999, the warrants became exercisable. However, we expect to receive waivers of these exercise rights from the holders of these warrants. The investors received certain registration rights in connection with the purchase of the Series D preferred stock.

SALE OF SERIES E PREFERRED STOCK

     In connection with our acquisition of the Molloy Group in July 1999, we issued 2,647,984 shares of our Series E convertible preferred stock, par value $1.00 per share, to the former holders of preferred stock and promissory notes of the Molloy Group, warrants to purchase of 60,710 shares of common stock, and 2,319,596 shares of our common stock to former holders of common stock of the Molloy Group, including 2,269,646 shares of our common stock to Bruce Molloy, one of our directors. The former security holders of the Molloy Group received certain registration rights in connection with their receipt of our common stock. Under the terms of the agreement and plan of merger, shares of our common stock and Series E preferred stock representing approximately 2% of the total consideration issuable to each former security holder of the Molloy Group were placed in an escrow account pending determination of certain performance targets relating to the business of the Molloy Group from July 1, 1999, as if the acquisition had occurred on July 1, 1999. Because these performance targets were not met, the escrowed shares are required to be returned to us.

WARRANTS

     In April 1999, PolyVentures II, L.P. loaned us $150,000; in May 1999, Geocapital III, L.P. loaned us $250,000; and in June 1999, Norwest Equity Partners V loaned us $650,000. These loans were made for short-term working capital purposes. As partial consideration for these loans, we issued warrants to purchase 6,000, 10,000 and 26,000 shares of our common stock to each of PolyVentures II, L.P., Geocapital III, L.P. and Norwest Equity Partners V, respectively. We used a portion of the proceeds from the sale of our Series D preferred stock in July 1999 to repay these loans in full. We expect the warrants to be exercised prior to the consummation of this offering; however, if not exercised, these warrants will expire upon this offering. Susanne Harrison and Kevin Hall, each of whom are members of our Board of Directors, are general partners of PolyVentures II, L.P. and Norwest Equity Partners V, respectively.

TRANSACTIONS INVOLVING C.E. UNTERBERG, TOWBIN

     C.E. Unterberg, Towbin, one of our underwriters, and associated persons and entities, beneficially own 3,362,155 shares of our common stock, comprising 12.5% of our total outstanding common stock. This ownership interest was acquired in several transactions that occurred on or prior to July 1999. Prior to July 1999, C.E. Unterberg, Towbin and related entities invested a total of $5.2 million in the Molloy Group. As a result of our acquisition of the Molloy Group in July 1999, C.E. Unterberg, Towbin and these entities received an aggregate of 1,904,266 shares of our Series E convertible preferred stock. Also in July 1999, certain entities associated with C.E. Unterberg, Towbin purchased 306,666 shares of our Series D convertible preferred stock at a purchase price of $3.75 per share, as well as a warrant granting the conditional right to purchase 39,999 shares of our common stock at an exercise price of $2.50 per share. The warrant is currently exercisable but as of March 30, 2000 had not been exercised.

     In addition, in July 1999 C.E. Unterberg, Towbin was paid $245,000 as a finder's fee in consideration for its services identifying potential purchasers of our Series D convertible preferred stock. C.E. Unterberg, Towbin also served as an advisor to the Molloy Group during the July 1999 acquisition but did not receive compensation for these services. Finally, Thomas Unterberg has the right to attend meetings of our Board of Directors as an observer.

     Robert Harris, a Senior Managing Director at Bear, Stearns & Co. Inc., beneficially owns approximately 30,000 shares of our common stock. He also has various interests in Unterberg, Harris Private Equity Partners L.P. and Unterberg, Harris Interactive Media L.P., which hold shares in our company. C.E. Unterberg, Towbin, where he was a partner until February 1998, had previously invested in the Molloy Group.

COMPENSATION, CONSULTATION AND SEVERANCE AGREEMENT

     Upon consummation of our acquisition of the Molloy Group in July 1999, Bruce Molloy, one of our directors, retired from his position as an officer of the Molloy Group. At the same time, we entered into a compensation, consultation and severance agreement with Mr. Molloy pursuant to which we agreed to pay Mr. Molloy $5,000 per week for a period of 18 months as a consulting/severance fee, and Mr. Molloy agreed to consult with and advise our management and officers in respect of transition matters, including personnel matters, arising in connection with our acquisition of the Molloy Group and matters relating to our technology and strategic planning.

LICENSE AGREEMENT

     In connection with our acquisition of the Molloy Group in July 1999, Bruce Molloy sold his rights in certain intellectual property, including the patented Cognitive Processor, to the Molloy Group. Concurrently, Mr. Molloy entered into a license agreement with the Molloy Group permitting Mr. Molloy to use that intellectual property in certain fields which we believe are not competitive with our business.

LOANS TO OFFICERS

     Certain executive officers were given loans by us to purchase shares of our common stock pursuant to the exercise of their outstanding options. These officers are personally liable for the principal of and interest due on their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable three years from the date it is made or earlier if the individual's employment is terminated or he or she no longer owns the shares. These loans did not reduce our cash balance. The respective total number of shares purchased and the amounts loaned are set forth in the table below.

                                                                NUMBER OF SHARES
STOCKHOLDER                                                   ACQUIRED ON EXERCISE    LOAN AMOUNTS
-----------                                                   --------------------    ------------
Rajiv Enand.................................................        150,000             $250,000
Mark Tapling................................................        510,000              887,500
Mark Finkel.................................................        450,000              750,000
Lou Venezia.................................................        148,500              119,790
Susie Sedlacek..............................................         63,750              138,750
Richard Koloski.............................................         39,330               51,076
Richard Joslin..............................................         92,625              125,395

STOCK EXERCISES BY EXECUTIVE OFFICERS

     The following table sets forth exercises of shares of our common stock by our executive officers. All purchases during 2000 by officers were pursuant to the exercise of their outstanding options.

                                                       PRICE PER     SHARE
STOCKHOLDER                                              SHARE      AMOUNTS      ISSUANCE DATE
-----------                                            ---------    -------    -----------------
Rajiv Enand..........................................    $1.67      150,000    January 19, 2000
Mark Tapling.........................................     1.67       60,000    January 31, 2000
                                                          2.29      450,000    February 29, 2000
Mark Finkel..........................................     1.67      450,000    January 31, 2000
Lou Venezia..........................................     0.81      148,500    January 31, 2000
Susie Sedlacek.......................................     3.40       18,750    January 31, 2000
                                                          1.67       45,000    February 29, 2000
Richard Koloski......................................     0.81       16,380    January 31, 2000
                                                          1.67       22,500    February 29, 2000
Richard Joslin.......................................     1.06       47,625    January 31, 2000
                                                          1.67       45,000    February 29, 2000

STOCK OPTION GRANTS TO EXECUTIVE OFFICERS

     The following table sets forth grants of options to purchase shares of our common stock to our executive officers in the current fiscal year.

                                                        PRICE PER     SHARE
STOCKHOLDER                                               SHARE      AMOUNTS     ISSUANCE DATE
-----------                                             ---------    -------    ----------------
Mark Tapling..........................................    $1.67      450,000    January 19, 2000
Mark Finkel...........................................     1.67      450,000    January 31, 2000
Susie Sedlacek........................................     1.67       45,000    January 19, 2000
Richard Koloski.......................................     1.67       22,500    January 19, 2000
Richard Joslin........................................     1.67       45,000    January 19, 2000

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 29, 2000, as adjusted to reflect the sale of common stock in this offering (assuming no exercise of the underwriters' over-allotment option) by:

     - each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of the outstanding common stock;

     - each of the Chief Executive Officer and our other four most highly compensated executive officers;

     - each of our directors; and

     - all of our directors and the Chief Executive Officer and the other four most highly compensated executive officers as a group.

                                                          SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                              OWNED PRIOR             OWNED AFTER
                                                           TO OFFERING(1)(2)        OFFERING(1)(2)
                                                         ---------------------    -------------------
NAME OF BENEFICIAL OWNER                                   NUMBER      PERCENT          PERCENT
------------------------                                 ----------    -------    -------------------
Norwest Equity Partners V, LLP(3)......................   3,672,940     13.7%
  Suite 105
  Building 3
  300 Sand Hill Road
  Menlo Park, CA 94025
Kevin Hall(3)(4).......................................   3,695,440     13.8%
  c/o Norwest Equity
  Partners V, LLP
  Suite 105
  Building 3
  300 Sand Hill Road
  Menlo Park, CA 94025
Jeffrey Pepper(5)......................................   3,575,421     13.3%
  c/o ServiceWare.com, Inc.
  333 Allegheny Avenue
  Oakmont, PA 15139
C.E. Unterberg, Towbin L.P.(6)(7)......................   3,362,155     12.5%
  10 East 50th Street
  New York, NY 10022
Geocapital III, L.P(8).................................   2,661,433      9.9%
  One Bridge Plaza
  Fort Lee, NJ 07024
Poly Ventures II, L.P.(9)..............................   2,398,329      8.9%
  901 Route 110
  Farmingdale, NY 11735
Susanne Harrison(9)(10)................................   2,420,829      9.0%
  c/o Poly Ventures II, L.P.
  901 Route 110
  Farmingdale, NY 11735
Rajiv Enand(11)........................................   2,388,705      8.9%
  c/o ServiceWare.com, Inc.
  333 Allegheny Avenue
  Oakmont, PA 15139
Bruce Molloy(6)........................................   2,096,493      7.8%
  c/o ServiceWare.com, Inc.
  333 Allegheny Avenue
  Oakmont, PA 15139

                                                          SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                              OWNED PRIOR             OWNED AFTER
                                                           TO OFFERING(1)(2)        OFFERING(1)(2)
                                                         ---------------------    -------------------
NAME OF BENEFICIAL OWNER                                   NUMBER      PERCENT          PERCENT
------------------------                                 ----------    -------    -------------------
Lovett Miller Venture Fund II, LP(12)..................   1,149,999      4.3%
  c/o Scott Miller, Managing Director
  100 North Tampa Street
  Suite 2675
  Tampa, FL 33602
Timothy Wallace(13)....................................      63,000        *
  c/o ServiceWare.com, Inc.
  333 Allegheny Avenue
  Oakmont, PA 15139
Mark Tapling...........................................     510,000      1.9%
Mark Finkel............................................     450,000      1.7%
Lou Venezia............................................     387,909      1.4%
Susie Sedlacek.........................................      63,750        *
Peggy Biddison.........................................           0        *
All directors and executive officers as a group (13
  persons).............................................  12,280,632     45.7%

---------------
  *  Less than 1%

 (1) The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days of February 29, 2000 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Applicable percentage of ownership is based on 26,856,869 shares of common
     stock outstanding on February 29, 2000 and                shares of common
     stock outstanding after the completion of this offering.

 (3) Includes (a) 337,500 shares of common stock currently issued, (b) 2,583,441 shares of common stock issuable upon conversion of Series C preferred stock held by Norwest, (c) 540,000 shares of common stock issuable upon conversion of Series D preferred stock held by Norwest, (d) 105,000 shares of common stock issuable to Norwest upon issuance to the holders of our Series A preferred stock and Series B preferred stock of an aggregate of 889,620 shares of common stock in payment of dividends accrued on the Series A preferred stock and Series B preferred stock through July 29, 1997 and June 29, 1998, respectively, and (d) 107,000 shares of common stock issuable upon the exercise of outstanding warrants.

 (4) Includes 22,500 shares of common stock issuable upon the exercise of options exercisable within 60 days. Mr. Hall may be deemed to own beneficially the common stock owned by Norwest because he is affiliated with the general partner of Norwest. Mr. Hall disclaims beneficial ownership of the common stock and other of our securities owned beneficially by Norwest, other than his beneficial interest in such securities through his interest in the general partner of Norwest.

 (5) Includes an aggregate of 315,000 shares owned by two separate trusts of which Mr. Pepper is co-trustee and his children are beneficiaries.

 (6) Includes 4,125 options exercisable within 60 days.

 (7) Includes 810,108 shares held by C.E. Unterberg, Towbin Capital Partners I, LP; 748,946 shares held by Unterberg, Harris Private Equity Partners, L.P.; 499,020 shares held by C.E. Unterberg, Towbin

     L.P.; 459,999 shares held by Tamar Venture Capital Ltd.; 312,411 shares held by Thomas Unterberg, a managing director of C.E. Unterberg, Towbin L.P.; 191,534 shares held by Unterberg, Harris Interactive Media LP; 159,969 shares held by Unterberg, Harris Private Equity Partners, L.P.; 31,598 shares held by C.E. Unterberg, Towbin LLC; 21,006 shares held by Robert Towbin, a managing director of C.E. Unterberg, Towbin L.P.; 6,900 shares held by Estelle Konviser, a managing director of C.E. Unterberg, Towbin L.P.; 4,599 shares held by Andrew Blum, a managing director of C.E. Unterberg, Towbin L.P.; and an aggregate of 116,007 shares held by one trust, one limited partnership, one sole proprietorship and three 401(k) profit sharing accounts, all of which have beneficiaries or trustees who are affiliated with C.E. Unterberg, Towbin L.P. or the principals of C.E. Unterberg, Towbin L.P.

 (8) Includes (a) 71,079 shares of common stock currently issued, (b) 1,896,612 shares of common stock issuable upon conversion of Series B preferred stock held by Geocapital, (c) 200,000 shares of common stock issuable upon conversion of Series D preferred stock held by Geocapital, (d) 453,741 shares of common stock issuable to Geocapital in payment of dividends accrued on the Series B preferred stock through June 29, 1998, and (e) 40,001 shares of common stock issuable upon exercise of outstanding warrants.

 (9) Includes (a) 68,181 shares of common stock currently issued, (b) 1,096,754 shares of common stock issuable upon conversion of Series A preferred stock held by Poly Ventures, (c) 722,516 shares of common stock issuable upon conversion of Series B preferred stock held by Poly Ventures, (d) 60,000 shares of common stock issuable upon conversion of Series D preferred stock held by Poly Ventures, (e) an aggregate of 435,879 shares of common stock issuable to Poly Ventures in payment of dividends accrued on Series A preferred stock and Series B preferred stock through July 29, 1997 and June 29, 1998, respectively, and (f) 15,000 shares of common stock issuable upon exercise of outstanding warrants.

(10) Includes 22,500 shares of common stock issuable upon the exercise of options exercisable within 60 days. Ms. Harrison may be deemed to own beneficially the common stock owned by Poly Ventures because she is a general partner of Poly Ventures. Ms. Harrison disclaims beneficial ownership of the common stock and other of our securities owned by Poly Ventures, other than her beneficial interest in such securities through her partnership interest in Poly Ventures.

(11) Includes an aggregate of 178,500 shares owned by two separate trusts of which Mr. Enand is co-trustee and his children are beneficiaries.

(12) Includes (a) 999,999 shares of common stock issuable upon conversion of Series D preferred stock held by Lovett Miller, and (b) 150,000 shares of common stock issuable upon exercise of outstanding warrants.

(13) Consists of shares issuable upon the exercise of options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue 100 million shares of common stock, no par value, and five million shares of undesignated preferred stock, no par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Certificate of Incorporation and our Bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     As of February 29, 2000, there were 26,736,869 shares of common stock outstanding, held of record by approximately 130 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock, the exercise of all outstanding warrants that would otherwise expire upon the consummation of this offering and conversion of accrued dividends on preferred stock into common stock, which is to occur upon completion of this offering. In addition, as of February 29, 2000, there were 3,631,242 shares of common stock subject to outstanding options. Upon completion of this offering,
there will be           shares of common stock outstanding, assuming no
additional exercise of outstanding stock options or warrants.

     Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that our Board of Directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     Prior to this offering, we had five series of convertible preferred stock:
Series A, Series B, Series C, Series D and Series E. As of February 29, 2000, the number of outstanding shares of each series of our preferred stock was:

     - 243,723 shares of Series A;

     - 1,058,574 shares of Series B;

     - 1,111,111 shares of Series C;

     - 2,400,000 shares of Series D; and

     - 2,647,984 shares of Series E.

     Upon the closing of this offering, all outstanding shares of our Series A preferred stock (and accrued common stock), Series B preferred stock (and accrued common stock), Series C preferred stock (and certain anti-dilution adjustments), Series D preferred stock and Series E preferred stock will be converted into 1,096,754, 2,709,435, 2,583,441, 3,600,000 and 3,971,976 shares of common stock, respectively, and these classes of preferred stock will be canceled. Thereafter, our Board of Directors will have the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change of control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

WARRANTS

     As of December 31, 1999, there were warrants outstanding to purchase 772,931 shares of our common stock. We expect the warrants to be exercised prior to the consummation of this offering; however, to the extent not exercised,
warrants to purchase           shares of our common stock shall expire. The
other warrants to purchase           shares of our common stock expire at
various dates through December 10, 2006.

REGISTRATION RIGHTS

     The holders of           shares of common stock (after conversion of our
existing preferred stock) and warrants to purchase           shares of our
common stock are entitled to require us to register the sales of their shares under the Securities Act pursuant to the terms of an agreement between us and the holders of these securities. Subject to limitations specified in this agreement, these registration rights include the following:

     - an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering (not including this public offering), subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;

     - two demand registration rights that holders may exercise no sooner than six months after this offering, which require us to register sales of a holder's shares; and

     - an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration following such time as we qualify for the use of this form of registration with the Securities and Exchange Commission.

     We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder sells those shares within two successive three-month periods without registration under the Securities Act.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Our Amended and Restated Certificate of Incorporation and Bylaws, to be effective upon or prior to the effectiveness of our registration statement, divide the Board of Directors into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of the Board of Directors is to be elected each year. Susanne Harrison and Rajiv Enand are Class I directors with their terms of office expiring in 2001, Timothy Wallace and Kevin Hall are Class II directors with their terms expiring in 2002, and Bruce Molloy and Mark Tapling are Class III directors with their terms of office expiring in 2003. The classification of the Board of Directors could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our Board of Directors. In addition, our Amended and Restated Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. The Bylaws also provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Under our Bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders must comply with various advance notice requirements. Finally, our Amended and Restated Certificate of Incorporation and Bylaws do not permit stockholders to take any action without a meeting.

DELAWARE ANTI-TAKEOVER PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

     - our Board of Directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - at or after the date the person became an interested stockholder, our Board of Directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

LISTING

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "SVCW".

TRANSFER AGENT AND REGISTRAR

                    will serve as transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our securities. Upon completion of this offering, based upon the number of shares outstanding at
February 29, 2000, there will be           shares of common stock outstanding
(assuming no exercise of outstanding options or warrants that do not expire on
consummation of this offering). Of these shares, the           shares sold in
this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining           shares of common stock are deemed "restricted
securities" under Rule 144. Of the restricted securities, approximately shares of common stock, which are not subject to the 180-day lock-up agreements with the underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately additional shares of common stock, which are not subject to lock-up agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the effective date of the registration statement. Upon expiration of the lock-up agreements 180 days after the date of this prospectus, approximately additional shares of common stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

LOCK-UP AGREEMENTS

     Officers and directors, and certain security holders, holding in the
aggregate approximately           shares of common stock (including
shares of common stock that may be acquired pursuant to the exercise of options held by them) on February 29, 2000, have agreed that, for a period of 180 days after the date of this prospectus, they will not sell, consent to sell or otherwise dispose of any shares of common stock, or any shares convertible into or exchangeable for shares of common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of the underwriters. Bear, Stearns & Co. Inc., on behalf of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding,
       which will equal approximately           shares immediately after this
       offering; and

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

OPTIONS

     We intend to file a registration statement on Form S-8 under the Securities
Act to register approximately           shares of common stock issuable under
our stock incentive plan approximately 90 days after the effectiveness of the registration statement. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

REGISTRATION RIGHTS

     The holders of           shares of our common stock that will be
outstanding after this offering and the holders of warrants to purchase shares of our common stock are entitled to require us to register the sale of their shares under the Securities Act.

EFFECT OF SALES OF SHARES

     Prior to this offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of our common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., SG Cowen Securities Corporation, Wit SoundView Corporation and C.E. Unterberg, Towbin, the underwriters have severally agreed to purchase from us the following respective number of shares of common stock less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Bear, Stearns & Co. Inc.....................................
SG Cowen Securities Corporation.............................
Wit SoundView Corporation...................................
C.E. Unterberg, Towbin......................................
[other].....................................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock set forth above, other than shares of our common stock covered by the over-allotment option described below, if they purchase any of the shares. Those obligations are subject, however, to various conditions, including the approval of legal matters by their counsel.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

     The underwriters propose to offer the shares of our common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not
to exceed $     per share. The underwriters may allow, and such selected dealers
may reallow, a concession not to exceed $     per share. After the commencement
of this offering, the public offering price and the concessions may be changed by the underwriters.

     We have granted to the underwriters an option to purchase in the aggregate
up to      additional shares to be sold in this offering at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to several conditions, including the approval of legal matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the underwriters' discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                        PER SHARE                   TOTAL
                                                  ----------------------    ----------------------
                                                   WITHOUT       WITH        WITHOUT       WITH
                                                    OVER-        OVER-        OVER-        OVER-
                                                  ALLOTMENT    ALLOTMENT    ALLOTMENT    ALLOTMENT
                                                  ---------    ---------    ---------    ---------
Underwriting discounts and commissions payable
  by us.........................................  $            $            $            $

     C.E. Unterberg, Towbin, one of our underwriters, is an affiliate of our company. See "Principal Stockholders." The offering, therefore, is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules. Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a

"qualified independent underwriter" meeting certain standards. Accordingly, Bear, Stearns & Co. Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than recommended by Bear, Stearns & Co. Inc.

     From time to time, C.E. Unterberg, Towbin has provided financial services to us and, in connection with our acquisition of the Molloy Group in July 1999, to the Molloy Group as well. See "Certain Transactions." Robert C. Harris Jr., a Senior Managing Director of Bear, Stearns & Co. Inc. is the beneficial owner of approximately 30,000 shares of our common stock.

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $     . The offering of the
shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

     Wit SoundView is making available a prospectus in electronic format on its regular Internet Web site. In addition, all dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of them. Other than the electronic version of this prospectus, the information on Wit SoundView's Web site and any information contained on any other Web site maintained by Wit SoundView or any dealer purchasing shares from it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by ServiceWare.com or any underwriter in its capacity as underwriter and should not be relied on by prospective investors.

     At our request, the underwriters have reserved for sale at the initial
public offering price up to      % of the number of shares of common stock to be
sold in this offering to persons associated with us, such as associates of some of our employees and selected employees of companies with which we are developing or have commercial relationships. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby and will not be subject to resale restrictions.

     We and our executive officers, directors and our current shareholders, who
own in the aggregate        shares of common stock, have agreed not to, directly
or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned during the 180-day period following the date of this prospectus, subject to limited exceptions, without the prior written consent of Bear, Stearns & Co. Inc.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price has been determined through negotiations among us and the representatives of the underwriters. The primary factors considered in determining the public offering price were:

     - our financial and operating history and condition;

     - market valuations of other companies engaged in activities similar to ours;

     - our prospects and prospects for the industry in which we do business in general;

     - our management;

     - prevailing equity market conditions; and

     - the demand for securities considered comparable to ours.

     In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to them. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     We have applied to have our common stock listed on the Nasdaq National Market under the symbol "SVCW."

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements at December 31, 1998 and 1999 for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048.

     As a result of this offering, we will become subject to information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Securities and Exchange Commission maintains a World Wide Web site that contains reports (including our registration statement on Form S-1), proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

     In addition, an electronic version of this prospectus is available on Wit SoundView Corporation's regular Web site (http://www.witcapital.com) and on our Web site (http://www.serviceware.com). Other than the electronic version of this prospectus, the information on our Web site and on Wit SoundView Corporation's web site is not a part of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SERVICEWARE.COM, INC.
  Report of Independent Auditors............................    F-2
  Consolidated Balance Sheets...............................    F-3
  Consolidated Statements of Operations.....................    F-4
  Consolidated Statements of Shareholders' Equity (Capital
     Deficiency)............................................    F-5
  Consolidated Statements of Cash Flows.....................    F-7
  Notes to Consolidated Financial Statements................    F-8

MOLLOY GROUP, INC.
  Report of Independent Auditors............................   F-22
  Balance Sheets............................................   F-23
  Statement of Operations...................................   F-24
  Statement of Shareholders' Equity (Capital Deficiency)....   F-25
  Statement of Cash Flows...................................   F-26
  Notes to Financial Statements.............................   F-27

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ServiceWare.com, Inc.

     We have audited the accompanying consolidated balance sheets of ServiceWare.com, Inc. (formerly ServiceWare, Inc.), as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ServiceWare.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Pittsburgh, Pennsylvania
January 28, 2000

                             SERVICEWARE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   890,952   $  6,623,033
  Accounts receivable, less allowance for doubtful accounts
    of $312,206 in 1999 and $241,788 in 1998................    3,246,364      3,282,745
  Other current assets......................................      483,147        456,533
                                                              -----------   ------------
Total current assets........................................    4,620,463     10,362,311
Long term assets
  Purchased technology, net of amortization of $259,199.....           --      1,518,168
  Property and equipment
    Office furniture, equipment, and leasehold
     improvements...........................................      916,346      1,162,078
    Computer equipment......................................    2,237,040      3,468,761
                                                              -----------   ------------
    Total property and equipment............................    3,153,386      4,630,839
    Less accumulated depreciation...........................   (1,467,053)    (2,635,341)
                                                              -----------   ------------
  Property and equipment, net...............................    1,686,333      1,995,498
  Intangible assets, net of accumulated amortization of
    $2,203,580..............................................           --     12,695,588
  Other long term assets....................................       50,000        162,338
Total long term assets......................................    1,736,333     16,371,592
                                                              -----------   ------------
Total assets................................................  $ 6,356,796   $ 26,733,903
                                                              ===========   ============
LIABILITIES AND SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Current liabilities
  Revolving line of credit..................................  $ 1,450,000   $  1,250,000
  Accounts payable..........................................      755,939        426,883
  Accrued compensation and benefits.........................      487,671      1,324,840
  Deferred revenue..........................................    4,954,928      9,086,272
  Other current liabilities.................................      790,661      1,036,459
                                                              -----------   ------------
Total current liabilities...................................    8,439,199     13,124,454
Long term debt, less current portion........................      204,167      2,930,328
Other long term liabilities.................................       14,038         18,207
                                                              -----------   ------------
Total liabilities...........................................    8,657,404     16,072,989
Shareholders' equity (capital deficiency)
  Series A convertible preferred stock, $1 par; 243,723
    shares authorized, issued and outstanding in 1999 and
    1998....................................................      501,316        348,261
  Series B convertible preferred stock, $1 par; 1,058,574
    shares authorized, issued and outstanding in 1999 and
    1998....................................................    1,918,666      1,978,475
  Series C convertible preferred stock, $1 par; 1,111,111
    shares authorized, issued and outstanding in 1999 and
    1998....................................................    1,720,779      1,720,779
  Series D convertible preferred stock, $1 par; 2,400,000
    shares authorized, issued and outstanding in 1999.......           --      7,952,907
  Series E convertible preferred stock, $1 par; 3,000,000
    shares authorized, 2,647,984 issued and outstanding in
    1999....................................................           --      9,929,944
  Common stock and additional paid in capital, no par value;
    25,000,000 and 13,000,000 shares authorized in 1999 and
    1998; 6,388,713 and 4,629,125 shares issued and
    outstanding in 1999 and 1998............................      779,460      5,263,743
  Warrants..................................................           --        856,734
  Note receivable from common shareholder...................           --       (199,999)
  Deficit...................................................   (7,220,829)   (17,189,930)
                                                              -----------   ------------
Total shareholders' equity (capital deficiency).............   (2,300,608)    10,660,914
                                                              -----------   ------------
Total liabilities and shareholders' equity (capital
  deficiency)...............................................  $ 6,356,796   $ 26,733,903
                                                              ===========   ============

              See accompanying notes to the financial statements.

                             SERVICEWARE.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     -----------    -----------    ------------
REVENUES
  Licenses and subscriptions.......................  $ 9,249,904    $11,283,614    $ 13,311,177
  Services.........................................      436,285      1,639,623       4,340,698
                                                     -----------    -----------    ------------
Total revenues.....................................    9,686,189     12,923,237      17,651,875
COST OF REVENUES
  Cost of licenses and subscriptions...............      126,413        371,769         981,657
  Cost of services.................................      501,571      1,057,354       3,506,085
                                                     -----------    -----------    ------------
Total cost of revenues.............................      627,984      1,429,123       4,487,742

GROSS MARGIN.......................................    9,058,205     11,494,114      13,164,133

OPERATING EXPENSES
  Sales and marketing..............................    4,325,681      7,198,572      11,582,553
  Research and development.........................    4,400,191      5,298,241       6,848,842
  General and administrative.......................    1,880,551      2,800,768       2,418,292
  Intangible assets amortization...................           --             --       2,203,580
                                                     -----------    -----------    ------------
Total operating expenses...........................   10,606,423     15,297,581      23,053,267
                                                                    -----------

LOSS FROM OPERATIONS...............................   (1,548,218)    (3,803,467)     (9,889,134)

OTHER INCOME (EXPENSE)
  Interest expense.................................      (12,408)       (73,061)       (221,771)
  Other (net)......................................       52,533         60,083          48,558
                                                     -----------    -----------    ------------
Other (expense) income, net........................       40,125        (12,978)       (173,213)
                                                     -----------    -----------    ------------
NET LOSS...........................................   (1,508,093)    (3,816,445)    (10,062,347)
Less preferred dividend amounts....................      (59,499)      (124,050)        (94,586)
                                                     -----------    -----------    ------------
NET LOSS APPLICABLE TO COMMON STOCK................  $(1,567,592)   $(3,940,495)   $(10,156,933)
                                                     ===========    ===========    ============
NET LOSS PER COMMON SHARE, BASIC AND DILUTED.......  $     (0.34)   $     (0.85)   $      (1.88)

SHARES USED IN COMPUTING PER SHARE AMOUNTS.........    4,609,051      4,621,794       5,401,652

              See accompanying notes to the financial statements.

                             SERVICEWARE.COM, INC.

            STATEMENTS OF SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                            CONVERTIBLE PREFERRED STOCK
                                 ---------------------------------------------------------------------------------
                                 SERIES A              SERIES B                 SERIES C                 SERIES D
                                  SHARES     AMOUNT     SHARES       AMOUNT      SHARES       AMOUNT      SHARES
                                 --------   --------   ---------   ----------   ---------   ----------   ---------
Balance at January 1, 1997.....  243,723    $377,577   1,058,574   $1,980,000   1,111,111   $1,720,779          --
  Exercise of stock options....       --          --          --           --          --           --          --
  Dividends and interest on
    Series A redeemable
    convertible preferred
    stock......................       --      59,499          --           --          --           --          --
  Accretion of Series B
    redeemable convertible
    preferred stock............                                       405,000          --           --          --
  Net loss.....................       --          --          --           --          --           --          --
                                 -------    --------   ---------   ----------   ---------   ----------   ---------
Balance at December 31, 1997...  243,723     437,076   1,058,574    2,385,000   1,111,111    1,720,779          --
  Exercise of stock options....       --          --          --           --          --           --          --
  Dividends and interest on
    redeemable convertible
    preferred stock............       --      64,240          --       59,810          --           --          --
  Adjustment to accretion of
    Series B redeemable
    convertible preferred
    stock......................       --          --          --     (526,144)         --           --          --
  Net loss.....................       --          --          --           --          --           --          --
                                 -------    --------   ---------   ----------   ---------   ----------   ---------
Balance at December 31, 1998...  243,723     501,316   1,058,574    1,918,666   1,111,111    1,720,779          --
  Issuance of Series D
    convertible preferred stock
    and warrants, net of
    $271,251 issuance costs....       --          --          --           --          --           --   2,400,000
  Issuance of Series E
    convertible preferred
    stock, common stock,
    warrants and options to
    acquire The Molloy Group...       --          --          --           --          --           --          --
  Reversal of Series A
    redemption premium.........       --    (187,832)         --           --          --           --          --
  Exercise of stock options....       --          --          --           --          --           --          --
  Dividends on preferred
    stock......................       --      34,777          --       59,809          --           --          --
  Issuance of warrant -- credit
    facility...................       --          --          --           --          --           --          --
  Net loss.....................       --          --          --           --          --           --          --
                                 -------    --------   ---------   ----------   ---------   ----------   ---------
Balance at December 31, 1999...  243,723    $348,261   1,058,574   $1,978,475   1,111,111   $1,720,779   2,400,000
                                 =======    ========   =========   ==========   =========   ==========   =========

                                     CONVERTIBLE PREFERRED STOCK
                                 -----------------------------------
                                              SERIES E
                                   AMOUNT      SHARES       AMOUNT
                                 ----------   ---------   ----------
Balance at January 1, 1997.....  $       --          --   $       --
  Exercise of stock options....          --          --           --
  Dividends and interest on
    Series A redeemable
    convertible preferred
    stock......................          --          --           --
  Accretion of Series B
    redeemable convertible
    preferred stock............          --          --           --
  Net loss.....................          --          --           --
                                 ----------   ---------   ----------
Balance at December 31, 1997...          --          --           --
  Exercise of stock options....          --          --           --
  Dividends and interest on
    redeemable convertible
    preferred stock............          --          --           --
  Adjustment to accretion of
    Series B redeemable
    convertible preferred
    stock......................          --          --           --
  Net loss.....................          --          --           --
                                 ----------   ---------   ----------
Balance at December 31, 1998...          --          --           --
  Issuance of Series D
    convertible preferred stock
    and warrants, net of
    $271,251 issuance costs....   7,952,907          --           --
  Issuance of Series E
    convertible preferred
    stock, common stock,
    warrants and options to
    acquire The Molloy Group...          --   2,647,984    9,929,944
  Reversal of Series A
    redemption premium.........          --          --           --
  Exercise of stock options....          --          --           --
  Dividends on preferred
    stock......................          --          --           --
  Issuance of warrant -- credit
    facility...................          --          --           --
  Net loss.....................          --          --           --
                                 ----------   ---------   ----------
Balance at December 31, 1999...  $7,952,907   2,647,984   $9,929,944
                                 ==========   =========   ==========

              See accompanying notes to the financial statements.

                             SERVICEWARE.COM, INC.

                                                                                          NOTE                          TOTAL
                                                    COMMON STOCK AND                   RECEIVABLE                   SHAREHOLDERS'
                                               ADDITIONAL PAID IN CAPITAL                 FROM                         EQUITY
                                               --------------------------                COMMON                       (CAPITAL
                                                 SHARES         AMOUNT      WARRANTS   SHAREHOLDER     DEFICIT       DEFICIENCY)
                                               -----------   ------------   --------   -----------   ------------   -------------
Balance at January 1, 1997...................   4,601,505     $  754,577    $     --    $      --    $ (1,833,886)  $  2,999,047
  Exercise of stock options..................      11,270          6,918          --           --              --          6,918
  Dividends and interest on Series A
    redeemable convertible preferred stock...          --             --          --           --         (59,499)            --
  Accretion of Series B redeemable
    convertible preferred stock..............          --             --          --           --        (405,000)            --
  Net loss...................................          --             --          --           --      (1,508,093)    (1,508,093)
                                                ---------     ----------    --------    ---------    ------------   ------------
Balance at December 31, 1997.................   4,612,775        761,495          --           --      (3,806,478)     1,497,872
  Exercise of stock options..................      16,350         17,965          --           --              --         17,965
  Dividends and interest on redeemable
    convertible preferred stock..............          --             --          --           --        (124,050)            --
  Adjustment to accretion of Series B
    redeemable convertible preferred stock...          --             --          --           --         526,144             --
  Net loss...................................          --             --          --           --      (3,816,445)    (3,816,445)
                                                ---------     ----------    --------    ---------    ------------   ------------
Balance at December 31, 1998.................   4,629,125        779,460          --           --      (7,220,829)    (2,300,608)
  Issuance of Series D convertible preferred
    stock and warrants, net of $271,251
    issuance costs...........................          --             --     775,842           --              --      8,728,749
  Issuance of Series E convertible preferred
    stock, common stock, warrants and options
    to acquire the Molloy Group..............   1,512,307      4,209,882      34,492           --              --     14,174,318
  Reversal of Series A redemption premium....          --             --          --           --         187,832             --
  Exercise of stock options..................     247,281        274,401          --     (199,999)             --         74,402
  Dividends on preferred stock...............          --             --          --           --         (94,586)            --
  Issuance of warrants.......................          --             --      46,400           --              --         46,400
  Net loss...................................          --             --          --           --     (10,062,347)   (10,062,347)
                                                ---------     ----------    --------    ---------    ------------   ------------
Balance at December 31, 1999.................   6,388,713     $5,263,743    $856,734    $(199,999)   $(17,189,930)  $ 10,660,914
                                                =========     ==========    ========    =========    ============   ============

              See accompanying notes to the financial statements.

                             SERVICEWARE.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...........................................  $(1,508,093)   $(3,816,445)   $(10,062,347)
Adjustments to reconcile net loss to net cash
  provided by (used in) operations:
  Depreciation and amortization....................      441,793        794,626       3,701,033
  Changes in operating assets and liabilities, net
     of effects from purchase of Molloy Group:
     Accounts receivable...........................   (1,814,246)      (162,003)        782,765
     Other current assets..........................     (197,482)      (158,367)        105,565
     Accounts payable..............................        2,437        426,305      (1,022,089)
     Accrued compensation and benefits.............      365,769        120,576         495,095
     Other liabilities.............................      234,983        229,657        (233,010)
     Deferred revenue..............................    2,794,623      1,121,223       3,098,524
                                                     -----------    -----------    ------------
Net cash provided by (used in) operating
  activities.......................................      319,784     (1,444,428)     (3,134,464)
CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment acquisitions................     (395,107)    (1,136,400)     (1,080,927)
Payments for purchase of Molloy Group, net of cash
  acquired.........................................           --             --        (346,016)
Payment for rights to the "ServiceWare" name.......           --             --         (75,000)
                                                     -----------    -----------    ------------
Net cash used in investing activities..............     (395,107)    (1,136,400)     (1,501,943)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of principal of capital lease
  obligation.......................................     (108,580)      (217,516)       (243,535)
Repayments of principal of term loan...............           --        (54,035)       (686,688)
Repayments of principal of line of credit..........           --        (29,166)     (1,800,000)
Repayments of principal of equipment line..........           --             --        (205,556)
Repayments of principal of bridge loans............           --             --      (1,800,000)
Proceeds from borrowings under revolving line of
  credit...........................................           --      1,450,000       4,100,000
Proceeds from borrowings under equipment line......           --        350,000         401,116
Proceeds from bridge loans.........................                          --       1,800,000
Proceeds from stock option issuances...............        6,918         17,965          74,402
Net proceeds from Series D Preferred stock
  issuance.........................................           --             --       8,728,749
                                                     -----------    -----------    ------------
Net cash provided by (used in) financing
  activities.......................................     (101,662)     1,517,248      10,368,488
                                                     -----------    -----------    ------------
Increase (decrease) in cash and cash equivalents...     (176,985)    (1,063,580)      5,732,081
Cash and cash equivalents at beginning of year.....    2,131,517      1,954,532         890,952
                                                     -----------    -----------    ------------
Cash and cash equivalents at end of year...........  $ 1,954,532    $   890,952    $  6,623,033
                                                     ===========    ===========    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest.........................................  $    12,408    $    73,061    $    232,967
                                                     ===========    ===========    ============

              See accompanying notes to the financial statements.

                             SERVICEWARE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ORGANIZATION OF THE COMPANY

     ServiceWare.com, Inc. (the "Company") is a leading provider of software and content solutions that businesses use to provide an Internet-based e-service platform to their customers, partners, suppliers and employees.

     The Company's eService Suite includes software and content products which enable its customers to develop and manage a knowledge base of service-related information. Its solutions also permit the dissemination of knowledge through multiple communication channels, such as telephone, e-mail, chat and Web-based self-service. Additionally, its Internet-based knowledge portal, RightAnswers.com(TM), enables customers to access a continuously updated knowledge base of content obtained from leading technology companies as well as the Company's internally produced knowledge content. The Company also offers integration, training, consulting and maintenance services that enable its customers to realize the benefits of its eService Suite.

     The Company's products (the "Products") include:

     eService Architect. The eService Architect provides a robust set of knowledge tools that allows customers' subject matter experts and system administrators to administer, design, manage and maintain knowledge bases.

     eService Professional. The eService Professional provides a Web-based application interface for use by customer service professionals to more easily navigate through the knowledge base, view various components of the knowledge base as well as capture and revise additional knowledge.

     eService Site. The eService Site allows customers to provide Web-based self-service to their end-users.

     RightAnswers.com. RightAnswers.com is an Internet-based knowledge portal that enables customers to access a continuously updated database of problem-solution pairs in a cost effective and timely manner. RightAnswers.com is also sold in a CD-ROM version, previously marketed as Knowledge-Pak Desktop Suite(R).

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

REVENUE RECOGNITION

     The Company's revenue recognition policy is governed by Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants (AICPA), as amended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. The Company derives its revenues from licenses and subscriptions for its Products sold directly to end-users and indirectly through distributors as well as from the provision of related services, including installation and training, consulting, customer support and maintenance contracts

                             SERVICEWARE.COM, INC.

Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed or determinable, and collection of the amount due from the customer is deemed probable. If extended payment terms or acceptance criteria are in the contract, revenue recognition is deferred until payment is within normal payments terms or acceptance has occurred. If a transaction includes multiple elements, the value given to each element is based on the value of that element if sold separately. Additional revenue recognition criteria by revenue type are listed below.

  Licenses and subscriptions revenues

     Licenses and subscriptions revenues include fees for perpetual licenses and periodic subscription licenses. We recognize revenues on license fees after a non-cancelable license agreement has been signed, the product has been delivered, the fee is fixed, determinable and collectable, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement. We recognize revenues on periodic subscription licenses over the subscription term. Product returns and sales allowances (which have not been significant through December 31, 1999) are estimated and provided for at the time of sale.

     Due to the significant delay in receiving sales reports from distributors, the Company recognizes licenses revenues from distributors when the sales reports are received because at the time of delivery the fees are not fixed or determinable and collection is not probable. Accordingly, Annual Subscription Agreement (ASA) sales included in these reports are recognized on a straight-line basis over the remaining term of the contract beginning in the period that the report is received. If certain multi-element arrangements are not able to be allocated the entire arrangement is deferred and revenue is recognized over the period of the last undelivered element.

     Subscriptions revenues are derived from the sale of ASAs for content, which provides mainly product updates. ASA revenues are recognized on a straight-line basis over the term of the contract. Payments for ASAs are normally made in advance and are nonrefundable.

  Services revenues

     Services revenues are derived from variable fees for installation, training, consulting and building customized knowledge bases as well as from fixed fees for customer support and maintenance contracts.

     Maintenance and support revenues are derived from the sale of software support contracts, which provide end-users with the right to product enhancements, updates, and customer support. Maintenance revenues are recognized on a straight-line basis over the term of the contract. Payments for maintenance fees are normally made in advance and are nonrefundable.

     Revenues for installation and training, system integration projects, consulting and building customized knowledge bases services are recognized as the services are performed.

  Cost of revenues

     Cost of licenses and subscriptions revenues consists primarily of the expenses related to royalties, the cost of media on which a product is delivered, product fulfillment costs, amortization of purchased technology and salaries, benefits, direct expenses and allocated overhead costs related to product fulfillment and the costs associated with maintaining our Web site.

                             SERVICEWARE.COM, INC.

     Cost of services revenues consists of direct and indirect costs related to service revenues which primarily include salaries, benefits, direct expenses and allocated overhead costs related to the customer support and services personnel, fees for subcontractors and the cost associated with maintaining our customer support site.

     Deferred revenues relate to product licenses, ASAs, maintenance services, professional services, and unearned inventory sale revenue from distributors, all of which generally have been paid for in advance.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of ninety days or less. Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, subject the Company to minimal risk.

OTHER CURRENT ASSETS

     Other current assets consists primarily of deposits and prepayments for expenses to be realized within the next year.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally two to five years). Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense. Capital leases are amortized over the term of the lease. Upon disposal, assets and related accumulated depreciation are removed from the Company's accounts, and the resulting gains or losses are reflected in the statement of operations.

INTANGIBLE ASSETS

     Intangible assets resulted primarily from the acquisition of Molloy Group (Note 3) and consist of the following identifiable assets:

                                                                              AMORTIZATION
DESCRIPTION                                                      AMOUNT          PERIOD
-----------                                                   ------------    ------------
Assembled workforce.........................................  $  1,041,900      2 years
Customer list...............................................     1,043,543      4 years
Noncompetition agreement....................................       345,174      3 years
Goodwill....................................................    12,393,551      3 years
                                                              ------------
Total intangible assets resulting from the Molloy
  acquisition...............................................    14,824,168
Payment for rights to the "ServiceWare" name................        75,000      3 years
                                                              ------------
Total intangible assets.....................................    14,899,168
Less accumulated amortization...............................    (2,203,580)
                                                              ------------
Intangible assets, net......................................  $ 12,695,588
                                                              ============

     Intangible assets are recorded at cost, net of accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the related assets (two to four years).

                             SERVICEWARE.COM, INC.

     On an ongoing basis, when there are indicators of impairment such as recurring losses, the Company evaluates the carrying value of intangibles resulting from business acquisitions. If such indicators are apparent, the Company compares the carrying value of the intangibles to the estimated future undiscounted cash flows expected to be generated from the businesses acquired over the remaining life of the intangible. If the undiscounted cash flows are less than the carrying value of the intangibles, the cash flows will be discounted to present value and the intangibles will be reduced to this amount. There was no impairment for the year ended December 31, 1999.

CONCENTRATION OF CREDIT RISK/MAJOR CUSTOMERS

     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company sells its products to enterprises directly and through third-party distributors (Distributors), and the Company's customer base is dispersed across many different geographic areas throughout North America, parts of Europe, the South Pacific / Australia, and Japan. The Company performs ongoing credit evaluations of its customers' financial condition, and generally no collateral, such as letters of credit and bank guarantees, is required. The Company maintains adequate reserves for potential credit losses and such losses have been minimal and within management's estimates.

     One direct sales customer accounted for 15% of total revenues in 1997 and 24% of total accounts receivable at December 31, 1997.

     The Company recognized approximately $5,096,000, $6,253,000, and $7,771,000, in product revenues related to Distributor sales in 1997, 1998, and 1999, respectively. In any given year, the revenue from a single Distributor may be material to total revenue and/or total accounts receivable. For the years ended December 31, 1997, 1998 and 1999, a single Distributor, two distributors and a different single distributor accounted for approximately 12%, 15% and 17% of total revenues and 13%, 14% and 0% of total accounts receivable, respectively.

PRODUCT CONCENTRATION

     The Company currently derives the majority of its revenue from the licensing of its Products and related services. These products and services are expected to account for the majority of the Company's revenue for the foreseeable future. Consequently, a reduction in demand for these products or a decline in sales of these products, would adversely affect operating results.

RESEARCH AND DEVELOPMENT

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers provided recoverability is reasonably assured. The Company follows the "working model" approach, whereby technological feasibility is established at the time the Company has a beta customer. The Company releases updated products periodically soon after technological feasibility has been established for new enhancements. For 1997, 1998, and 1999, costs which were eligible for capitalization were insignificant and, thus, the Company has charged its software development costs to research and development expense in the accompanying statements of operations with the exception of the technology acquired from Molloy (see Note 3). The value of the purchased technology was capitalized and is being amortized on a straight line basis over 3 years.

                             SERVICEWARE.COM, INC.

ADVERTISING COSTS

     Advertising and sales promotions are charged to expense during the period in which they are incurred. Total advertising and sales promotions expense for the years ended December 31, 1997, 1998, and 1999 were approximately $562,000, $675,000, and $1,039,000, respectively.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures (see Note 7).

STATEMENT OF CASH FLOWS

     Noncash transactions for the years ended December 31, 1997, 1998, and 1999 include capital lease additions of approximately $395,000, $65,000 and $182,000, respectively.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

NET LOSS PER SHARE

     In accordance with SFAS No. 128, basic and dilutive net loss per share have been computed using the weighted-average number of shares of common stock outstanding during the period.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. The adoption of this pronouncement for fiscal year 2000 is not expected to materially affect the Company's revenue recognition policies.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133, as amended, for the year ending December 31, 2001.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. Management believes the Company's revenue recognition practices are in conformity with SAB No. 101.

                             SERVICEWARE.COM, INC.

3. ACQUISITION

     On July 23, 1999, the Company acquired the outstanding preferred stock, common stock, and warrants and stock options to purchase common stock of Molloy Group, Inc. (Molloy), a leading provider of knowledge-empowered software for strengthening customer relationships. The acquisition was effected by issuing 2,647,984 shares of Series E Preferred Stock, 1,512,307 shares of common stock, and 40,473 warrants and 393,950 options to purchase common stock. The consideration was valued at approximately $14.2 million plus $445,000 in transaction costs. This transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. The consideration in excess of the fair value of assets acquired and liabilities assumed in the merger of $16.6 million is classified as purchased technology and intangible assets and is being amortized over two to four years.

     The estimated fair value of the assets acquired and liabilities assumed of Molloy are as follows:

DESCRIPTION                                                 AMOUNT
-----------                                               -----------
Current assets..........................................  $   903,184
Property and equipment..................................      475,663
Purchased technology....................................    1,777,367
Intangibles.............................................   14,824,168
Other long term assets..................................       80,298
Current liabilities.....................................    3,468,996
Other long term liabilities.............................       51,905

     The following unaudited pro forma statements of operations give effect to the Molloy acquisition as if the acquisition occurred on January 1, 1998. Basic and diluted net loss per share has been calculated utilizing the basic and diluted weighted average of ServiceWare, Inc. shares outstanding during the years adjusted for 1,512,307 shares of common stock issued July 23, 1999 for the Molloy acquisition assuming these shares were outstanding as of the beginning of the years presented.

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                               1998              1999
                                                            PRO FORMA         PRO FORMA
                                                          --------------    --------------
Revenue.................................................   $ 16,093,986      $ 20,305,946
Net loss................................................   $(13,507,433)     $(14,337,826)
                                                           ------------      ------------
Net loss applicable to common stock.....................   $(13,631,483)     $(14,432,412)
                                                           ============      ============
Basic and diluted net loss per share....................   $      (2.22)     $      (2.31)
Shares used in computing per share amounts..............      6,134,101         6,246,863

     The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not reflect anticipated cost savings and do not necessarily represent results which would have occurred if the Molloy acquisition had taken place at the date and on the basis assumed above.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments consisting principally of cash and cash equivalents, accounts receivable and payable, debt, and note receivable from common shareholder approximate their fair values at December 31, 1998 and 1999.

                             SERVICEWARE.COM, INC.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the allowance for doubtful accounts is as follows:

                                                            BALANCE
                                                            --------
Balance, December 31, 1996................................  $ 19,457
Net charge to expense.....................................    79,106
Amounts written off.......................................        --
                                                            --------
Balance, December 31, 1997................................    98,563
Net charge to expense.....................................   150,875
Amounts written off.......................................    (7,650)
                                                            --------
Balance, December 31, 1998................................   241,788
Net charge to expense.....................................    90,420
Amounts written off.......................................   (20,002)
                                                            --------
Balance, December 31, 1999................................  $312,206
                                                            ========

6. DEBT

     In December 1999, the Company entered into a new credit facility with a bank. This facility consists of three notes, a revolving loan facility, a convertible equipment loan, and a term loan. The outstanding balances from the previous revolving credit facility discussed below were transferred to the new notes.

     The amount available under the revolving credit note is $7,500,000 less principal outstanding on the term loan and matures on December 10, 2001. Any amounts drawn under the facility bear interest at the Base Rate plus 0.50%. "Base Rate" is defined as the lesser of the bank's prime rate or the Federal Fund's Effective Rate plus 2%. The availability of credit is based on a percentage of eligible accounts receivable. At December 31, 1999, $1,520,658 was available for use and $1,250,000 was outstanding on the revolving credit note.

     The amount available under the convertible equipment note was $750,000 on December 31, 1999. On June 8, 2000, outstanding amounts under this line will be converted to single term loan which matures on June 1, 2003. Any amounts drawn under the facility bear interest at the Base Rate plus 0.75%. The availability of advances on this line is based on a percentage of invoice amounts for equipment acquisitions. At December 31, 1999, nothing had been drawn and $516,394 was outstanding on the new equipment line from the previous equipment line (see discussion below). Of this amount, $86,066 is classified as other current liabilities and $430,328 is classified as long term debt. Principal repayments of this loan will be made upon conversion of the loan in 36 equal installments beginning July 1, 2000.

     The term loan is $2,500,000 and is due in two equal installments on June 10, 2001 and December 10, 2001. Any amounts drawn under the facility bear interest at the Base Rate plus 2.25%. The total proceeds of the loan were available on December 10, 1999. At December 31, 1999, $2,500,000 was outstanding on the term loan.

     In September 1998, the Company amended and restated its revolving credit facility with a bank. This facility consisted of two lines, a revolving credit line and an equipment line.

     The revolving credit line was $3,000,000 and matured in September 1999. Any amounts drawn under the facility bore interest at the Base Rate plus 0.75%. "Base Rate" is defined as the greater of the bank's prime rate or the Federal Funds rate plus 2%. The availability of credit was based on a percentage of eligible accounts receivable. At December 31, 1998, $1,303,559 was available for use and $1,450,000 was outstanding on the revolving credit line.

                             SERVICEWARE.COM, INC.

     The equipment line was $750,000 and matures in September 2001. Any amounts drawn under the facility bore interest at the Base Rate plus 1.0%. The availability of advances on this line were based on a percentage of invoice amounts for equipment acquisitions. At December 31, 1998, $350,000 had been drawn and $320,833 was outstanding on the equipment line.

     The Base Rate is variable and was 8.50% and 7.75% at December 31, 1999 and 1998, respectively.

     The December 1999 revolving credit agreement contains covenants that require the Company to, among other things, maintain a minimum tangible net worth and provide certain financial reports to the bank. In addition, the agreement restricts the Company's ability to pay cash dividends without the bank's consent. The Company's accounts receivable, inventory, equipment, and cash are pledged as collateral.

     In conjunction with the new credit facility the Company issued 80,000 warrants to buy common stock. Additionally, the Company issued 6,814 and 28,000 warrants in connection with bridge loans in the amount of $750,000 and $1,050,000 to its bank and Series A, B and C Shareholders, respectively. The bridge loans were repaid with the proceeds from the Sale of Series D Convertible preferred stock. Using the Black-Scholes pricing model described in note 8 the value of warrants was $46,400.

     Aggregate maturities of debt are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000.....................................................  $   86,066
2001.....................................................   2,672,131
2002.....................................................     172,131
2003.....................................................      86,066
                                                           ----------
                                                            3,016,394
Less current portion.....................................      86,066
                                                           ----------
Long term debt, less current portion.....................  $2,930,328
                                                           ==========

7. SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

     The Company has two classes of capital stock consisting of Common Stock and Preferred Stock. There are five series of Preferred Stock as discussed below.

SERIES A CONVERTIBLE PREFERRED STOCK

     On July 25, 1994, the Company sold 243,723 shares of Series A Preferred Stock for approximately $250,000. The proceeds from this sale were used for working capital, marketing, closing expenses, and existing liabilities. The holders of Series A are entitled to receive dividends of $.082 per share from July 29, 1994 through June 30, 1999, payable when and if declared by the Board of Directors. The accrued dividends may be paid (at the option of the holder) in cash or shares of Common Stock for dividends accruing for the first three years and cash thereafter through June 30, 1999. The holders of Series A are also entitled to dividends paid on the Common Stock as if the Series A was converted into the Common Stock. Each share of Series A is currently convertible into three shares of Common Stock, to be adjusted proportionally for future stock splits, stock dividends, etc.

     Prior to July 23, 1999, Series A had redemption privileges such that on July 29, 1999 and thereafter, any holder of Series A representing at least 50% of all of the shares of Series A outstanding or any holder with the consent of the majority Series A holders, could require the Company to redeem the remaining Series A at the redemption price plus a redemption premium, if applicable. The redemption price was equal to the original issuance, plus any accrued dividends unpaid, plus a redemption premium equal to

                             SERVICEWARE.COM, INC.

interest on the original conversion price compounded at 12% per annum from July 25, 1994. The Company has accounted for the cumulative annual dividends and redemption premium through periodic accretion to Series A through June 30, 1999. On July 23, 1999, the redemption privileges were revoked and the dividend accrual was limited through June 30, 1999. At December 31, 1999, the Company has recorded the value of Series A to be the original issuance plus the accrued dividends. No dividends have been declared or paid as of December 31, 1999.

SERIES B CONVERTIBLE PREFERRED STOCK

     On June 29, 1995, the Company sold 1,058,574 shares of Series B Preferred Stock for approximately $1.5 million. The proceeds from this sale were used for working capital purposes and to repurchase 180,000 shares of Common Stock for $1.417 per share. The holders of Series B are entitled to receive dividends of $.113 per share from June 29, 1995 through June 30, 1999, payable when and if declared by the Board of Directors. Such dividends accrued, whether or not earned or declared, and are cumulative and payable upon liquidation, business combination, or redemption or conversion of the Series B into Common Stock. The accrued dividends can be paid (at the option of the holder) in cash or shares of Common Stock for dividends accruing for the first three years and cash thereafter through June 30, 1999. The holders of Series B are also entitled to dividends declared on the Common Stock as if the Series B was converted into the Common Stock. Each share of Series B is currently convertible into approximately
1.706 shares of Common Stock, to be adjusted proportionally for future stock splits, stock dividends, etc.

     Prior to July 23, 1999, Series B had redemption privileges such that on June 29, 2002, 2003 and 2004, any holder of Series B representing at least a majority of all of the shares of Series B outstanding could require the Company to redeem one-third, one-half of the remaining Series B shares and all of the Series B shares, respectively, outstanding on the applicable redemption date at the redemption price. The redemption price was equal to the greater of the original issuance, plus any accrued dividends unpaid or the fair market value of the Series B shares as determined at that date. The Company has accreted Series B in accordance with these terms through June 30, 1999. On July 23, 1999, the redemption privileges were revoked and the dividend accrual was limited through June 30, 1999. At December 31, 1999, the Company has recorded the value of Series B to be the original issuance plus the accrued dividends. No dividends have been declared or paid as of December 31, 1999.

SERIES C CONVERTIBLE PREFERRED STOCK

     On April 24, 1996, the Company sold 500,051 shares of Series C Preferred Stock and the contingent right to receive 320,095 shares of Common Stock (subsequently issued) for $2.5 million less $18,116 for transaction costs. The proceeds from this sale were used for general working capital purposes. Each share of Series C is currently convertible into 1.550 shares of Common Stock, to be adjusted proportionally for future stock splits, stock dividends, etc.

     In connection with the sale of Series C shares to Norwest Equity Partners V (Norwest) on April 24, 1996, the Company's common shareholders approved the reclassification of 611,060 shares of Common Stock sold by certain shareholders to Norwest into Series C.

     There are no dividends or interest provisions related to Series C, however, the terms of the Series C Preferred Stock include antidilution provisions with respect to stock dividends that have accrued to the Series A and Series B shareholders.

SERIES D CONVERTIBLE PREFERRED STOCK

     On July 23, 1999, the Company sold 2,400,000 shares of Series D Preferred Stock and the contingent right to exercise 360,000 warrants to buy common stock for $9 million less $271,251 for transaction costs.

                             SERVICEWARE.COM, INC.

The exercise price of the warrants are $2.50, and they are exercisable if certain performance targets are not met. The proceeds from this sale were used for general working capital purposes. Each share of Series D is currently convertible into one share of Common Stock, to be adjusted proportionally for future stock splits, stock dividends, etc.

     The estimated fair value of the warrants granted of $775,842 was recorded on December 31, 1999, the date when the performance criteria were deemed satisfied (see Note 8).

     There are no dividends or interest provisions related to Series D.

SERIES E CONVERTIBLE PREFERRED STOCK

     On July 23, 1999, the Company issued 2,647,984 shares of Series E Preferred Stock in connection with the acquisition of The Molloy Group (see Note 3). Each share of Series E is currently convertible into one share of Common Stock, to be adjusted proportionally for future stock splits, stock dividends, etc.

     There are no dividends or interest provisions related to Series E.

  Conversion, Voting, Liquidation Preference and Other Rights of Preferred Stock Holders

     The Preferred Stock may be converted to Common Stock at any time by the holder and will be mandatorily converted to Common Stock upon the closing of the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, subject to a minimum per share price and gross proceeds. Each Preferred Stock holder has the right to vote as if their shares of Preferred Stock had been converted to Common Stock at the then current conversion rate.

     The terms of the Preferred Stock provide for preferences upon liquidation and other rights. In general, the Preferred Stock holders have a preference at liquidation equal to the issuance price, plus any accrued, unpaid dividends whether or not declared for Series A and Series B. The remaining assets, if any, would be distributed ratably to the Common Stock holders. The holders of Preferred Stock are also parties to various agreements with the Company which contain, among other provisions, preemptive rights, the exclusive selection of one director to the Board of Directors, and other rights.

COMMON STOCK

     The Company has reserved the following number of shares of Common Stock:

SHARES             PURPOSE OF ISSUANCE
----------         -------------------
   731,169  Upon conversion of Series A
 1,806,290  Upon conversion of Series B
 1,722,294  Upon conversion of Series C
 2,400,000  Upon conversion of Series D
 2,647,984  Upon conversion of Series E
 3,659,599  Upon exercise of stock options
   515,288  Upon exercise of warrants
----------
13,482,624  Total
==========

STOCK OPTION PLAN

     Effective January 1996, the Company's Board of Directors approved the ServiceWare, Inc. Amended and Restated Stock Option Plan (the Plan) which amended and restated the ServiceWare, Inc. 1994

                             SERVICEWARE.COM, INC.

Stock Option/Stock Issuance Plan. The Plan is administered by the Board of Directors and provides for awards of stock options to employees, officers, directors, consultants and advisors. A total of 4,000,000 shares of the Company's Common Stock may be issued pursuant to the Plan. The exercise price of incentive stock options is equal to the estimated fair market value of the Company's Common Stock at the date of the grant as determined by management and the Board of Directors for the years ended December 31, 1997, 1998 and 1999. The exercise price of nonqualified options is also determined by the Board of Directors. Options generally vest over a three to four year period in equal annual amounts, or over such other period as the Board of Directors determines, and may be accelerated in the event of certain transactions such as merger or sale of the Company. These options expire within ten years after the date of grant.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and loss per share would have been increased by approximately $72,000, $154,000 and $398,000 or $0.02, $0.04 and $0.01 per share in 1997, 1998 and 1999, respectively. The average fair value of the options granted is estimated as $0.42 during 1997, $0.57 during 1998, and $0.61 during 1999 on the date of grant using the Black-Scholes pricing model with the following assumptions: volatility 0.6, dividend yield 0.0%, assumed forfeiture rate of 4.2% for 1999 and 3.5% for 1998 and 1997, an expected life of 3 years, and average risk-free interest rates of 6.13%, 4.60%, and 5.40% for 1997, 1998 and 1999, respectively.

     The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

     The following table summarizes option activity for the years ended December 31, 1997, 1998, and 1999:

                                                  OPTIONS        OPTION PRICE       WEIGHTED AVERAGE
                                                OUTSTANDING     RANGE PER SHARE      EXERCISE PRICE
                                                -----------    -----------------    ----------------
Balance, December 31, 1996....................   1,208,975     $0.0110 - $2.3000        $1.3459
Options granted...............................     268,600     $2.3000 - $3.6000        $2.4684
Options exercised.............................      11,270     $0.3330 - $2.3000        $0.7154
Options forfeited.............................      90,205     $0.3330 - $2.3000        $1.6826
                                                 ---------
Balance, December 31, 1997....................   1,376,100     $0.0110 - $3.6000        $1.5247
Options granted...............................     742,700     $3.6000 - $5.1000        $4.5595
Options exercised.............................      16,350     $0.3330 - $2.3000        $1.0999
Options forfeited.............................     411,044     $0.9400 - $5.1000        $2.3512
                                                 ---------
Balance, December 31, 1998....................   1,691,406     $0.0110 - $5.1000        $2.6605
Options granted...............................   1,979,120     $1.0000 - $5.1000        $1.6029
Options exercised.............................     247,281     $0.0110 - $5.1000        $1.1100
Options forfeited.............................     775,835     $0.1670 - $5.1000        $2.6215
                                                 ---------
Balance, December 31, 1999....................   2,647,410     $0.0560 - $5.1000        $1.8858
                                                 =========

                             SERVICEWARE.COM, INC.

     The options outstanding as of December 31, 1999 have been segregated into ranges for additional disclosure as follows:

                           OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
                   ------------------------------------                      ------------------------------------
                        OPTIONS        WEIGHTED AVERAGE
    RANGE OF       OUTSTANDING AS OF      REMAINING       WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
 EXERCISE PRICES   DECEMBER 31, 1999   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 1999    EXERCISE PRICE
-----------------  -----------------   ----------------   ----------------   -----------------   ----------------
 $0.000 - $0.5100        196,500             4.9              $0.3125             196,500            $0.3125
$0.5101 - $1.0200        850,100             9.0              $0.9930              75,937            $0.9269
$1.0201 - $1.5300        383,460             8.7              $1.2100             249,909            $1.2100
$2.0401 - $2.5500        890,000             9.2              $2.4644             141,525            $2.3707
$3.5701 - $4.0800        160,000             8.1              $3.6000              40,600            $3.6000
$4.5901 - $5.1000        167,350             8.5              $5.1000              44,650            $5.1000
                       ---------             ---              -------             -------            -------
                       2,647,410             8.6              $1.8858             749,121            $1.5266
                       =========             ===              =======             =======            =======

8. WARRANTS

     The following table summarizes warrant activity for the year ended December 31, 1999:

                                                            WARRANTS       WARRANT PRICE
                                                           OUTSTANDING    RANGE PER SHARE
                                                           -----------    ---------------
Balance, December 31, 1998...............................         --
Warrants granted.........................................    515,288       $1.50 - $9.00
Warrants exercised.......................................         --
Warrants forfeited.......................................         --
                                                             -------
Balance, December 31, 1999...............................    515,288       $1.50 - $9.00
                                                             =======

     The valuation of warrants was calculated using the Black-Scholes pricing model with the following assumptions: volatility of 0.6, dividend yield 0.0%, assumed forfeiture rate of 0.0%, an expected life of 2 years, and an average risk-free interest rate of 5.40%. The holders of the warrants have the right to exercise at anytime until the expiration of the warrant which is 3 to 6 years from the date of grant.

9. NOTE RECEIVABLE FROM COMMON SHAREHOLDER

     On January 24, 1999, a former employee exercised options to purchase 86,956 shares of common stock at a purchase price of $2.30 per share. A promissory note in the amount of $199,999 was issued in conjunction with the sale. The note bears interest at the applicable federal rate defined in the Internal Revenue Code of 1986, as amended and is due January 2001.

10. OPERATING LEASES

     The Company has several operating leases covering office space and certain equipment. Future minimum lease payments due under noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000.....................................................  $1,291,750
2001.....................................................   1,355,806
2002.....................................................     733,471
2003.....................................................     151,018
                                                           ----------
                                                           $3,532,045
                                                           ==========

                             SERVICEWARE.COM, INC.

     Total rent expense under all operating leases amounted to approximately $442,674, $585,891, and $975,796 in 1997, 1998 and 1999, respectively.

11. INCOME TAXES

     A reconciliation of the benefit for income taxes on operations computed by applying the federal statutory rate of 34% to the loss from operations before income taxes and the reported benefit for income taxes on operations is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
Income tax benefit computed at statutory federal
  income tax rate....................................  $(512,752)   $(1,297,591)   $(3,402,661)
State income taxes, net of federal tax benefit, if
  any................................................    (99,534)      (251,885)      (660,517)
Other (principally goodwill and meals and
  entertainment).....................................     14,908         57,139        794,208
Federal deferred tax asset valuation allowance
  Adjustment.........................................    597,378      1,492,337      3,268,970
                                                       ---------    -----------    -----------
Total benefit for income taxes.......................  $      --    $        --    $        --
                                                       =========    ===========    ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                    DECEMBER 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
Deferred tax assets (liabilities)
  Accounts receivable................................  $  39,000    $    97,000    $   125,000
  Property and equipment.............................    (43,000)        (8,000)        16,000
  Intangible assets..................................         --             --     (1,423,000)
  Deferred revenue...................................    370,000         17,000             --
  Loss carryforward..................................    517,000      2,270,000      8,280,000
                                                       ---------    -----------    -----------
Total net deferred tax assets........................    883,000      2,376,000      6,998,000
Valuation allowance..................................   (883,000)    (2,376,000)    (6,998,000)
                                                       ---------    -----------    -----------
Net deferred tax asset...............................  $      --    $        --    $        --
                                                       =========    ===========    ===========

     Management has recorded a valuation allowance against the deferred tax assets until such time that the Company demonstrates an ability to consistently produce taxable income.

     The federal net operating loss carryforward completely expires for losses originating prior to the year ended December 31, 1999 by the year ended 2013. Federal net operating loss carryforward originating in the year ended December 31, 1999 expires by the year ending 2019. The state net operating loss carryforward for losses originating prior to the year ended December 31, 1999 expires by the years ending 2000 and 2001. The state net operating loss carryforward originating in the year ended December 31, 1999 expires by the year ending 2009.

                             SERVICEWARE.COM, INC.

12. NET LOSS PER SHARE

     Basic and diluted net loss per share has been computed as described above. The following table sets forth the computation of basic and diluted earnings per share:

                                                        1997           1998            1999
                                                     -----------    -----------    ------------
Numerator:
  Net loss.........................................  $(1,508,093)   $(3,816,445)   $(10,062,347)
  Series A and Series B dividends..................      (59,499)      (124,050)        (94,586)
                                                     -----------    -----------    ------------
  Numerator for basic and diluted net loss per
     share -- income available to common
     stockholders..................................  $(1,567,592)   $(3,940,495)   $(10,156,933)
Denominator:
  Denominator for basic and diluted earnings per
     share -- weighted average shares..............    4,609,051      4,621,794       5,401,652
                                                     ===========    ===========    ============
Basic and diluted net loss per share...............  $     (0.34)   $     (0.85)   $      (1.88)
                                                     ===========    ===========    ============

     Dilutive securities include options, warrants, and preferred stock as if converted. Potentially dilutive securities totaling 5,635,853, 5,951,159 and 12,470,435 for the years ended December 31, 1997, 1998 and 1999, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect.

13. RETIREMENT PLAN

     The Company has a 401(k) profit sharing plan (the "Plan") covering all of its employees subject to certain age and service requirements. Under provisions of the Plan, participants may contribute up to 15% of their eligible compensation to the Plan. The Company did not contribute to the Plan in 1997, 1998, or 1999.

14. SUBSEQUENT EVENT (UNAUDITED)

     From January 1, 2000 to March 15, 2000, the Company granted 892,440 stock option to employees, which vest over four years. The Company will record approximately $2.5 million as deferred compensation for these grants during the quarter ended March 31, 2000. Additionally, the Company changed the vesting period for 100,000 stock options originally granted in October 1999 to the Chairman of the Board of the Company to vest immediately. The Company will record approximately $300,000 of stock-based compensation during the quarter ended March 31, 2000 due to the modification of this award.

     On March 24, 2000, the Company changed its name from ServiceWare, Inc. to ServiceWare.com, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Molloy Group, Inc.

     We have audited the accompanying balance sheets of Molloy Group, Inc. as of September 30, 1997 and 1998, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molloy Group, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Pittsburgh, Pennsylvania
March 30, 2000

                               MOLLOY GROUP, INC.

                                 BALANCE SHEETS

                                                                     SEPTEMBER 30
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   169,249    $    61,204
  Accounts receivable, net of allowance for doubtful
     accounts of $23,625 and $9,721.........................    2,002,770        594,898
  Prepaid expenses..........................................       53,029         25,959
  Prepaid taxes.............................................        9,200         64,002
                                                              -----------    -----------
Total current assets........................................    2,234,248        746,063
                                                              -----------    -----------
Software development costs, less accumulated amortization of
  $67,737 and $292,588......................................      388,326      1,328,839
Property and equipment:
  Computer equipment........................................      551,118        668,788
  Office furniture, equipment and leasehold improvements....      316,023        425,792
                                                              -----------    -----------
                                                                  867,141      1,094,580
  Less accumulated depreciation.............................      352,488        579,721
                                                              -----------    -----------
                                                                  514,653        514,859
                                                              -----------    -----------
Deposits....................................................      131,188         78,123
                                                              -----------    -----------
Total assets................................................  $ 3,268,415    $ 2,667,883
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $   667,651    $   523,122
  Accrued expenses..........................................      377,018        458,775
  Current portion of capital lease obligations..............       80,471        130,171
  Line of credit............................................      375,000        803,336
  Current portion of long-term debt.........................       64,868             --
  Note payable officer......................................           --        352,814
  Subordinated convertible note.............................    1,500,000             --
  Deferred revenue..........................................      818,054        505,775
                                                              -----------    -----------
Total current liabilities...................................    3,883,062      2,773,993
                                                              -----------    -----------
Capital lease obligations, net of current portion...........      156,722        140,179
Long-term debt, net of current portion......................       94,955             --
                                                              -----------    -----------
Total long-term liabilities.................................      251,677        140,179
                                                              -----------    -----------
Stockholders' equity (capital deficiency):
  Preferred stock: $1,000,000 shares authorized -- Series A, par value $.0001, 323,077 shares issued and
     outstanding............................................           32             32
  Series B, par value $.0001, 0 and 111,800 shares issued
     and outstanding, respectively..........................           --             12
  Common stock, par value $.0001, 7,000,000 shares
     authorized, 4,643,715 shares issued and outstanding....          464            464
  Warrants..................................................       25,175         25,175
  Deferred compensation.....................................     (329,838)      (724,799)
  Additional paid-in capital................................    1,444,306      5,430,514
  Accumulated stockholders' deficit.........................   (2,006,463)    (4,977,687)
                                                              -----------    -----------
Total stockholders' equity (capital deficiency).............     (866,324)      (246,289)
                                                              -----------    -----------
Total liabilities and stockholders' equity (capital
  deficiency)...............................................  $ 3,268,415    $ 2,667,883
                                                              ===========    ===========

                            See accompanying notes.

                               MOLLOY GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                         YEAR ENDED SEPTEMBER 30,     NINE MONTHS ENDED JUNE 30,
                                        --------------------------    --------------------------
                                           1997           1998           1998           1999
                                        -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Revenue:
  Product revenue.....................  $ 2,669,404    $ 1,693,737    $ 1,512,937    $ 1,665,472
  Maintenance revenue.................    1,082,320      1,233,904        906,722        690,257
  Training and consulting revenue.....      670,796      1,213,536        942,641        635,597
                                        -----------    -----------    -----------    -----------
Total revenue.........................    4,422,520      4,141,177      3,362,300      2,991,326
                                        -----------    -----------    -----------    -----------
Cost and expenses:
  Costs of products and services
     sold.............................    1,264,864      1,537,477        994,824        818,504
  Selling and marketing expenses......    2,859,200      2,547,804      2,039,021      1,486,604
  Product development expenses........      985,864        862,413        483,232      1,272,339
  General and administrative
     expenses.........................    1,908,693      1,780,382      1,465,331      1,544,364
  Stock-based compensation............       53,412        120,288         76,617        134,775
                                        -----------    -----------    -----------    -----------
Total costs and expenses..............    7,072,033      6,848,364      5,059,025      5,256,586
                                        -----------    -----------    -----------    -----------
Loss from operations..................   (2,649,513)    (2,707,187)    (1,696,725)    (2,265,260)
Interest expense......................      141,497        264,037        231,507        252,225
                                        -----------    -----------    -----------    -----------
Loss before income tax benefit........   (2,791,010)    (2,971,224)    (1,928,232)    (2,517,485)
Income tax (benefit) expense..........     (240,885)            --             --             --
                                        -----------    -----------    -----------    -----------
Net loss..............................  $(2,550,125)   $(2,971,224)   $(1,928,232)   $(2,517,485)
                                        ===========    ===========    ===========    ===========

                            See accompanying notes.

                               MOLLOY GROUP, INC.

       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                        SERIES A     SERIES B
                                        PREFERRED    PREFERRED    COMMON                  DEFERRED        ADDITIONAL
                                          STOCK        STOCK      STOCK     WARRANTS    COMPENSATION    PAID-IN CAPITAL
                                        ---------    ---------    ------    --------    ------------    ---------------
Balance September 30, 1996..........       $32          $--        $461     $25,175      $      --        $  961,062
Issuance of common stock............        --           --           3          --             --            99,994
Stock-based compensation............        --           --          --          --       (383,250)          383,250
Amortization of stock-based
  compensation......................        --           --          --          --         53,412                --
Net loss............................                     --          --                                           --
                                           ---          ---        ----     -------      ---------        ----------
Balance September 30, 1997..........        32           --         464      25,175       (329,838)        1,444,306
Issuance of preferred stock.........        --            2          --          --             --           750,010
Conversion of notes.................        --           10          --          --             --         2,720,949
Stock-based compensation............        --           --          --          --       (515,249)          515,249
Amortization of stock-based
  compensation......................        --           --          --          --        120,288                --
Net loss............................        --           --          --          --             --                --
                                           ---          ---        ----     -------      ---------        ----------
Balance at September 30, 1998.......        32           12         464      25,175       (724,799)        5,430,514
Amortization of stock-based
  compensation (unaudited)..........        --           --          --          --        134,775                --
Net loss (unaudited)................        --           --          --          --             --                --
                                           ---          ---        ----     -------      ---------        ----------
Balance at June 30, 1999
  (unaudited).......................       $32          $12        $464     $25,175      $(590,024)       $5,430,514
                                           ===          ===        ====     =======      =========        ==========

                                       RETAINED
                                       EARNINGS
                                       (DEFICIT)        TOTAL
                                      -----------    -----------
Balance September 30, 1996..........  $   543,662    $ 1,530,392
Issuance of common stock............           --         99,997
Stock-based compensation............           --             --
Amortization of stock-based
  compensation......................           --         53,412
Net loss............................   (2,550,125)    (2,550,125)
                                      -----------    -----------
Balance September 30, 1997..........   (2,006,463)      (866,324)
Issuance of preferred stock.........           --        750,012
Conversion of notes.................                   2,720,959
Stock-based compensation............           --             --
Amortization of stock-based
  compensation......................           --        120,288
Net loss............................   (2,971,224)    (2,971,224)
                                      -----------    -----------
Balance at September 30, 1998.......   (4,977,687)      (246,289)
Amortization of stock-based
  compensation (unaudited)..........           --        134,775
Net loss (unaudited)................   (2,517,485)    (2,517,485)
                                      -----------    -----------
Balance at June 30, 1999
  (unaudited).......................  $(7,495,172)   $(2,628,999)
                                      ===========    ===========

                            See accompanying notes.

                               MOLLOY GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                           YEAR ENDED SEPTEMBER 30     NINE MONTHS ENDED JUNE 30
                                          --------------------------   --------------------------
                                             1997           1998          1998           1999
                                          -----------    -----------   -----------    -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss................................  $(2,550,125)   $(2,971,224)  $(1,928,232)   $(2,517,485)
Adjustments to reconcile net loss to net
  cash used by operating activities:
  Depreciation..........................      188,282        227,233       161,083        143,040
  Amortization of software costs........       67,737        224,851        67,623        352,333
  Stock-based compensation..............       53,412        120,288        76,617        134,775
  Deferred income taxes.................     (241,085)            --            --             --
  Accrued interest on convertible
     note...............................           --        212,500            --             --
Adjustments to reconcile net loss to net
  cash used in operations:
  Accounts receivable...................     (403,723)     1,407,872       669,229       (481,586)
  Other current assets..................      (39,132)       (27,732)      (56,767)        81,055
  Deposits..............................     (104,104)        53,066            --             --
  Accounts payable......................      494,980       (144,529)     (450,782)        17,193
  Accrued expenses......................      168,858         81,757       220,783         99,203
  Deferred revenue......................      287,629       (312,279)      (78,003)       862,470
                                          -----------    -----------   -----------    -----------
Net cash used by operating activities...   (2,077,271)    (1,128,197)   (1,318,449)    (1,309,002)
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant, and equipment..........     (173,903)       (83,152)      (47,268)      (109,477)
Capitalized software development
  costs.................................     (287,138)    (1,165,364)     (805,469)      (826,979)
                                          -----------    -----------   -----------    -----------
Net cash used by investing activities...     (461,041)    (1,248,516)     (852,737)      (936,456)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from officer loan..............           --        352,814            --             --
Principal payments on capital lease
  obligations...........................      (59,856)      (111,130)      (96,164)       (78,344)
Repayments on line of credit and
  long-term debt........................     (100,000)      (534,823)     (254,579)    (1,415,794)
Proceeds from long-term debt............      159,823             --            --      1,873,062
Proceeds from note payable -- line of
  credit................................           --        803,336       803,336             --
Proceeds from issuance of preferred
  stock.................................       99,997        750,012       750,012             --
Proceeds from convertible note..........    1,500,000      1,008,459     1,008,459      2,385,000
                                          -----------    -----------   -----------    -----------
Net cash provided by financing
  activities............................    1,599,964      2,268,668     2,211,064      2,763,924
                                          -----------    -----------   -----------    -----------
Net decrease in cash....................     (938,348)      (108,045)       39,878        518,466
Cash beginning of year..................    1,107,597        169,249       169,249         61,204
                                          -----------    -----------   -----------    -----------
Cash end of year........................  $   169,249    $    61,204   $   209,127    $   579,670
                                          ===========    ===========                  ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...........................  $   155,115    $   273,784   $   252,759    $   236,048
Income taxes paid.......................  $        --    $     1,000   $        --    $        --

                            See accompanying notes.

                               MOLLOY GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The primary business activity of Molloy Group, Inc. (Molloy or the Company) is the design, development, sales and service of advanced software products. The Company also provides support services for the commercial applications of the software.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     For the years ended September 30, 1997 and September 30, 1998, two customers and one customer represented approximately 10% and 35% of total revenues, respectively.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of ninety days or less. Cash equivalents are stated at cost, which approximates market value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets which range from three to twenty years. The cost of major renewals or betterments that extend the useful lives of the property and equipment are capitalized as assets. Amortization of assets recorded under capital leases is included in depreciation expense. General repairs and maintenance are charged to income when incurred.

INCOME TAXES

     Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment with the adjustment being recorded through income tax expense in the year of the change.

REVENUE RECOGNITION

     Revenue is recognized on the sale of software products when products have been delivered and invoiced in accordance with SOP 91-1.

     Revenue from the sale of extended support and maintenance service contracts is recorded as deferred revenue and recognized on a straight-line basis over the term of the contract. Costs against those contracts are expense as incurred.

                               MOLLOY GROUP, INC.

     Revenue from the sale of training and consulting services is billed in advance of the performance of the services. These billings are classified as unearned revenue with revenue being recognized when the performance of the services are complete.

SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers.

     All costs incurred prior to establishing the technological feasibility of software products to be sold are accounted for as research and development costs and are expensed in the period incurred. The Company recorded $67,737 and $224,851 of amortization expense related to software development costs in 1997 and 1998, respectively.

ADVERTISING

     The Company expenses advertising as incurred. Advertising expense totaled $295,839 and $134,541 for the years ended September 30, 1997 and 1998, respectively.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options and awards. Accordingly, compensation costs for stock options and awards are measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the exercise price of the stock option or award.

STATEMENT OF CASH FLOWS

     Noncash transactions for the years ended September 30, 1997 and 1998 include capital lease additions of approximately $199,387 and $144,287, respectively.

     Preferred stock was issued upon the conversion of $2,508,459 of convertible notes and $212,500 of accrued interest.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1997, the AICPA issued Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," which changes the requirements for revenue recognition effective for transactions that the Company will enter into beginning October 1, 1998. Beginning on October 1, 1998 revenue will be recognized on the sale of software products when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is considered probable. The adoption of this pronouncement is not expected to materially affect the Company's revenue recognition policies.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." The adoption of this pronouncement is not expected to materially affect the Company's revenue recognition policies.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities.

                               MOLLOY GROUP, INC.

Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. The Company will be required to adopt SFAS No. 133, as amended, for the year ending December 31, 2001.

INTERIM FINANCIAL INFORMATION

     The accompanying statements of operations and cash flows for the nine months ended June 30, 1998 and 1999, and the consolidated statement of shareholders' equity for the nine months ended June 30, 1999 ("interim financial statements") have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with
Article 10 of Regulation S-X. Accordingly, they do not included all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of the results of interim periods. Operating results for the nine-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 1999.

2. CAPITAL LEASES

     The Company leases certain equipment under capital leases expiring in various years through the year 2002. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the years ended September 30, 1997 and 1998.

     The following is a schedule of the future minimum lease payments under capital leases by year together with the present value of the net minimum lease payments:

                                                          YEAR ENDING
                                                          SEPTEMBER 30
                                                          ------------
1999..................................................      $155,989
2000..................................................       124,870
2001..................................................        18,751
2002..................................................         1,922
                                                            --------
Total minimum lease payments..........................       301,532
Less amount representing interest.....................        31,182
                                                            --------
Present value of net minimum lease payments...........       270,350
Less current portion..................................       130,171
                                                            --------
Total long-term capital lease obligation..............      $140,179
                                                            ========
Capital leases classified as property and equipment
  consist of:
Computer equipment....................................      $282,575
Less accumulated depreciation.........................       136,743
                                                            --------
                                                            $145,832
                                                            ========

     Interest rates on capitalized leases vary from 4.03% to 22.10% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

     Certain capital leases provided for purchase options. Generally, purchase options are at a price lower than the expected fair value of the property at the expiration of the lease term.

                               MOLLOY GROUP, INC.

3. COMMITMENTS

     The Company leases its office under a noncancelable operating lease.

     Minimum future lease obligations under such noncancelable operating lease as of September 30, 1998 are as follows:

                                                          YEAR ENDING
                                                          SEPTEMBER 30
                                                          ------------
1999..................................................     $  512,989
2000..................................................        548,941
2001..................................................        584,232
2002..................................................        186,744
                                                           ----------
                                                           $1,832,906
                                                           ==========

     Total rent expense for the years ended September 30, 1997 and 1998 was $335,334 and $513,189, respectively.

4. NOTE PAYABLE OFFICER

     During 1998, the Company entered into a note payable agreement with one of its officers which is due March 31, 1999. The note payable bears an interest rate of 15% with interest and principal due at maturity. The balance due at September 30, 1998 was $352,814.

5. LINE OF CREDIT

     In February 1998, the Company entered into a $2,000,000 line of credit agreement with a bank which initially expired in February 1999 and contains provisions for automatic one-year renewals. The line of credit agreement bears an interest rate of prime plus 2.5% subject to an interest rate flow of 9% with minimum monthly fees of $7,500. The balance due as of September 30, 1998 was $803,336.

     The line of credit is secured by substantially all of the Company's assets. All payments on the Company's accounts receivable are remitted to a lock box at the lending institution and are used to pay the outstanding balance on the line of credit.

     The Company also maintained a line of credit which was secured by substantially all of the Company's assets and personally guaranteed by the Company's President. Interest on the line of credit was charged at prime plus
 .25%. The balance at September 30, 1997 was $375,000. The line of credit was repaid in 1998.

6. LONG-TERM DEBT

     The Company had a note payable to a bank with an interest rate of 8.25% payable in 36 monthly installments of $6,288.

     The following summarizes the amounts related to the note:

                                                                 1997     1998
                                                               --------   ----
Balance due at September 30................................    $159,823    $--
Less current portion.......................................      64,868     --
                                                               --------     --
Long-term portion of note payable at September 30..........    $ 94,955    $--
                                                               ========    ===

7. SUBORDINATED CONVERTIBLE NOTE

     The Company entered into a subordinated convertible note agreement with an investor bearing interest at 10% per annum. This note was convertible into preferred stock if a sale of any class of stock in

                               MOLLOY GROUP, INC.

excess of $750,000 occurred. The balance of the convertible note was $1,500,000 at September 30, 1997. Also, during 1998 an additional subordinated convertible note was issued to an investor for $1,000,000. As more fully described in Note 13, in September 1998, the principal and interest related to the subordinated convertible notes were converted into 87,606 shares of Series B Noncumulative Convertible Preferred Stock.

8. INCOME TAXES

     The provision for income tax expense (benefit) consists of the following as of September 30:

                                                                1997      1998
                                                              ---------   ----
Federal:
  Current...................................................  $      --    $--
  Deferred..................................................   (187,451)    --
State
  Current...................................................         --     --
  Deferred..................................................    (53,434)    --
                                                              ---------     --
                                                              $(240,885)   $--
                                                              =========    ===

     A reconciliation of the benefit for income taxes on operations, computed by applying the federal statutory rate of 34% to the loss from operations before income taxes and the reported benefit for income taxes on operations, is as follows:

                                                       1997          1998
                                                     ---------    -----------
Income tax benefit computed at statutory federal
  income tax rate................................    $ 948,943    $ 1,009,825
State income taxes, net of federal tax benefit,
  if any.........................................      165,786        176,422
Non-deductible items.............................      (36,056)       (69,337)
Federal deferred tax asset valuation allowance
  adjustment.....................................     (837,788)    (1,116,910)
                                                     ---------    -----------
Total benefit for income taxes...................    $ 240,885    $        --
                                                     =========    ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         1997          1998
                                                      ----------    ----------
Deferred tax assets (liabilities)...................  $ (446,305)   $  103,852
  Software development costs........................    (155,098)     (530,738)
  Deferred revenue..................................     326,731       202,007
  Accrued expenses..................................      43,166        39,940
  Net operating losses..............................   1,069,294     2,139,637
                                                      ----------    ----------
Total net deferred tax assets.......................     837,788     1,954,698
                                                      ----------    ----------
Valuation allowance.................................     837,788     1,954,698
                                                      ----------    ----------
Net deferred tax asset..............................  $       --    $       --
                                                      ==========    ==========

     Management has recorded a valuation allowance against the deferred tax assets until such time that the Company demonstrates an ability to consistently produce taxable income.

                               MOLLOY GROUP, INC.

     The Company has net operating loss carryovers to offset future income tax. If not used, these carryovers will expire as follows:

                                                           YEAR ENDING
                                                          SEPTEMBER 30,
                                                          -------------
2011..................................................     $  282,126
2012..................................................      2,395,125
2018..................................................      2,679,878
                                                           ----------
Total.................................................     $5,357,129
                                                           ==========

9. STOCK-BASED COMPENSATION PLANS

     In November 1996, the Company approved the 1996 Stock Plan (the Plan). The Plan was intended to provide the Company the ability to grant incentive stock options (ISOs) to employees of the Company, to provide an opportunity for employees and vendors to purchase stock in the Company through the exercise of Nonqualified Stock Options (NQSOs) and to provide the Company an opportunity to award shares of stock in the Company at the discretion of the Company's board of directors. The Plan provides for the Company to issue ISOs, NQSOs and stock awards such that the aggregate number of shares upon exercise is limited to 881,470 shares. The exercise price and the vesting period of the ISOs and NQSOs is established by the board of directors.

     Pro forma information regarding net loss for options granted is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these option grants was estimated at the dates of grant using a Black-Scholes option pricing model with the following assumptions:

                                                            1997       1998
                                                           -------    -------
Risk-free interest rate..................................     6.25%      6.25%
Dividend yield...........................................        0%         0%
Volatility factor........................................       .6         .6
Weighted-average expected life of options................  3 years    3 years
Options granted..........................................  388,500    356,500
Weighted-average fair market value of options granted
  during the year........................................     1.71       1.74

     Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss would have been increased by approximately $115,000 and $211,000 in 1997 and 1998, respectively.

                               MOLLOY GROUP, INC.

     The following table summarizes option activity for the years ended September 30, 1997 and 1998:

                                                                                  WEIGHTED-
                                                   OPTIONS      OPTION PRICE       AVERAGE
                                                 OUTSTANDING     PER SHARE      EXERCISE PRICE
                                                 -----------    ------------    --------------
Balance at September 30, 1996..................         --            --               --
Options granted................................    388,500         $1.50            $1.50
Options forfeited..............................     14,000         $1.50            $1.50
                                                   -------
Balance at September 30, 1997..................    374,500         $1.50            $1.50
Options granted................................    356,500         $1.50            $1.50
Options forfeited..............................    143,000         $1.50            $1.50
                                                   -------
Balance at September 30, 1998..................    588,000         $1.50            $1.50
                                                   =======

10. RETIREMENT PLAN

     The Company has a 401(k) profit sharing plan (the Plan) covering all of its employees subject to certain age and service requirements. Under the provisions of the Plan, participants may contribute up to 15% of their eligible compensation to the Plan. No contributions were made to the Plan in 1997 or 1998.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments consisting principally of cash and cash equivalents, accounts receivable, accounts payable and debt approximate their fair values at September 30, 1997 and 1998.

12. STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

     The Company has two classes of capital stock outstanding consisting of Common Stock, par value $.0001, and preferred stock. There are two series of preferred stock: Series A, Noncumulative Preferred Stock, par value $.0001 (Series A Preferred Stock) and Series B, Noncumulative Convertible Preferred Stock, par value $.001 (Series B Preferred Stock), as discussed below.

COMMON STOCK

     The Company has authorized 7,000,000 shares of common stock of which 4,643,715 was issued and outstanding as of September 30, 1997 and 1998. In December 1996, the Company issued 33,334 shares of common stock for $99,997.

     The Company has reserved the following number of shares of common stock:

SHARES                                         PURPOSE OF ISSUANCE
------                                    ------------------------------
1,118,000...............................  Upon conversion of Series B
 588,000................................  Upon exercise of stock options
 111,538................................  Upon exercise of warrants

SERIES A PREFERRED STOCK

     In September 1996, the Company sold 323,077 shares of Series A Preferred Stock with 61,538 detachable warrants for approximately $969,000. Each warrant entitles the holder thereof to one share of common stock of the Company at an exercise price of $3.00 per share. (See discussion of warrants below.)

                               MOLLOY GROUP, INC.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership thereof, an amount per share equal to $3.00 (subject to adjustment for stock splits, combinations, reclassifications or similar events affecting such shares) for each outstanding share of Series A Preferred Stock plus an amount equal to all dividends declared but unpaid. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive in respect to such shares.

     Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance into the number of fully-paid and nonassessable shares of common stock as is convertible on a one-to-one basis.

SERIES B PREFERRED STOCK

     In May 1998, the Company sold 24,194 shares of Series B Preferred Stock at an offering price of $31.00 per share. Each share is convertible into common stock at a ratio of $3.10 per share or ten shares of common stock for each share of Series B Preferred Stock. Proceeds from the sale of the 24,194 shares was approximately $750,000.

     In September 1998, the amounts related to the Company's subordinated convertible notes were converted into 87,606 shares of Series B Preferred Stock at a conversion rate of approximately $24.17 per share.

WARRANTS

     In addition to the 61,538 detachable warrants related to the Series A Preferred Stock as described above, the Company also issued 50,000 warrants to an employee in September 1996, each of which entitles the holder thereof to one share of common stock of the Company at an exercise price of $4.00 per share.

     As of September 30, 1998, the Company has 61,538 warrants outstanding at an exercise price of $3.00 per share and 50,000 warrants with an exercise price of $4.00 per share. There were no warrants to purchase shares exercised during the years ended September 30, 1997 and 1998.

13. SUBSEQUENT EVENTS -- UNAUDITED

     On November 13, 1998, the Company raised $500,000 by entering into a subordinated convertible note agreement with Unterberg Harris Private Equity Partners, L.P. for this amount.

     On December 2, 1998, the Company raised $385,000 by entering into a subordinated convertible note agreement with Unterberg Harris Private Equity Partners, L.P. for this amount.

     On December 4, 1998, the Company raised $500,000 by entering into a subordinated convertible note agreement with Unterberg Harris Private Equity Partners, L.P.

     On April 29, 1999, the Company raised $500,000 by entering into a subordinated convertible bridge note agreement with Unterberg Harris Private Equity Partners, L.P. with a commitment of an additional $500,000, if needed.

     On July 23, 1999 ServiceWare, Inc. (ServiceWare) acquired the outstanding preferred stock, common stock, warrants and stock options of the Molloy Group, Inc. (Molloy). The acquisition was executed through the issuance of stock, warrants and options of ServiceWare to Molloy valued at $14.2 million plus transaction costs of $445,000.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER SERVICEWARE.COM, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR STOCK.
                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Use of Proceeds.......................   18
Dividend Policy.......................   18
Dilution..............................   19
Capitalization........................   20
Selected Historical Financial Data....   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   30
Management............................   41
Certain Transactions..................   49
Principal Stockholders................   52
Description of Capital Stock..........   55
Shares Eligible for Future Sale.......   57
Underwriting..........................   60
Legal Matters.........................   62
Experts...............................   62
Where You Can Find Additional
  Information.........................   62
Index to Financial Statements.........  F-1

Until                , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in the common stock offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                               [         ] SHARES

                               [SERVICEWARE LOGO]
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            BEAR, STEARNS & CO. INC.

                                    SG COWEN

                                 WIT SOUNDVIEW

                             C.E. UNTERBERG, TOWBIN
                                          , 2000
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by us in connection with the offering (other than underwriting compensation). All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

SEC Registration Fee........................................    $
NASD filing fee.............................................             *
Nasdaq National Market Listing Fee..........................
Accounting Fees and Expenses................................             *
Legal Fees and Expenses.....................................             *
Printing Expenses...........................................             *
Blue Sky Qualification Fees and Expenses....................             *
Transfer Agent's Fee........................................             *
Miscellaneous...............................................             *
                                                                ----------
          Total.............................................    $
                                                                ==========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of the registrant's Amended and Restated Certificate of Incorporation, to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of the registrant's Amended and Restated Bylaws, to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the registrant, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     We have sold and issued the following securities since January 1997 (as adjusted to reflect certain stock splits):

          1. We issued and sold [       ] shares of our common stock to
     employees for an aggregate purchase price of [       ] pursuant to the
     exercise of options under our 1996 stock option plan.

          2. In July 1999, we sold an aggregate of (a) 2,400,000 shares of our Series D preferred stock, and (b) common stock warrants for the purchase of 540,000 shares of our common stock in the aggregate, for an aggregate purchase price of $9.0 million to a group of 22 investors.

          3. In connection with our acquisition of Molloy Group, Inc. in July 1999, we issued 2,707,680 shares of our Series E preferred stock to the former holders of preferred stock of the Molloy Group, Inc. (b) common stock warrants for the purchase of 60,710 shares of our common stock in the aggregate and (c) 2,319,596 shares of our common stock to former holders of common stock of the Molloy Group, Inc.

          4. In April, May and June 1999, PolyVentures II, L.P., Geocapital III, L.P. and Norwest Equity Partners V loaned us $150,000, $250,000 and $650,000, respectively, for short term working capital purposes. As partial consideration for these loans, we issued warrants to purchase 6,000, 10,000 and 26,000 shares of our common stock to each of PolyVentures II, L.P., Geocapital III, L.P. and Norwest Equity Partners V, respectively.

          5. We issued to PNC Bank warrants to purchase 10,221 shares of our common stock as part of the consideration for a bridge loan in the amount of $0.75 million which was repaid with the proceeds from the sale of our Series D convertible preferred stock.

     The issuances described in Item 15(1) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. The issuances of the securities described in item 15(2) and 15(3) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

    3.1 Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed prior to completion of this offering.
    3.2 Form of Bylaws of the Registrant to be filed prior to completion of this offering.
    4.1  Registration Rights Agreement dated July 23, 1999.
   10.1  Loan Agreement, dated December 10, 1999, between the
         Registrant and PNC Bank.
   10.2 Agreement and Plan of Merger, dated July 13, 1999, between the Registrant and the parties thereto in connection with the acquisition of the Molloy Group.
   10.3 Commercial Lease Agreement, dated May 31, 1995, as amended, between the Registrant and Sibro Enterprises, for property located in Oakmont, Pennsylvania.

     10.4  First Amendment of Lease, dated June 30, 1998, between the Registrant and PW/MS OP SUB I, LLC., for property located in Piscataway, New Jersey
     10.5  2000 Stock Incentive Plan of Registrant.
     10.6  Employee Stock Purchase Plan of Registrant.
     10.7  ServiceWare, Inc. Amended and Restated Stock Option Plan.
    +10.8  Software Remarketing Agreement, dated August 3, 1999, between the Registrant and Tivoli Systems, Inc.
    +10.9  Microsoft Corporation Serviceware Knowledge Base License Agreement, dated June 29, 1998, between the
           Registrant and Microsoft Corporation.
   +10.10  Microsoft Knowledge Base Non-Exclusive License Agreement, dated June 29, 1998, between the Registrant and Microsoft Corporation, as amended.
   +10.11  Microsoft Knowledge Base Non-Exclusive License Agreement for Subscription Services, dated March 3, 1999, between the Registrant and Microsoft Corporation.
    10.12  Loan Agreements between the Registrant and certain of the Registrant's officers during the first quarter of 2000.
    10.13  Employment letter of Mark Tapling, dated July 22, 1999.
    10.14  Employment letter of Mark Finkel, dated January 18, 2000.
    10.15  Compensation letter of Rajiv Enand, dated January 19, 2000.
    10.16  Compensation, Consultation and Severance Agreement, dated July 23, 1999, between the Registrant and
           Bruce Molloy.
    10.17  License Agreement and Assignment, each dated July 23, 1999, between the Registrant and Bruce Molloy.
     23.1  Consent of Ernst & Young LLP (see Page   ).
     24.1  Power of Attorney (included on signature page of this registration statement).
     27.1  Financial Data Schedule.

---------------
+ We have applied for confidential treatment with respect to certain portions of these documents.

     (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in our financial statements or accompanying notes.

ITEM 17.  UNDERTAKINGS.

     (i) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (iii) The undersigned registrant hereby undertakes that:

          (1) For the purposes determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 31st day of March, 2000.

                                          ServiceWare.com, Inc.

                                          By: /s/     MARK TAPLING
                                            ------------------------------------
                                              Name: Mark Tapling
                                              Title: President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajiv Enand and Mark Finkel, and each of them, with full power to act without the other, such persons true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
                 /s/ MARK TAPLING                    President and Chief Executive      March 31, 2000
---------------------------------------------------  Officer
                   Mark Tapling

                  /s/ MARK FINKEL                    Vice President and Chief           March 31, 2000
---------------------------------------------------  Financial Officer
                    Mark Finkel

                  /s/ RAJIV ENAND                    Director                           March 31, 2000
---------------------------------------------------
                    Rajiv Enand

                  /s/ KEVIN HALL                     Director                           March 31, 2000
---------------------------------------------------
                    Kevin Hall

               /s/ SUSANNE HARRISON                  Director                           March 31, 2000
---------------------------------------------------
                 Susanne Harrison

                 /s/ BRUCE MOLLOY                    Director                           March 31, 2000
---------------------------------------------------
                   Bruce Molloy

                /s/ TIMOTHY WALLACE                  Director                           March 31, 2000
---------------------------------------------------
                  Timothy Wallace

---------------
The signatures above reflect the authorized signatures of this Registration Statement obtained upon its original filing on March 31, 2000, but inadvertently omitted from such filing in its electronic version.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 7th day of April, 2000.

                                          ServiceWare.com, Inc.

                                          By: /s/     MARK TAPLING
                                            ------------------------------------
                                              Name: Mark Tapling
                                              Title: President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                 /s/ MARK TAPLING                    President and Chief Executive         April 7, 2000
---------------------------------------------------  Officer
                   Mark Tapling

                  /s/ MARK FINKEL                    Vice President and Chief Financial    April 7, 2000
---------------------------------------------------  Officer
                    Mark Finkel

                  /s/ RAJIV ENAND                    Director                              April 7, 2000
---------------------------------------------------
                    Rajiv Enand

                  /s/ KEVIN HALL*                    Director                              April 7, 2000
---------------------------------------------------
                    Kevin Hall

               /s/ SUSANNE HARRISON*                 Director                              April 7, 2000
---------------------------------------------------
                 Susanne Harrison

                 /s/ BRUCE MOLLOY*                   Director                              April 7, 2000
---------------------------------------------------
                   Bruce Molloy

               /s/ TIMOTHY WALLACE*                  Director                              April 7, 2000
---------------------------------------------------
                  Timothy Wallace
                  ---------------

               *By: /s/ RAJIV ENAND
   ---------------------------------------------
                    Rajiv Enand
                 Attorney-in-fact

                                 EXHIBIT INDEX


    3.1  Form of Amended and Restated Certificate of Incorporation of
         the Registrant to be filed prior to completion of this
         offering.
    3.2  Form of Bylaws of the Registrant to be filed prior to completion of this offering.
    4.1  Registration Rights Agreement dated July 23, 1999.
   10.1  Loan Agreement, dated December 10, 1999, between the
         Registrant and PNC Bank.
   10.2  Agreement and Plan of Merger, dated July 13, 1999, between the Registrant and the parties thereto in connection with
         the acquisition of the Molloy Group.
   10.3  Commercial Lease Agreement, dated May 31, 1995, as amended, between the Registrant and Sibro Enterprises, for property located in Oakmont, Pennsylvania.
   10.4  First Amendment of Lease, dated June 30, 1998, between the
         Registrant and PW/MS OP SUB I, LLC., for property located in
         Piscataway, New Jersey
   10.5  2000 Stock Incentive Plan of Registrant.
   10.6  Employee Stock Purchase Plan of Registrant.
   10.7  ServiceWare, Inc. Amended and Restated Stock Option Plan.
  +10.8  Software Remarketing Agreement, dated August 3, 1999, between the Registrant and Tivoli Systems, Inc.
  +10.9  Microsoft Corporation Serviceware Knowledge Base License
         Agreement, dated June 29, 1998, between the Registrant and
         Microsoft Corporation.
  +10.10 Microsoft Knowledge Base Non-Exclusive License Agreement,
         dated June 29, 1998, between the Registrant and Microsoft
         Corporation, as amended.
  +10.11 Microsoft Knowledge Base Non-Exclusive License Agreement for
         Subscription Services, dated March 3, 1999, between the
         Registrant and Microsoft Corporation.
   10.12 Loan Agreements between the Registrant and certain of the
         Registrant's officers during the first quarter of 2000.
   10.13 Employment letter of Mark Tapling, dated July 22, 1999.
   10.14 Employment letter of Mark Finkel, dated January 18, 2000.
   10.15 Compensation letter of Rajiv Enand, dated January 19, 2000.
   10.16 Compensation, Consultation and Severance Agreement, dated
         July 23, 1999, between the Registrant and Bruce Molloy.
   10.17 License Agreement and Assignment, each dated July 23, 1999, between the Registrant and Bruce Molloy.
   23.1  Consent of Ernst & Young LLP (see Page   ).
   24.1  Power of Attorney (included on signature page of this registration statement).
   27.1  Financial Data Schedule.

---------------
+ We have applied for confidential treatment with respect to certain portions of these documents.